As filed with the Securities and Exchange Commission on May 29, 2009

Registration No. 333-147019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number	Identification Number)

111 Sutter Street, 22nd Floor

San Francisco, CA  94104

(415) 593-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward A. Giedgowd, Esq.

Chief Compliance Officer and General Counsel

111 Sutter Street, 22nd Floor

San Francisco, CA  94104

(415) 593-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Whitney A. Holmes, Esq.

Brian D.  Lewandowski, Esq.

Morrison & Foerster LLP

370 17th Street, Suite 5200

Denver, CO  80202

(303) 592-1500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Borrower Payment Dependent Notes	—	—	$500,000,000	$(2)

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)  The registration fee on the proposed maximum aggregate offering price of $500 million of securities was previously paid in connection with the registrant’s filing of its Registration Statement on Form S-1 with the Securities and Exchange Commission on October 30, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2009

$500,000,000 Borrower Payment Dependent Notes

This is a public offering to lender members of Prosper Marketplace, Inc., or Prosper, of up to $500,000,000 in principal amount of Borrower Payment Dependent Notes, or “Notes.”

We will issue the Notes in a series, with each series of Notes dependent for payment on payments we receive on a specific borrower loan described in a listing posted on our peer-to-peer online credit auction platform, which we refer to as our “platform.”  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower loans.”

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•                    Our obligation to make payments on a Note will be limited to an amount equal to the lender member’s pro rata share of amounts we receive with respect to the corresponding borrower loan for that Note, net of any servicing fees.  We do not guarantee payment of the Notes or the corresponding borrower loans.

•                  The Notes are special, limited obligations of Prosper only and are not obligations of the borrowers under the corresponding borrower loans.

•                  The Notes will bear interest from the date of issuance, have a fixed rate, be payable monthly and have an initial maturity of three years from issuance, which we may change from time to time.

•                  A lender member’s recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

We will offer Notes to our lender members at 100% of their principal amount.  The Notes will be offered only through our website, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange.  The Notes will not be transferable except through the Folio Investing Note Trader platform, or the “Note Trader Platform,” operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  There can be no assurance, however, that a market for Notes will develop on the Note Trader platform.  Therefore, lender members must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2009

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ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Borrower Payment Dependent Notes, or “Notes.”  This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.  We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Prosper,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Prosper Marketplace, Inc., a Delaware corporation.

Following the date of this prospectus, we plan to offer Notes continuously, and we expect that listings and sales of Notes will occur on a daily basis through the operation of our platform.  Prior to posting a borrower loan listings on our platform, we will file a prospectus supplement with the SEC containing all of the information set forth in the borrower listing.  After the prospectus supplement is filed with the SEC and posted on our website, we will post the borrower loan listing on our platform and offer to sell a series of Notes dependent for payment on payments we receive on that listed borrower loan.  No later than two business days after the date an auction closes and a series of Notes is sold, we will file a prospectus supplement with the SEC describing the aggregate principal balance, all borrower loan information set forth on the bidding page for that series of Notes in tabular form, the entire bidding history, the maturity date and final interest rate.  These prospectus supplements, which we refer to as “listing and sales reports,”  will provide information about the series of Notes offered for sale on our website that will correspond to the information contained in the corresponding borrower loan listing for that series of Notes.  Except for the initial listing and sales reports, for which no previous Notes sales will have occurred, as described above each listing and sale report may also set forth the final terms of each series of Notes sold on our platform.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments.  We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website.  When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus.  We currently anticipate that post-effective amendments will be required, among other times, when we change material terms of the Notes offered through our platform.  We currently expect that these changes will be disclosed in prospectus supplements posted on our website at the time of filing of the post-effective amendment, rather than through complete revisions to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering.  In addition, upon the effectiveness of our registration statement, we will be required to file annual, quarterly and current reports and other information with the SEC.  You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement.  Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement.  Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 17, before deciding whether to purchase our Notes.

Prosper provides a peer-to-peer online credit auction platform, which we refer to as our “platform,” that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrower members.

About the Platform

Our platform is an online auction-style marketplace that permits our lender members to bid on listings and purchase from Prosper Notes that are dependent for payment on payments we receive on the corresponding borrower loans described in the listing.  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively.  We refer to Prosper’s individual borrower members as “borrowers.”

Each listing sets forth the desired loan amount, maximum offered interest rate and corresponding yield percentage, a minimum yield percentage lender members may bid, the Prosper Rating and estimated loss rate for the listing, debt-to-income ratio, certain credit information from the borrower’s credit report, the borrower’s numerical credit score range, as well as the borrower’s self-reported annual income range, occupation and employment status, and the borrower’s group affiliation, if any.  Apart from the credit score range and information obtained from a credit report such as number of accounts delinquent, public records, and other such borrower credit information, none of the information regarding the borrower’s identity, income, financial status, or self-reported credit history is verified by Prosper. Such information is self-reported and should not be relied on by lender members in making investment decisions. Borrower listings may include photos and the borrower’s narrative description of why the loan is being requested, and of the borrower’s financial situation.  Borrowers are identified by a Prosper screen name but are not able to disclose in listings their identity or contact information to lenders.  Listings are displayed publicly on our platform, although certain information is only viewable by registered lender members.

Each listing will be assigned a proprietary credit rating by Prosper, referred to as the “Prosper Rating.”  The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing.  There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates.  The Prosper Rating will be derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  We will use these two scores to determine an estimated loss rate for each listing, which correlates to a Prosper Rating.  This new rating system allows Prosper to maintain consistency when assigning a rating to a listing.  See “About the Platform” for more information. The Prosper Rating and its associated estimated loss rate will be used to determine the minimum yield percentage for each listing, which is the minimum price lender members may bid on a listing.

The Notes.  Our lender members will have the opportunity to buy Borrower Payment Dependent Notes issued by Prosper, which are dependent for payment on payments we receive on the corresponding borrower loan.

Lender members access our platform and, by bidding, make purchase commitments for Notes that are dependent for payment on payments we receive on the corresponding borrower loan for that series and the minimum yield percentage they are willing to receive, subject to a minimum yield percentage established for each listing. By making a bid on a listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s winning bid.  The lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding of the corresponding borrower loan listed on our platform.  The Notes will be special, limited obligations of Prosper only and not obligations of any borrower.

The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  If Prosper were to become subject to a bankruptcy or similar proceeding, the holder of a Note would generally have a general unsecured claim against Prosper that may or may not be limited in recovery to such borrower payments.  To limit the risk of Prosper’s insolvency, Prosper will grant the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes.”

Prosper will pay principal and interest on each series of Notes in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Prosper receives on the corresponding borrower loan, net of Prosper’s servicing fee of 1%.  Prosper will pay lender members any other amounts Prosper receives on each corresponding borrower loan, including late fees and prepayments, subject to the servicing fee, except that Prosper will not pay to lender members any non-sufficient funds fees for failed borrower payments or collection fees we or a third-party collection agency charge.

Under the lender member registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Notes from the lender members. In the event we breach any of our other representations and warranties in the lender member registration agreement, and such breach materially and adversely affects a series of Notes, we will either indemnify the lender members, repurchase that series of Notes or cure the breach.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations.”  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations.”

Borrower Loans.  Our platform allows our borrower members to request loans by posting listings on the platform indicating a requested loan amount and the maximum interest rate they are willing to pay, up to a maximum interest rate of 36%, and subject to a minimum interest rate based on the Prosper Rating assigned to the borrower’s listing.  All borrower loans are unsecured obligations of individual borrower members with a fixed interest rate and a loan term currently set at three years, which Prosper anticipates extending in the near future to between three months to seven years. All borrower loans will have specified minimum and maximum principal amounts (currently between $1,000 to $25,000).  Lender members may access our platform and bid by indicating a minimum yield percentage that they are willing to accept. If at the end of the auction bidding period the listing receives bids totaling the loan amount requested by the borrower member, a loan will be made to the borrower at the interest rate determined from the auction bidding process.

All borrower loans will be funded by WebBank, a Federal Deposit Insurance Corporation (“FDIC”) insured, Utah-chartered industrial bank.  After funding a loan, WebBank sells and assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  The final yield percentage determined from the auction bidding process is the interest rate that will be set forth in the Note corresponding to the borrower loan.  WebBank has no obligation to purchasers of the Notes.  For all borrower loans, Prosper verifies the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Borrower listings are posted without our obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings.  This verification is normally done after the listing has been created and bidding has ended, but before the loan is funded, and therefore the results of our verification are not reflected in the borrower listings.  Borrower loans will be serviced by Prosper.  As of March 31, 2009, 7,932 (27.4%)  borrower loans have entered collection proceedings.  Of these borrower loans, 31.3% have been greater than 15 days past due at any one time; 27.4% have been greater than 30 days past due at any one time; 24.0% have been greater than 60 past due at any one time and borrower members under 277 borrower loans have failed to make a single payment. See “About the Platform.”

Lender Member Portfolio Plans.  Lender members may bid by creating a “portfolio plan” indicating the aggregate amount of funds to be bid on listings that meet specified criteria, including the maximum amount that may be bid on one listing, the type of listing, the minimum yield percentage the lender member is willing to receive and the specific borrower or loan criteria, such as the Prosper Rating, estimated loss rate, credit characteristics, group affiliation or debt-to-income ratio.  Lender members may have more than one portfolio plan in place at once and may make manual bids while one or more portfolio plans are in place.  See “About the Platform—How to Bid to Purchase Notes.”

Corporate Information

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Prosper’s telephone number at this location is (415) 593-5400.  Prosper’s website address is www.prosper.com.  The information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February of 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly.  Under that structure the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans.  In addition, we previously assigned one of seven letter credit grades based on the borrower’s credit score and displayed the borrower’s credit grade in the listing posted on our platform.  On the effective date of this prospectus, however, each listing will be assigned a Prosper Rating, which is derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.

From October 16, 2008 until the date of this prospectus, except for a brief period between April 28, 2009 and May 8, 2009 during which our wholly owned subsidiary Prosper Marketplace CA, Inc. conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only and no securities were issued, we did not offer lender members the opportunity to make any purchases on our platform.  During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members.  We continued to service all borrower loans originated on the platform on or before October 16, 2008, and lender members have been able to access their accounts, monitor their borrower loans and withdraw available funds without charges.  We also limited the borrowing side of our platform during this period.  Borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower.

Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to the date of this prospectus.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

THE OFFERING

Issuer	Prosper Marketplace, Inc.

Securities offered	Prosper Borrower Payment Dependent Notes, or “Notes,” issued in series, with each series dependent for payment on payments Prosper receives on a specific borrower loan.

Offering price	100% of principal amount of each Note.

Initial maturity date

Maturities currently are for three years and match the maturity date of the corresponding borrower loan. Prosper anticipates in the near future extending available loan terms to between three months to seven years at which time the Notes will have terms between three months to seven years.

Final maturity date/ Extension of maturity date

The final maturity date of each Note is the date that is one year after the initial maturity date. Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding borrower loan still due and owing to us after the final maturity date, we will have no further obligation to make payments on the Notes of the series even if we receive payments on the corresponding borrower loan after the final maturity date. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off the borrower loan at any time after the 31st day of its delinquency, and because we generally charge-off a loan after it becomes more than 120 days past due, a borrower loan may never reach the final maturity date.

Interest rate

Each series of Prosper Borrower Notes will have a stated, fixed interest rate equal to its yield percentage determined through the auction bidding process, which is the interest rate for the corresponding borrower loan, net of servicing fees.

Setting interest rate for Borrower Notes

Interest rates vary among the Notes, but each series of Notes that corresponds to a single borrower loan will have the same interest rate. Interest rates borrowers pay and the interest rates set forth in the Notes are determined in an auction format. Borrower members list the maximum interest rate they are willing to pay, up to a maximum interest rate of 36%, and subject to a minimum interest rate based on the Prosper Rating assigned to the borrower’s listing. The listings also display the yield percentage, which is the lender member’s effective yield, net of servicing fees. Lender members bid a minimum yield percentage they are willing to accept through the auction format discussed above, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing. The minimum interest rate applicable to each listing will be the interest rate that correspond to the yield percentage calculated by adding the national average certificate of deposit rate that matches the term of the loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. If by the end of the auction bidding period a listing receives purchase commitments in an aggregate amount equal to the full amount of the requested borrower loan, then the interest rate is fixed for the term of the Notes at the minimum yield percentage acceptable to all lender members who are the winning bidders for the Notes. To the extent there are multiple bids at the same yield percentage in an aggregate amount in excess of the requested loan amount, the bids placed earliest in time take precedence over later bids. The final yield percentage is determined at the end of a seven to fourteen-day auction bidding period. Borrower members may, however, elect to end the listing at any time after the listing receives bids totaling the requested loan amount. Borrower members may also elect to forego the potential benefits of continued auction bidding and designate their listing for “automatic funding,” in which case the bidding period will end automatically as soon as the listing receives bids totaling the amount requested in the listing, and the interest rate on the Notes will be fixed at the minimum yield percentage acceptable to all lender members who are winning bidders. See “About the Platform—How to Bid to Purchase Notes.”

Payments on the Notes

We will pay principal and interest on any Note a lender member purchases in an amount equal to the lender member’s pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of servicing fees and other charges. See “—Servicing Fees and Other Charges.” Each Note will provide for monthly payments over a term equal to the corresponding borrower loan. The payment dates for the Notes will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan. See “Summary of Material Agreements—Indenture as Form of Notes” for more information.

Borrower loans

Lender members will designate Prosper to apply the proceeds from the sale of each series of Notes to the purchase of the corresponding borrower loan. Each borrower loan is a fully amortizing consumer loan made by WebBank to an individual Prosper borrower member. Borrower loans currently have a term of three years, but Prosper anticipates in the near future extending available loan terms to between three months to seven years. Borrower members may request loans within specified minimum and maximum principal amounts (currently between $1,000 and $25,000), which are subject to change from time to time. WebBank subsequently assigns the borrower loan to Prosper without recourse to WebBank in exchange for the principal amount of the borrower loan. Borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Borrower loans may be repaid at any time by Prosper borrower members without prepayment penalty. Prosper verifies the borrower member’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Borrower listings are posted without our obtaining any documentation of the borrower member’s ability to afford the loan. In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings. This verification is normally done after the listing has been created and bidding has ended, but before the loan has funded, and therefore the results of our verification are not reflected in the listings. Prosper is responsible for servicing the borrower loans. See “About the Platform” for more information.

Security Interest—Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Prosper. All Notes will be unsecured special, limited obligations of Prosper. The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper and holders of the Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan. Accordingly, in the event of a bankruptcy or similar proceeding of Prosper, the relative rights of a holder of a Note, as compared to the holders of unsecured indebtedness of Prosper are uncertain. To limit the risk of Prosper’s insolvency, Prosper will grant the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture. Only the indenture trustee, not the holders of the Notes, will have a security interest in the above collateral. See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Servicing fees and Other Charges

We receive a servicing fee equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan, which we deduct from each lender member’s share of the borrower loan payments we receive. Listings set forth the servicing fee charged by Prosper. Because servicing fees reduce the effective yield to lenders, the yield percentage displayed in listings, which is the rate lenders must bid, is net of servicing fees.

Any non-sufficient fund fees charged to a borrower’s account will be retained by Prosper as additional servicing compensation. If a borrower loan enters collection, either Prosper or the collection agency will charge a collection fee of between 15% and 30% of any amounts that are obtained, in addition to any legal fees incurred in the collection effort. The collection fee will vary dependent upon the collection agency used. The collection fees charged by the various collection agencies can be accessed through a hyperlink on the bidding page on our platform. These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes and are not reflected in the yield percentage displayed in listings.

We will pay you any late fees we receive on borrower loans.

Use of proceeds	We will use the proceeds of each series of Notes to purchase the corresponding borrower loan obtained by the borrower member.

Electronic form and transferability

The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Folio Investing Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer. There can be no assurance that a market for the Notes will develop on the Note Trader platform and, therefore, lender members must be prepared to hold their Notes to maturity. See “About the Platform—Note Trader Platform” for more information.

U.S. federal income tax consequences

Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. If the Note has a maturity of one year or less, (1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See “Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability

To purchase Notes, lender members located in Alaska, Idaho, Kansas and Pennsylvania must satisfy minimum financial suitability standards and maximum investment limits. Specifically, lender members must either: (1) have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or (2) have a net worth (determined with the same exclusions) of at least $250,000. In addition, no lender member located in these states may purchase Notes in an amount in excess of 10% of the lender member’s net worth, determined exclusive of home, home furnishings and automobile.

Lender members that are residents of California must meet certain suitability requirements, described herein. There are no suitability requirements for individuals who have not purchased more than $2,500 of Notes in the past 12 months. To purchase more than $2,500 of Notes, a California lender member’s investment must not exceed 10 percent of his or her net worth, and either: (1) the lender member must have a minimum net worth of at least $75,000 and had minimum gross income of $75,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $75,000 during the current tax year; or (2) the lender member must have a minimum net worth, exclusive of homes, home furnishings and automobiles, of $200,000. Assets included in the computation of net worth shall be valued at not more than fair market value. For the purpose of this net worth requirement, both a husband and wife may be counted as a single individual.

Lender members should be aware that we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. If established, before making commitments to purchase Notes, each lender member will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits. See “Financial Suitability Requirements” for more information.

The following diagram illustrates the basic structure of our platform for a single series of Notes.  This graphic does not demonstrate many details of our platform, including the effect of prepayments, late payments, late fees or collection fees.  See “About the Platform” for more information.

Lender Member
Lender Member
Lender Member
Purchase price of Notes, designated to facilitate funding of a selected borrower loan
Notes, providing for payments equal to monthly payments received from borrowers, net of servicing fee of 1.0%.
Prosper Indenture
Prosper
Monthly payments of principal and interest on corresponding borrower loan
Purchase of selected corresponding borrower loan
Non-recourse sale of corresponding borrower loan promissory note
Borrower Member
Loan Proceeds
Corresponding borrower loan promissory note
WebBank

QUESTIONS AND ANSWERS

Q:               Who is Prosper?

A:                Prosper provides a peer-to-peer online credit auction platform that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrower members.

Q:               What is our platform?

A:                Our platform is an online auction-style marketplace that permits our lender members to bid on listings and purchase from Prosper Notes that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings.  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively.  Each listing sets forth the desired loan amount, borrower interest rate, yield percentage, and other information.

Q:               Who is WebBank?

A:                WebBank is an FDIC-insured Utah-chartered industrial bank that is authorized or permitted to make loans in the states where borrower members reside, and makes all borrower loans originated through our platform.

Q:               What is a borrower listing?

A:                A borrower listing is a request by a borrower member for a borrower loan in a specified amount, at an interest rate equal to the maximum interest rate set forth in the listing, and the yield percentage, which is the lender member’s effective yield, net of servicing fees.  In addition to the borrower’s requested loan amount and maximum interest rate, listings will show the Prosper Rating and estimated loss rate for the listing, and will also show the borrower’s numerical credit score range, as well as the debt-to-income ratio, summary information from the borrower’s credit report, and self-reported occupation, employment status and range of income, and may include photos and the borrower’s narrative description of why the loan is being requested, and of the borrower’s financial situation.  Borrower listings may also contain questions asked by lender members about the listing and the borrower member’s response to the questions.  Borrower members are identified by a Prosper screen name but are not able to disclose in listings their identity or contact information to lenders.  Borrower listings may only be created by individuals registered as borrowers on our platform.  Borrower listings are displayed publicly on our platform, although certain information is only viewable by registered lender members.  The specific numerical credit score received from the credit reporting agency is not displayed or disclosed to anyone (including the borrower).

Q:               What are borrower loans?

A:                Borrower loans are unsecured obligations of individual borrower members with an interest rate determined in an auction format.  Borrower loans currently have a term of three years, but Prosper anticipates in the near future extending available loan terms to between three months to seven years.  Each borrower loan is originated through our platform, funded by WebBank and sold and assigned to Prosper after it is made in exchange for the principal amount of the corresponding borrower loan.  Borrower members may request loans within specified minimum and maximum principal amounts, currently between $1,000 and $25,000.  Borrower loans are repayable in monthly installments and are unsecured and unsubordinated.  Borrower loans may be repaid at any time by borrower members without prepayment penalty.  A borrower loan will be made to a borrower member only if the borrower’s listing has received bids totaling the full amount of the requested loan.

Q:               Do lender members make loans directly to borrower members?

A:                No. Lender members do not make loans directly to borrower members.  Instead, lender members purchase Notes issued by Prosper, the proceeds of which are designated by the lender members who purchase the Notes to facilitate the funding of the borrower loan described in the listing.  We use all proceeds we receive from issuances of the Notes to purchase the corresponding borrower loans.  Even though lender members do not make loans directly to Prosper borrower members, the lender members will nevertheless be wholly dependent on the borrowers for repayment of the Notes.  If a borrower defaults on the payment obligations under the borrower loan, Prosper will not have any obligation to make payments to the holders of Notes dependent for payment on that borrower loan.

Q:               Who are our lender members?

A:                Our lender members are individuals and institutions that have the opportunity to buy our Notes.  Lender members must register on our website.  Any natural person at least 18 years of age who is a U.S. resident with a bank account and a social security number or any institution with a taxpayer identification number can be a lender member and place bids on our platform.  During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Prosper website, and must enter into a lender member registration agreement with Prosper, which will govern the terms under which a lender member may purchase Notes from Prosper.  In order to bid on a listing, a lender member must have funds on deposit in a Prosper funding account in at least the amount of the lender member’s bid.

Q:               Who are borrower members?

A:                Any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, with a bank account and a social security number that has registered with Prosper and passed our anti-fraud and identity verification process may be a borrower member.  Prosper currently allows borrower members to post listings on our platform regardless of their income.  Prosper reserves the right to restrict access to our platform by setting minimum credit or other guidelines for borrowers.  Currently, a borrower must have a credit score of at least 640 (before October 16, 2008, the minimum was 520) in order to post a listing on our platform, except that the minimum is 600 for borrower members who (1) had previously obtained a Prosper loan and paid off the loan in full, or (2) are seeking a second loan and otherwise eligible for a second loan.  In the future, Prosper may allow borrowers with a credit score below 640 to post listings as long as bids are made primarily from friends and family.

Q:               What is a bid?

A:                A bid on a listing is a lender member’s commitment to purchase a Note in the principal amount of the lender member’s bid.  A borrower loan will be made if the listing has received bids totaling the full amount of the requested loan.  Lender members “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on the borrower loan described in the listing, and the minimum yield percentage the lender member is to receive, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing.  The yield percentage displayed in listings is the lender member’s effective yield, net of servicing fees. The highest yield percentage lender members may bid on a listing is the yield percentage that corresponds to the maximum interest rate set by the borrower.  The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage.  Lenders must have funds in the amount of the bid in the Lender member’s funding account at the time the bid is made.  Currently, a bid may be between $50 and the full amount of the requested loan amount described in the listing.  Once a bid is placed, it is irrevocable, and during the time a bid is a “winning” bid on the listing, the amount of the bid is not permitted to be withdrawn from the lender member’s funding account.  Lender member bids become “winning” bids if such bids are in the group of bids for Notes that, in an aggregate, correspond to the requested loan amount of the corresponding borrower loan and are in the lowest yield percentage among all bids placed against the listing.

To the extent there are multiple bids at the same yield percentage in an aggregate amount in excess of the requested loan amount, the bids placed earliest in time take precedence over later bids.  When the total amount of all bids placed in the auction equals or exceeds the requested loan amount, further bids have to be placed at least 0.05% below the current winning yield percentage.  It is possible that only a portion of a lender member’s bid is winning on a listing.  Depending on the amount of the winning bids at the end of the auction period, there may be a winning bidder on a listing with a winning bid of less than $50.  There may be only one partial winning bidder.

Q:               What are our Borrower Payment Dependent Notes?

A:                Our lender members may purchase Borrower Payment Dependent Notes, or “Notes,” from Prosper.  We will issue the Notes in a series, with each series dependent for payment on payments we receive on a specific borrower loan.  The proceeds of each series of Notes are used to purchase the corresponding borrower loan upon which that series of Notes is dependent for payment. Each series of Borrower Notes will have a stated interest rate equal to the final yield percentage as determined from the auction bidding process.  The interest rate on the Note will be lower than the interest rate on the corresponding borrower loan because the yield percentage takes into account Prosper’s servicing fees for servicing the corresponding borrower loan.  We will pay principal and interest on any Borrower Note in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding borrower loan, net of our servicing fee of 1.0%.  We will also pay you any other amounts we receive on the borrower loans, including late fees and prepayments, subject to our servicing fee, if any, except that we will not pay you any non-sufficient funds fees or collection fees we or a third-party collection agency charge.  The Notes are special, limited obligations of Prosper only and not the borrowers.  The Notes will be unsecured and do not represent an ownership interest in the corresponding borrower loans.

Q:               How are interest rates and payments calculated on the Notes?

A:                The interest rate on a Note is the yield percentage that corresponds to the interest rate determined from the auction bidding process for the borrower loan that corresponds to the Note.  The final yield percentage is the minimum yield percentage for which there is sufficient participation among bidders, at the end of the auction period, to accommodate the requested loan amount set forth in the listing, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing.  The final yield percentage determined from the auction bidding process on a listing is the interest rate that will be set forth in the Note corresponding to the borrower loan described in the listing.  Payments are in an amount sufficient to amortize the Note amount over the term of the Note at the interest rate set forth in the Note.

Q:               What is a Portfolio Plan?

A:                Lender members may bid by creating a “portfolio plan” indicating the aggregate amount of funds to be bid on listings that meet specified criteria, including the maximum amount that may be bid on one listing, the minimum yield percentage the lender member is willing to receive and the specific borrower or loan criteria such as the Prosper Rating, estimated loss rate or credit score range of borrowers, credit, income and employment characteristics, group affiliations or debt-to-income ratio.  Lender members may have more than one portfolio plan in place at once and may make manual bids while one or more portfolio plans are in place.

Q:               How does the bidding process work for borrower listings?

A:                A bid on a borrower listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids totaling the full amount of the requested loan.  Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on the borrower loan described in the listing, and the minimum yield percentage they are willing to receive, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing. The highest yield percentage lender members may bid on a listing is the yield percentage that corresponds to the maximum interest rate set by the borrower.  The lowest yield percentage lender members may bid will be the minimum yield percentage set forth in the listing.  A borrower loan will be not made unless the listing has received bids totaling the full amount of the requested borrower loan.  Servicing fees will reduce the effective yield on a Note below the interest rate the borrower member pays on the borrower loan.  The final yield percentage determined from the auction bidding process on a borrower listing is the interest rate that will be set forth in the Note corresponding to the borrower loan requested in the borrower listing.

Q:               How is the minimum yield percentage for listings set by Prosper?

 A:           In order to create a consistent price range for each listing, Prosper has established a methodology that sets a minimum yield percentage for lender member bids.  Borrowers have the ability to set the maximum interest rate they are willing to pay up to a maximum interest rate of 36% and subject to a minimum interest rate based on the Prosper Rating assigned to the borrower’s listing.  The lowest yield percentage lender members may bid will be the minimum yield percentage set forth in the listing.  The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the borrower loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. See “About the Platform — Determining Estimated Loss Rate” for more information.    The national average certificate of deposit rate is a proxy for a risk free consumer rate and is published daily by bank rate.  The national average certificate of deposit rate that matches the term of the borrower loan will be used.  For example, for a listing that results in a three year loan, the three year national average certificate of deposit rate will be used.  The risk free rate will be updated on the third business day of each month based on the certificate of deposit rate published on BankRate.com on the first business day of each month.

Q:               How are the Notes being offered?

A:                We are offering the Notes directly to lender members only through our website for a purchase price of 100% of the principal amount of the Notes.  We are not using any underwriters, and there will be no underwriting discounts.

Q:               Will I receive a certificate for my Notes?

A:                No. The Notes are issued only in electronic form.  This means that each Note will be stored on our website.  You can view a record of the Notes you own and the form of your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:               Will the Notes be listed on an exchange?

A:                No. The notes will not be listed on any securities exchange.

Q:               Will I be able to sell my Notes?

A:                The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  There can be no assurance that a market for Notes will develop on the Note Trader platform and therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

Q:               Does Prosper verify the listing information provided by borrower members?

A:                When a borrower registers on our platform, we obtain his or her social security number, state driver’s license or state identification card number and bank account information in an effort to verify the borrower’s identity against data from consumer reporting agencies and other identity and anti-fraud verification databases.  Except for our verification of the borrower member’s identity, borrower listings are posted without our obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings.  Listings are selected for verification based on the requested loan amount, the borrower’s Prosper Rating, Debt-to-Income ratio and stated income.  For the period from September 1, 2007 through August 31st,2008, 22.6% of listings that achieved 70% funding (3,486 out of 15,436)  were selected for income and employment verification.  Of this population, 1,966 (37.7%) failed to respond or provided unsatisfactory information in response to the request.  This verification is normally done after the listing has been created and bidding has ended, but before the loan is funded, and therefore the results of our verification are not reflected in the borrower listings.

Q:               Will lender members have access to financial statements, financial histories or any other financial information of the borrower members?

A:                No. Lender members do not have access to financial statements, financial histories or any other financial information of the borrower members. Borrower members may elect to provide financial information in their listing description, or in response to lender members’ questions, but such information is not verified.

Q:               Are the Notes secured by any collateral?

A:                No.  All Notes will be unsecured special, limited obligations of Prosper.  The Notes do not restrict Prosper’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of Prosper and holders of the Notes do not have a security interest in the corresponding borrower loan or the proceeds of that loan. To limit the risk of Prosper’s insolvency, Prosper will grant the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.  Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

Q:               Does Prosper or WebBank participate in the platform as a lender member?

A:                No, neither Prosper nor WebBank participates in our platform as a lender member.  The directors or executive officers of Prosper have in the past and may in the future participate in their individual capacities as lender members on our platform.  WebBank is the originating lender on all borrower loans made through our platform, and then sells and assigns the borrower loans to Prosper.

Q:               Do lender members need to be licensed as a consumer lender or finance company?

A:                Our platform is designed and structured in a manner such that the activities performed by lender members on our platform do not trigger state lending or finance company licensing requirements.  States that have lending or finance company licensing laws normally require a lending license for persons who engage in the business of making loans.  All borrower loans originated on our platform are made by WebBank from WebBank’s own funds, and WebBank is the named lender on all promissory notes representing borrower loans.  Prosper performs its identity and anti-fraud verification process on all borrower loans and services the borrower loans.  WebBank is the originating lender and has authority to make borrower loans in all states where loans through the platform are available.  Persons who register as lender members do not lend money, but rather purchase Notes issued by Prosper.  The proceeds of the sale of Notes are not disbursed to borrowers.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information and “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:               Can borrower members have more than one loan outstanding at any one time?

A:                Yes.  Borrower members may have up to two borrower loans originated through the platform outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the then-current maximum allowable loan amount for borrower loans (currently $25,000).  Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding, the borrower member must satisfy additional criteria.  See “About the Platform—Platform Participants, Registration Requirements and Minimum Credit Criteria,” for more information.

Q:               How much money can lender members bid on our platform?

A:                Our platform currently allows lender members to bid as little as $50 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.

Q:               What is a Prosper Rating?

A:                Each listing will be assigned a proprietary credit rating by Prosper, referred to as the Prosper Rating.  The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing.  There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The Prosper Rating will be derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  The use of these two scores will determine an estimated loss rate for each listing, which correlates to a Prosper Rating.  This new rating system will allow Prosper to maintain consistency when assigning a rating to the listing.  See “About the Platform—Prosper Rating Assigned to Listings,” for more information.

Q:               Under what circumstances is Prosper required to offer to repurchase the Notes or indemnify lender members?

A.                 Under the lender registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Notes and credit the lender members’ accounts with the remaining unpaid principal balance of the Notes.  The determination of whether verifiable identity theft has occurred is in our sole discretion.  In the event we breach any of our other representations and warranties in the lender member registration agreement, and such breach materially and adversely effects a series of Notes, we will either indemnify the lender members, repurchase the series of Notes or cure the breach.  The limited circumstances where this may occur include the failure of the corresponding borrower loan to materially comply at origination with applicable federal and state law or if the listing describing the Note contains a Prosper score different from the score calculated by Prosper for that listing, or Prosper incorrectly applied its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing. Prosper is not, however, under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations.”

Q:               Why did Prosper revise its credit grading system?

A:                The goal of the new Prosper Rating system is to have our ratings align with loss rate tiers, rather than simply with credit score tiers, to facilitate understanding among lender members and to maintain consistency across listings.

Q:               What is a debt-to-income ratio?

A:                Part of a borrower’s credit profile displayed in listings is a debt-to-income ratio (or DTI).  DTI is a measurement of the borrower’s ability to take on additional debt.  This number takes into consideration how much debt the borrower has or will have, including the borrower loan.  The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income into his or her monthly debt payments, including the debt resulting from the borrower loan being requested. Debt amounts are taken from the borrower’s credit report without verification and exclude monthly housing payments.  The borrower’s income is self-reported and not verified by Prosper.

Q:               How do lender members receive payments on the Notes?

A:                All payments on the Notes are processed through our platform.  If and when we make a payment on a Note, the payment will be deposited in the lender member’s Prosper account.  Lender members may elect to have available balances in their Prosper account transferred to their bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

Q:               What are the fees and charges withheld from borrower loan payments and retained by Prosper?

A:                Servicing fees charged by Prosper are deducted from loan payments received on borrower loans, and reduce the lenders’ effective yield.  This reduction will be automatically taken into account by our platform in calculating the yield percentage displayed in listings.  See “About the Loan Platform—Loan Servicing and Collection” for more information.

Any non-sufficient fund fees charged a borrower’s account will be retained by Prosper and will not be remitted to you.  If collection action is taken in respect of a borrower loan, Prosper or the collection agency will charge a collection fee of between 15% and 30% of any amounts that are obtained.  The collection fee will vary dependent upon the collection agency used.  In addition, any legal fees incurred in connection with collection efforts will be deducted from any borrower loan payments Prosper receives.  These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes.  You will receive all other amounts Prosper receives on borrower loans, including late fees and prepayments, subject to our servicing fees.

Q:               What happens if a borrower misses a payment or does not repay the borrower loan?

A:                Borrowers who miss payments face the same consequences as they would if they missed payments on any similar form of bank or other commercial credit obligation, including in most cases the reporting of late payments to consumer reporting agencies.  Borrowers may also incur late fees for missed or delinquent payments, to the extent allowed by applicable law.  Late fees collected by Prosper on borrower loans are passed on to the lender members who own the Notes dependent for payment on that borrower loan.

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans.  When a borrower’s payment is late on a borrower loan, we communicate directly with the borrower to encourage repayment.  We normally refer borrower loans that become more than 30 days past-due to a nationally-licensed collection agency, which makes further attempts to collect delinquent amounts and have the borrowers bring the account current. We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency at any time, or elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time.  We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan.  Borrower loans that become more than 120 days past due are charged off.  Depending on market conditions, we either sell charged off loans to an unaffiliated third party debt purchaser or continue to collect on those accounts, and we may in our discretion institute legal proceedings to collect the debt.  In servicing borrower loans we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.  We report loan delinquencies and charge-offs to consumer reporting agencies, which negatively impacts the borrower’s credit file.  Borrowers whose loans are charged off are not permitted to post any further listings on our platform.  See “About the Platform—Loan Servicing and Collection” for more information.

Q:               What guarantees do lender members have that a Note will be paid?

A:                There are no guarantees that a Note will be paid.  See “Risk Factors—Risks Related to Borrower Default” for more information.

Q:               Can lender members collect on late payments themselves?

A:                No. Under the lender registration agreement, each lender member agrees that under no circumstances may a lender member attempt collection of a late payment, or any amounts owing on a borrower loan corresponding to their Note, themselves.  Lender members must depend on Prosper or third-party collection agents to pursue collection on delinquent borrower loans.  If collection action must be taken in respect of a borrower loan, Prosper or the collection agency will charge a collection fee of between 15% and 30% of any amounts that are obtained.  These fees will correspondingly reduce the amounts of any payments lender members receive on the Notes.

Q:               What happens if a borrower repays early?

A:                Borrower members are permitted to make extra payments on, or prepay, their borrower loans in part or in their entirety at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan, lender members will receive their pro-rata share of such prepayment, net of servicing fees, and interest will stop accruing after the date we receive the prepayment.  If a borrower partially prepays a borrower loan, we will pay lender members their share of the prepayment amount we receive, net of servicing fees, and the amount of the prepayment will reduce the principal amount on the Note.  See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:               How are the Notes treated for United States federal income tax purposes?

A:                Although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting.  If the Note has a maturity of one year or less,(1) if you are a cash-method taxpayer, in general, you will not have to include OID currently in income on your Note unless you elect to do so, and (2) if you are an accrual-method taxpayer, in general, you will have to include OID currently in income on your Note.  You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).  See “Material U.S. Federal Income Tax Considerations” for more information.

Q:               What is a group?

A:                A group can be any collection of people with common interests, including social, cultural, ethnic, professional, educational, athletic, religious, or any other official or unofficial affiliation.  Groups may consist of Prosper borrower members, lender members or registered Prosper users who have not taken a role, or any combination of the above.  Groups allow people to join together for the common goal of borrowing money at better rates and give borrowers an additional incentive—the borrower’s reputation in the group—to meet their obligation to repay a borrower loan.  Prosper does not approve or verify the group membership criteria and any claims of group affiliation by Prosper borrower members or lender members may be erroneous.

Q:               What are the benefits of group membership?

A:                Borrower listings identify the group, if any, to which the borrower belongs.  Prosper believes that a borrower’s identification with a group may attract bids from lender members with similar interests, resulting in borrower loans with potentially lower interest rates for the group’s borrowers, or a greater likelihood of loan funding.  As discussed above, Prosper does not verify the group membership criteria and any claims of group affiliation by Prosper borrower members or lender members may be erroneous.

Q:               Do groups or group leaders guarantee the borrower loans requested by their members?

A:                No. Neither groups nor group leaders guarantee their members’ obligations under any borrower loan in any way, nor do group members guarantee the borrower loans of fellow group members.  Borrowers are fully responsible for their own credit obligations.

Q:               Do groups or group leaders make bidding decisions or set rates for borrower loans requested by their members?

A:                No. Neither groups nor group leaders make bidding decisions or set interest rates, although members of groups who are lender members can affect rates by bidding on their fellow group members’ listings.

Q:               How is Prosper regulated?

A:                The servicing of Notes and the corresponding borrower loans is subject to state and federal regulation.  Prosper and the borrower loans originated on our platform must comply with applicable state laws, including licensing and disclosure requirements.  In addition, in connection with the origination and servicing of borrower loans, we must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  We are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies, such as the Federal Trade Commission, that administer the federal consumer protection laws.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:               How is WebBank regulated?

A:                WebBank’s lending activities are subject to state and federal regulation.  WebBank and the borrower loans it makes must comply with applicable state lending laws, to the extent such laws are not preempted by federal law applicable to state-chartered industrial banks.  In addition, WebBank must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  WebBank is subject to examination, supervision, and potential regulatory investigations and enforcement actions by state agencies that regulate Utah-chartered industrial banks, and federal agencies, such as the FDIC, that regulate industrial banks and administer the federal consumer protection laws.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

Q:               How does Prosper make money from our platform?

A:                Each time a borrower loan is funded, the borrower is charged a transaction fee equal to a specified percentage (currently 3.0%) of the amount of the borrower loan, subject to a specified minimum fee (currently $50).  Transaction fees on borrower loans are subject to change from time to time.  The transaction fee on borrower loans is paid by the borrower out of the proceeds of the borrower loan at the time the borrower loan is funded.  The transaction fee is paid to WebBank, and WebBank, in turn, pays Prosper amounts equal to the transaction fees as compensation for its loan origination activities.  In addition, Prosper currently charges lender members a servicing fee equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan, which we deduct from each lender member’s share of the borrower loan payments.

Q:               Are there any risks associated with an investment in the Notes?

A:                Yes.  The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors—Risks Inherent in Investing in the Notes” for more information.

Q:               Will lender members receive payments on the Notes in the event Prosper declares bankruptcy or otherwise experiences financial distress?

A:                If Prosper were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped even if the borrowers are making payments on the corresponding borrower loans.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  The recovery, if any, of a holder on a Note may be substantially delayed.  Even funds held by Prosper in an account for the benefit of the holders of Notes may potentially be at risk.  To limit the non-payment risk in connection with Prosper’s insolvency, Prosper will grant the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.  Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:               What if Prosper were to go out of business?

A:                If Prosper were to go out of business no new borrower loans would be created and we would assign our servicing obligations to a suitable third party loan servicer.  All existing Notes would be serviced to completion by such third party loan servicer.  The third party loan servicer would take over the administrative responsibilities related to the Notes such as the collection and transfer of borrower loan payments, providing timely payment notices, monthly lender member statements and required tax documentation, overseeing the collection of delinquent borrower loans, and reporting payment performance to consumer reporting agencies.  We have entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities in the event we can no longer do so.  The third party is a financial services company that has extensive experience and knowledge entering into successor loan servicing agreements.  They will also provide monthly investor reports on our loan servicing activity that will be available to Note holders.  If Prosper is unable to assign its servicing obligations to a suitable third party loan servicer, borrowers would still be obligated to make payments on their borrower loans, but a lender member’s ability to receive payments on the Notes may be substantially impaired.  See “Risk Factors—Risks Related to Prosper, Our Platform and Our Ability to Service the Notes” for more information.

Q:               What if WebBank were to go out of business?

A:                If WebBank were to go out of business and Prosper was unable to identify and reach agreement with a suitable state-chartered or federally-chartered bank to take the place of WebBank, loans would be made by Prosper under the authority of its state lending licenses or other applicable state law.  See “Risk Factors—Risks Relating to Compliance and Regulation—We rely on our agreement with WebBank to originate loans to borrower members on a uniform basis throughout the United States” for more information.

RISK FACTORS

Our Notes involve a high degree of risk.  You should carefully consider the risks described below before making a decision to invest in the Notes.  If any of the following risks actually occurs, you might lose all or part of your investment in the Notes.  You should also refer to the individual borrower profiles and borrower credit information provided on our platform.

Risks Related to Borrower Default

The Notes are risky and speculative investments for suitable investors only.

You should be aware that the Notes offered through our platform are risky and speculative investments.  The Notes are special, limited obligations of Prosper and depend entirely on payments to Prosper of obligations of borrower members under the corresponding borrower loans.  Notes are suitable only for lender members of adequate financial means.  If you cannot afford to lose the entire amount of your investment in the Notes you purchase, you should not invest in the Notes.  In addition, you should not assume that a Note is an appropriate investment for you because it corresponds to a borrower loan listed on our platform.

Payments on the Notes depend entirely on payments we receive on corresponding borrower loans.  If a borrower fails to make any payments on the corresponding borrower loan related to your Note, you will not receive any payments on your Note.

We will only make payments pro rata on a series of Notes after we receive a borrower’s payment on the corresponding borrower loan, net of our servicing fees.  We will not pay lender members any non-sufficient funds fees or collection fees we or a third-party collection agency charge.  Under the terms of the Notes, if we do not receive payments on the corresponding borrower loan, you will not receive any payments on your Note.

Your recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

Our borrower members supply a variety of unverified information that is included in the borrower loan listings on our website.  At the time a listing is posted on our website, we have not verified any of the information provided to us by our borrowers.  This information may be inaccurate or intentionally false.  In the limited circumstances where we verify the borrower’s stated income or employment status that appears in the listing, such verification is performed after the listing has been posted on our platform.  Borrower loan listing and borrower information available on our platform will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, information set forth in borrower loan listings filed in a prospectus supplement will be subject to the liability provisions of the Securities Act.  In general, Section 10b-5 and the liability provisions of the Securities Act provide the purchaser of securities with a right to bring a claim against the issuer for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made by the issuer not misleading.  Your recourse in the event this information is false or misleading may be extremely limited under the securities laws.  If you rely on false, misleading or unverified information supplied by borrowers in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note.

The Notes are special, limited obligations of Prosper only and are not directly secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrowers or any other party except Prosper, and are special, limited obligations of Prosper.  The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.  Although Prosper will grant the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited, the Note holders do not have a security interest in the borrower loans or the right to payment thereunder.

The borrower loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on Prosper or a third-party collection agency to pursue collection against any borrower.

Borrower loans are unsecured obligations of borrower members.  They are not secured by any collateral, and they are not guaranteed or insured by any third party or backed by any governmental authority in any way.  Prosper and its designated third-party collection agency will, therefore, be limited in their ability to collect on borrower loans.  Moreover, borrower loans are obligations of borrowers to Prosper as successor to WebBank, not obligations to the holders of Notes.  Holders of the Notes will have no recourse to the borrower members and no ability to pursue borrowers to collect payments under borrower loans.  Holders of the Notes may look only to Prosper for payment of the Notes.  Furthermore, if a borrower fails to make any payments on the borrower loan, the holder of the Notes corresponding to that borrower loan will not receive any payments on their Notes.  The holder of such Notes will not be able to pursue collection against the borrower and will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted borrower loan.  In addition, as described in this prospectus, in the unlikely event that we receive payments on the borrower loan relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.  See “Summary of Material Agreements Indenture and Form of Notes.” for more information.

Some of the borrowers on our platform have “subprime” credit ratings, are considered higher than average credit risks, and may present a high risk of loan delinquency or default.

Some of the borrowers on our platform are people who have had difficulty obtaining loans from banks and other financial institutions on favorable terms, or on any terms at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios.  Therefore, acquiring Notes that are dependent for payment on payments we receive on the corresponding borrower loans of such borrowers may present a high risk of loan delinquency or default.  Since our inception in November 2005 through October 16, 2008, we have facilitated 28,938 borrower loans with an average original principal amount of $6,172 and an aggregate original principal amount of $178,593,222 on our platform.  As of March 31, 2009, of these outstanding loans, 54.9% were current, 18.3% were paid in full, 1.2% were 15 to 30 days late, and 4.8% were more than 30 days late.  In addition, of these outstanding loans:

•            9,065 loans, or 31.3%, have ever been more than 15 days past due on at least one occasion;

•            7,932 loans, or 27.4%, have been more than 30 days past due on at least one occasion at one time;

•            6,956 loans or 24.0% have been more than 60 days past due on at least one occasion; and 5,839 loans or 20.2% had defaulted (a borrower loan is considered to have defaulted when it is more than 120 days past due or has filed a bankruptcy which has been discharged).

Selected historical loss rates on the Notes can be found in this prospectus under the heading “About the Platform—Historical Information About Our Borrowers and Outstanding Borrower Loans.”  There can be no assurance that such historical loss rates will be indicative of future loss rates or the likelihood of the delinquency or default by a borrower under a borrower loan upon which a series of Notes is dependent for payment.

Prospective borrowers are not required to have a maximum debt-to-income ratio.

We do not require borrowers to have a maximum debt-to-income ratio (or “DTI”) in order to have borrower loans listed on our platform.  The DTI is a measurement of the borrower’s ability to take on additional debt.  Because a borrower is not required to have a maximum DTI, our platform may contain borrower loan listings that have a higher risk of default than would otherwise be the case if a maximum DTI was required.

The credit information of a borrower member may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose all or part of the price you paid for a Note.

We obtain borrower credit information from consumer reporting agencies, and assign borrower listings a Prosper Rating based in part on the borrower’s credit score.  A credit score that forms a part of the Prosper Rating, assigned to a borrower listing may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data.  We generally do not verify the information obtained from the borrower’s credit report.  Similarly, the borrower credit data displayed in borrower listings may be based on outdated, incomplete or inaccurate consumer reporting data from the consumer report obtained on the borrower.  Moreover, lender members do not, and will not, have access to financial statements of borrower members or to other detailed financial information about borrower members.  In addition, we currently retrieve a subsequent consumer report and credit score for a borrower member after the previous consumer report is more than 30 days old.  Therefore, there is a risk that a borrower may have become delinquent in a payment, defaulted on a debt obligation, taken on more personal debt, or sustained other adverse financial events after the date the last consumer report was retrieved, and the Prosper Rating assigned to the borrower may not accurately reflect the borrower’s actual current creditworthiness.

As the Prosper Rating to be assigned to listings after the date of this prospectus is the result of a new credit grading system developed by Prosper, you should not look at the performance history of our borrower loans with the same letter grade as the Prosper Rating as a valid indication of how the borrower loan upon which a Note is dependent for payment will perform in the future.

Prosper will implement a new credit grading system on the effective date of this prospectus.  Each listing will be assigned a Prosper Rating that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing.  Initially, the Prosper Rating will be indicated by the same seven letter credit grades previously used to indicate the borrower’s credit grade for each borrower loan listed on our platform.  The Prosper Rating allows Prosper to maintain consistency when assigning a rating to the borrower. The Prosper Rating will be derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  Although the same seven letter credit grades will be used to represent the Prosper Rating, the letter credit grades will not be comparable as they are computed in a different manner and represent a different risk profile.  Moreover, Prosper adopted the new credit rating system, in part, due to variations in loss rates among borrower members with the same credit grade due to variations in the borrower’s credit characteristics within a credit score tier.  Accordingly, you should not look at the performance history of our borrower loans with a letter grade the same as the Prosper Rating as a valid indication of how the borrower loan upon which a Note is dependent for payment will perform in the future.

Information supplied by borrowers may be inaccurate or intentionally false. Information regarding income and employment is not verified in the majority of cases.

Borrower members supply a variety of unverified information regarding group membership, purpose of the loan, income, occupation, and employment status that is included in the borrower loan listings on our website.  We do not verify this information, and this information may be inaccurate.  In addition, we generally do not verify a borrower’s stated income, employment status or occupation, and the information borrowers supply may be inaccurate or intentionally false.  Prosper borrowers may misrepresent their intentions for the use of borrower loan proceeds.  Prosper and WebBank do not verify any statements by Prosper borrowers as to how loan proceeds are to be used and do not confirm after loan funding how loan proceeds were used.  All listings are posted on our platform without our verifying the borrower’s stated income or employment status that appears in the listing.  Lender members should not rely on borrower’s self-reported information such as income, employment status, or occupation in making investment decisions.  In the limited cases in which we have selected Prosper borrower members for income and employment verification, the verification is normally done after the listing has been created and bidding has ended but prior to the time the borrower loan is funded.  From the period from September 1, 2007 to August 31, 2008, when we have conducted pre-funding income and employment verification approximately 56% of these borrowers have provided us with satisfactory responses and received a borrower loan; approximately 38% of these borrowers either did not provide satisfactory responses or did not respond, and their listings were cancelled; and approximately 6% of these borrowers either withdrew their listing or failed to receive bids totaling the amount of their requested loan. Of listings that achieved at least 70% during this period, 22.6% (3,486 out of 15,436) were selected for income and employment verification.  These listings were selected based on a combination of factors including amount of loan requested, Prosper Rating, Debt-to-Income ratio and stated income.  The identity of borrowers is not revealed to lender members, and lender members have no ability to obtain or verify borrower information either before or after they purchase a Note.  Potential lender members may only communicate with Prosper borrower members through website postings on our platform and then only on an anonymous and unverified basis.  If you rely on false, misleading or unverified information supplied by borrowers in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note.

The Prosper Rating may not accurately set forth the risks of investing in the Notes and no assurances can be provided that actual loss rates for the Notes will come within the expected loss rates indicated by the Prosper Rating.

Prosper will offer to indemnify or repurchase the Notes from the lender members in the event of a material default under the borrower loan corresponding to the Note only under the following circumstances:  (1) a Prosper score different from the Prosper score calculated by Prosper for the listing at issue is inserted in that listing, or (2) Prosper incorrectly applied its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the borrower listing.  Prosper will not, however, be under any obligation to indemnify or repurchase a series of Notes because of any other inaccuracy in the Prosper score or Prosper Rating.  For example, the Prosper Rating may be inaccurate because Prosper correctly applied its formula, but the credit bureau information was incorrect, or because the performance was worse than expected.  The Prosper Rating is not a recommendation by Prosper to buy, sell or hold the Notes.  In addition, no assurances can be provided that actual loss rates for the Notes will fall within the expected loss rates indicated by the Prosper Rating.

Some borrowers may use our platform to defraud lender members, which could adversely affect your ability to recoup your investment.

We use identity and fraud checks with external databases to authenticate each borrower member’s identity.  Although we use diligent efforts in this regard, there is a risk that our fraud checks could fail and fraud may occur.  In addition, borrower members may misrepresent their intentions regarding the purpose of the borrower loan or in other information contained in borrower listings, which we do not verify.  While we will repurchase Notes in limited circumstances, e.g., a material default on the corresponding borrower loan resulting from verifiable theft of a borrower’s identity, or resulting from the failure of the corresponding borrower loan to materially comply at origination with applicable federal and state law, we are not obligated to repurchase a Note from you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a borrower listing, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, a borrower member’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the borrower loan.  If Prosper repurchases a Note, only the outstanding principal balance will be returned to the lender member.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations” for more information.

The fact that Prosper will have the exclusive right and ability to investigate claims of identity theft in the origination of loans creates a potential significant conflict of interest between Prosper and the lender members.

Prosper has the exclusive right to investigate claims of identity theft and determine, in its sole discretion, whether verifiable identity theft has occurred. Verifiable identity theft triggers an obligation by Prosper to repurchase a loan.  As Prosper is the sole entity with the ability to investigate and determine verifiable identity theft, which triggers its repurchase obligation, a conflict of interest exists. Lender members will be relying solely on Prosper to investigate incidents which might require Prosper to repurchase a loan. The short term denial of a claim under Prosper’s identity theft guarantee would save Prosper from its repurchase obligation.

We do not have significant historical performance data about borrower performance on the borrower loans.  Loss rates on the borrower loans may increase and prior to investing you should consider the risk of non-payment and default under our outstanding borrower loans.

We are in the early stages of our development and have a limited operating history.  We began offering loans publicly through the platform in February of 2006.  Due to our limited operational history, we do not have significant historical data regarding the performance of our borrower members under the borrower loans, and we do not yet know what the long-term loan loss experience will be.  The estimated loss rates we display on the website and use to determine the Prosper Rating have been developed from our loss histories.  Moreover, information we have on the historical loss rates under the borrower loans occurred prior to the recent contraction in the global financial and credit markets and significant downturn in the United States economy.  Accordingly, borrower loans originated on our platform may default more often than similar loans have defaulted in the past, which increases the risk of investing in the Notes.

If payments on the corresponding borrower loans relating to your Notes become more than 30 days overdue, it is likely you will not receive the full principal and interest payments that you expect to receive on your Notes, and you may not recover any of your original purchase price.

If a borrower fails to make a required payment on a borrower loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the borrower loan.  Referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past due will be considered reasonable collection efforts.  Since our inception in November 2005 through October 16, 2008, we have facilitated 28,938 borrower loans.  With respect to our outstanding loans as of March 31, 2009:

•            1.0% were 15 to 30 days late and 31.3% had been more than 15 days past due on at least one occasion; and

•            3.8% were more than 30 days late and 27.4%, had been more than 30 days past due on at least one occasion.

If we refer a borrower loan to a collection agency, Prosper will not have any other obligation to attempt to collect that borrower loan.  We may also handle collection efforts in respect of a delinquent borrower loan directly.  If payment amounts on a delinquent borrower loan are received from a borrower more than 30 days after their due date, then we, or, if the delinquent loan is referred to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower as a servicing fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding borrower loan.  Collection fees range from 15% to 30% of recovered amounts.  See “About the Platform—Loan Servicing and Collection” for more information.

Neither Prosper nor the collection agency may be able to recover some or all of the unpaid balance of a non-performing borrower loan, and a lender member who has purchased a Note dependent for payment on the non-performing borrower loan would then receive nothing or a small fraction of the unpaid principal and interest payable under the Note.  You must rely on the collection efforts of Prosper or the applicable collection agency to which such borrower loans are referred.  You are not permitted to attempt to collect payments on the borrower loans in any manner.

Loss rates on the borrower loans may increase as a result of economic conditions beyond our control and beyond the control of the borrower member.

Borrower loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers.  In particular, loss rates on borrower loans may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.  The recent contraction in the global financial and credit markets and significant downturn in the United States economy will likely result in an increased rate of default under the borrower loans in the future.  Accordingly, no reliance should be made on the historical loss rates on borrower loans in determining whether to purchase your Notes.  As the current economic crisis is largely unprecedented in recent history, we cannot predict the impact these events will have on a borrower’s ability to repay future borrower loans originated on our platform.  We do not expect, however, that loss rates for borrower loans will decrease in the immediate future.

In the unlikely event that we receive payments on the corresponding borrower loans relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding borrower loan remain due and payable to Prosper upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date.  If there are any amounts under the corresponding borrower loan still due and owing to Prosper after the final maturity, Prosper will have no further obligation to make payments on the Notes of the series even if Prosper receives payments on the corresponding borrower loan after the final maturity.

In general, the borrower loans on which the Notes are dependent do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the borrower loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a borrower incurs additional debt after the date of the borrower loan, the additional debt may impair the ability of that borrower to make payments on his or her borrower loan and your ability to receive the principal and interest payments that you expect to receive on a Note dependent for payment on payments we receive on that corresponding borrower loan.  In addition, the additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower.  To the extent that the borrower has or incurs other indebtedness and cannot pay all of his or her indebtedness, the borrower may choose to make payments to other creditors, rather than Prosper, on the borrower loan.

To the extent borrowers incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower’s ability to repay the borrower loan on which your Note is dependent for payment.  Borrower members may also choose to repay obligations under secured indebtedness before repaying borrower loans originated through our platform because there is no collateral securing these borrower loans.  A lender member will not be made aware of any additional debt incurred by a borrower member after the date of the borrower listing.

Because the interest rate payable on the Notes is determined through an auction process and is not tied directly to the creditworthiness of the borrower, the interest rate of the Notes may not be adequate to compensate you for the risks associated with the particular Note.

The interest rate on a Note is the rate determined by our platform’s auction system and is fixed at the minimum yield percentage acceptable to all lender members who are the winning bidders at the expiration of the auction bidding period for Notes that are dependent for payment on payments we receive on the corresponding borrower loan described in the listing.  Because the interest rate on a Note is not tied directly to the creditworthiness of the borrower, the interest rate of the Note may not be adequate to compensate you for the risks associated with the borrower loan upon which the Note is dependent for payment.

A borrower may request that his or her bank “chargeback” a payment on a borrower loan upon which a Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in your funding account.

A borrower chargeback is a process by which a borrower who has made a payment on a borrower loan has his or her bank cancel the payment or request a refund of that payment.  We withhold payments to lender members up to six business days after the payment was initiated.  If the chargeback occurs between six and 60 days after the initiation of payment, you must rely on us to contest the chargeback if we deem it appropriate.  If a borrower successfully processes a chargeback between six and 60 days after initiation of payment, such payment will be deducted from your Prosper account, and if you have withdrawn funds in the interim, a negative cash balance may result. Amounts received on borrower loans corresponding to your Notes payments and deposited into your Prosper funding account are subject to set-off against any negative balance or shortfall resulting from ACH returns of transfers or deposits of funds to your Prosper funding account.

Peer-to-peer lending is a new lending method and our platform has a limited operating history.  Borrowers may not view or treat their obligations as having the same significance as traditional lending sources, such as bank loans and borrower loans may have a higher risk of default that loans with a similar credit score.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding borrower loan.  Borrowers may not view peer-to-peer lending obligations originated on our platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions.  If a borrower neglects his or her payment obligations on a borrower loan upon which payment of the corresponding Note is dependent or chooses not to repay its borrower loan entirely, you may not be able to recover any portion of your investment in a Note.

Our platform may fail to comply with borrower protection laws such as state lending laws, or federal consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act.  Borrowers may make counterclaims against us, any collection agency or you after collection actions have commenced.

Applicable state laws generally regulate interest rates and other charges and require certain disclosures.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of a borrower loan upon which a series of Notes is dependent for payment.  The borrower loans are also subject to federal laws, including, without limitation, the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loan; the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower’s credit history.  We may not always have been and may not always be in compliance with these laws.  Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal of or interest on the borrower loans and could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability.  The occurrence of any of these events may harm our business and our ability to maintain our platform and may result in borrowers rescinding their borrower loans.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

We regularly review the requirements of these laws and take measures aimed at ensuring that the borrower loans originated on our platform meet the requirements of all applicable laws.  However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect.  Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectibility of a borrower loan.

In general, the borrower loans do not contain any cross-default or similar provisions.  If a borrower defaults on any of their other debt obligation, our ability to collect on the borrower loan on which your Notes are dependent for payment may be substantially impaired.

In general, the borrower loans do not contain cross-default provisions.  A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower.  Because the borrower loans generally do not contain cross-default provisions, a borrower’s loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations, unless there are independent grounds for a default on the borrower loan.  In addition, the borrower loan will not be referred to a third-party collection agency for collection because of a borrower’s default on any of the borrower’s other debt obligations.  If a borrower defaults on debt obligations owed to a third party and continues to satisfy the payment obligations under the borrower loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the borrower loan.  Payments on Notes may be substantially reduced if a borrower subsequently defaults on a corresponding borrower loan, and we may be unable to recoup any or all of the expected principal and interest payments on these Notes.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of your Notes.

Borrowers on borrower loans may seek protection under federal bankruptcy law or similar laws.  If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on the borrower loan on hold and prevent further collection action absent bankruptcy court approval.  If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower’s loan account into “bankruptcy status.” When this occurs, we terminate automatic monthly ACH debits on borrower loans and we will not undertake collection activity without bankruptcy court approval.  Whether any payment will ultimately be made or received on a borrower loan after a bankruptcy status is declared depends on the borrower’s particular financial situation.  It is possible that the borrower’s liability on the borrower loan will be discharged in bankruptcy.  In most cases, unsecured creditors, including Prosper as the owner of the borrower loans, will receive nothing, or only a fraction of any amount outstanding on their loans.  See “About the Platform—Loan Servicing and Collection” for more information.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may delay or impair our ability to collect on a borrower loan corresponding to your Note.  The Servicemembers Civil Relief Act, or “SCRA,” requires that the interest rate on preexisting debts, such as borrower loans, be set at no more than 6% while the qualified service member or reservist is on active duty.  A holder of a Note that is dependent on such a borrower loan will not receive the difference between 6% and the original stated interest rate for the borrower loan during any such period.  This law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any borrower loans in default, and, accordingly, payments on Notes that are dependent for payment on payments we receive on these corresponding borrower loans.  If there are any amounts under such a borrower loan still due and owing to Prosper after the final maturity of the Notes that correspond to the borrower loan, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes.  We do not take military service into account in assigning a Prosper Rating to borrower listings.  In addition, as part of the borrower registration process, we do not request Prosper borrower members to confirm if they are a qualified service member or reservists within the meaning of the SCRA.  See “Government Regulation—Regulation and Consumer Protection Laws—Servicemembers Civil Relief Act” for more information.

The death of a borrower may substantially impair your ability to recoup the full purchase price of Notes or to receive the interest payments that you expect to receive on the Notes.

If a borrower with outstanding obligations under a borrower loan dies while the borrower loan is outstanding, generally, we will seek to work with the executor of the estate of the borrower to obtain repayment of the borrower loan.  However, the borrower’s estate may not contain sufficient assets to repay the borrower loan on which your Note is dependent for payment.  In addition, if a borrower dies near the end of a borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such borrower loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Prosper is not obligated to repurchase any Notes except in limited circumstances.  If Prosper is unable to meet its repurchase obligations, you may lose your entire investment in the Notes.

Prosper is not obligated to repurchase any Note except in limited circumstances, such as material default on a Note resulting from verifiable theft of a borrower’s identity, or resulting from the failure of the corresponding borrower loan to materially comply at origination with applicable federal and state law.  The lender registration agreement provides that, in the event of a material breach of our representations and warranties, we must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the defect in the Note.  We are not, however, obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.  Even if we are obligated to repurchase a Note, there can be no assurance that we will be able to meet our repurchase obligation.  If we are unable to meet our repurchase obligations you may lose all of your investment in the Note.  See “About the Platform—Prosper’s Note Repurchase and Indemnification Obligations” and “Summary of Material Agreements—Lender Registration Agreement” for more information.

Risks Inherent in Investing in the Notes

If you decide to invest through our platform and concentrate your investment in a single Note, you may increase your risk of borrower defaults.

Your expected return on your investment in the Notes depends on the performance of the borrowers on their respective obligations under the corresponding borrower loan.  There are a wide range of Prosper Ratings and listings on our platform and we expect some borrowers to default on their loans.  If you decide to invest through our platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single borrower loan.  For example, if you plan to purchase $200 of Notes, and choose to invest the entire $200 in a single Note instead of in four $50 Notes corresponding to the borrower loans of four different borrowers, your entire $200 investment will depend on the performance of a single borrower loan.  It may be desirable to diversify your portfolio in order to reduce the risk that you could lose your entire investment due to a single default, or a small number of defaults.  However, diversification does not eliminate the risk that you may lose some, or all, of your investment in the Notes.

Our platform allows a borrower member to prepay a borrower loan at any time without penalty.  Borrower loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower loan prepayment occurs when a borrower decides to pay some or all of the principal amount on a borrower loan earlier than originally scheduled.  Borrowers may decide to prepay all or a portion of the remaining principal amount at any time without penalty.  In the event of a prepayment of the entire remaining unpaid principal amount of a borrower loan on which your Notes are dependent for payment, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made.  If a borrower prepays a portion of the remaining unpaid principal balance on a borrower loan on which your Notes are dependent for payment, the term of the borrower loan will not change, but interest will cease to accrue on the prepaid portion.  If a borrower prepays a borrower loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes corresponding to that borrower loan.  In addition, you may not be able to find a similar rate of return on another investment at the time at which the borrower loan is prepaid.  Prepayments are subject to our servicing fee, even if the prepayment occurs immediately after issuance of your Note.  See “Summary of Material Agreements—Indenture and Form of Notes.” for more information.

Prevailing interest rates may change during the term of your Notes.  If this occurs, you may receive less value from your purchase of the Note in comparison to other ways you may invest your money.  Additionally, borrowers may prepay their borrower loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The borrower loans on which the Notes are dependent for payment bear fixed, not floating, rates of interest.  If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested the purchase price in a different investment.

While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower’s payments on the corresponding borrower loan, if prevailing interest rates exceed the rate of interest payable on the borrower loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

There is no prepayment penalty for borrower members who prepay their borrower loans.  If prevailing interest rates on consumer loans decrease, borrowers may choose to prepay their borrower loans with money they borrow from other sources or other resources, and you may not receive the interest payments on your Note that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

The Notes will not be listed on any securities exchange, will not be transferable except through the Note Trader platform, and can be held only by our lender members.  You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through our Note Trader platform and there can be no assurance that a market for Notes will develop on the Note Trader platform, or that the Note Trader platform will continue in operation.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

If the Note Trader platform fails to develop, or if the Note Trader platform develops but you cannot find a purchaser for the Notes that you wish to sell, you will be forced to hold the Notes for their remaining term.

As soon as practicable after the date of this prospectus, Prosper intends to establish the Note Trader platform on which the Notes may be sold by lender members who own the Notes to other lender members.  We cannot guarantee that a trading market will develop for the Notes.  A Note offered for sale on the trading platform must be purchased in its entirety by a single lender member and Notes with a high outstanding principal balance may be more difficult to sell due to the smaller number of lender members with the ability to purchase such Notes.  In addition your ability to sell your Note will likely be affected in any adverse changes in the credit status of the borrower under the corresponding borrower loan, in addition to the other risks discussed in this prospectus.  If these situations occur, you may be forced to hold the Note for its remaining term.

If you choose to post your Notes for sale on the Note Trader platform, you may not realize the expected return on your investment due to changes in the creditworthiness of the borrower under the corresponding borrower loan.

The ability to sell your Note on the Note Trader platform (should the Note Trader platform be successfully developed) does not guarantee that you will be able to find a lender member willing to buy the Note at a price acceptable to you, or at all.  If the borrower becomes delinquent in payments under the corresponding borrower loan upon which your Note is dependent for payment, your ability to sell the Note on our Note Trader platform will be substantially impaired.  You may have to offer the Note for sale at a substantial discount, and there is no guarantee that you will receive the expected value of the Note or any value at all.  Additionally, lender members may be less willing to bid for and purchase your Note if prevailing interest rates have changed or other investing activities have proven more attractive while you have held the Note.

The minimum yield percentage established for each borrower listing may prevent you from indirectly funding a borrower loan at a rate more favorable to a borrower and may limit the social lending features of our platform.

Each borrower listing will establish a maximum and minimum yield percentage for each borrower listing.  Any bid by a lender member below the minimum yield percentage established for the borrower listing will not be accepted.  The restriction on a lender member’s ability to place a bid below the minimum yield percentage established for a borrower listing may have an adverse impact on your ability to lend funds for social or charitable purposes on our platform.  For example, your ability to indirectly fund a borrower loan requested by a relative or a group member will be restricted to the minimum yield percentage, which may be substantially higher than the yield percentage you would otherwise have bid.

You do not earn interest on funds held in your lender member account with Prosper.

Your Prosper funding account represents an interest in a pooled bank account that does not earn interest.  See “About the Platform—Treatment of Lender Member Balances” for more information.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  However, although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.  You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note.  For example, if the Notes are treated as our equity, (1) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (2) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.  A different characterization may significantly reduce the amount available to pay interest on the Notes.  You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

Our ability to pay principal and interest on a Note may be affected by our ability to match the timing of our income and deductions for U.S. federal income tax purposes.

You should be aware that our ability to pay principal and interest on a Note may be affected by our ability, for U.S. federal income tax purposes, to match the timing of income we receive from a corresponding loan that we hold and the timing of deductions that we may be entitled to in respect of payments made on the Notes that we issue.  For example, if the Notes, but not the corresponding loans to the Notes, are treated as contingent payment debt instruments for U.S. federal income tax purposes, there could be a potential mismatch in the timing of our income and deductions for U.S. federal income tax purposes, which could affect our ability to make payments on the Notes.

Risks Related to Prosper, Our Platform and Our Ability to Service the Notes

We face a contingent liability for securities law violations in respect of loans sold to our lender members from inception until October 16, 2008.  This contingent liability may impair our ability to operate our platform and service the borrower loans that correspond to your Notes.

Loans sold to lender members through our platform from our inception until October 16, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws.  To date, the following litigation has resulted from our prior operations.

•    In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against us.  In connection with such proceedings, we agreed to a settlement with the SEC and consented to the entry of a Cease and Desist order, in which we neither admitted nor denied liability, which was approved by the SEC on November 20, 2008.  The cease and desist order included a finding that we violated the registration requirements of the Securities Act, and required that we cease and desist from committing or causing any violations and any future violations in the future.

•    On November 26, 2008, Prosper and the North American Securities Administrators Association, or “NASAA,” executed a settlement term sheet.  The term sheet sets forth the material terms of a consent order to resolve matters relating to our sale and offer of unregistered securities and the omission of material facts in connection with such offers and sales.  NASAA will recommend that each state adopt the terms of the settlement, however, the settlement is not binding on any state.  The terms of the settlement involved our payment of up to $1 million, which NASAA will allocate among the 50 states and the District of Columbia, where we conduct business, based on the loan sale transaction volume in each state.  We will not be required to pay any portion of the fine allocated to those states that do not execute a consent order with Prosper.  The terms of the settlement require the states to terminate their investigation of our activities related to the sale of securities before November 24, 2008.  If a state does not elect to participate in the NASAA settlement, such state would not be prevented from pursuing its own remedies in connection with our sale of securities before November 24, 2008.  We have reached agreement with NASAA on the final terms of the consent order for consideration by the states.  We have accrued approximately $506,000 in connection with the contingent liability arising from the settlement term sheet in accordance with SFAS No. 5, Accounting for Contingencies.

•    On November 26, 2008, a class action lawsuit was filed against us the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008 and alleges that we offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against us.

As a result of our prior operations, our lender members who hold these loans may be entitled to rescind their purchase and be paid their unpaid principal amount of the borrower loans plus statutory interest.  In addition, since our inception, the aggregate principal amount of loans purchased through our platform by purchasers not affiliated with Prosper was $177.6 million, of which $30.4 million had defaulted, $5.9 million were more than 30 days past due, $81.3 million of principal had been repaid and $66.9 remains outstanding.  Prosper is potentially liable for the remaining outstanding principal amount if the current borrowers stop making payments.  We have not recorded an accrued loss contingency in respect of this contingent liability, although we intend to continue to monitor the situation.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation; however, the statute of limitations periods under state laws may extend for a longer period of time.  If a significant number of our lender members sought rescission, or if the class action securities lawsuit is successful, our ability to maintain our platform and service the borrower loans to which the Notes correspond may be adversely affected.

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses through 2010.  Our failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses for a number of years as we grow our business.  For the three months ended March 31, 2009 and 2008, we had negative cash flows from operations of $2.4 million and $2.7 million, respectively.  Additionally, since our inception through March 31, 2009, we have an accumulated deficit of $33.1 million.

We have financed our operations, to date, with proceeds from the sale of equity securities.  At March 31, 2009, we had approximately $7.4 million in cash and cash equivalents, which we believe will be sufficient to fund our operations through 2009.  We are dependent upon raising additional capital or debt financing to fund our current operating plan.  Our failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern.  Further, an unfavorable outcome of the class action lawsuit at the high end of the range could hinder Prosper’s ability to continue its operations, absent other extenuating circumstances.   Further, we can provide no assurances as to the availability or terms upon which the required financing and capital might be available.

You should rely only on statements made in this prospectus in determining whether to purchase Notes and not on any statements or information contained in two recent articles discussing Prosper and the operation of its platform.

Information about Prosper has been published in an April 28, 2009 article in The Wall Street Journal entitled “Relaunched:  Prosper has Opened Its Market to Financial Institutions” and an August 28, 2009 articles in BusinessWeek entitled “Peer-to-Peer Lending for banks, Too?”  The articles discussed the anticipated re-launch of our platform by our wholly owned subsidiary, Prosper Marketplace CA, Inc., or “Prosper CA,” pursuant to an exemption from the registration requirements provided by Section 3(a)(11) of the Securities Act.  The offering of borrower payment dependent notes was limited solely to lenders residing in California, Prosper ceased offering notes pursuant to this exemption on May 7, 2009 and no notes were sold to lender members pursuant to this offering.  The articles principally focused on the offering of borrower payment dependent notes, which were dependent for payment on pre-existing loans listed by financial institutions registered with Prosper.  Prosper is not offering notes dependent for payment on payments we receive on pre-existing loans listing by financial institutions in this prospectus.  The articles also discussed historical rates of return and default risks that are not included in this prospectus and did not disclose many of the related risks and uncertainties described in this prospectus. As a result, you should not rely on the information contained in these articles and only on the information contained in this prospectus in making your investment decision.  You should carefully evaluate all of the information in this prospectus, including the risks described in this section and throughout the prospectus.

We have a limited operating history.  As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

As the number of borrowers, lender members and borrower loans originated on our platform increases, we will need to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands on our platform.  Additionally, as soon as practicable after the date of this prospectus, we intend to establish a Note Trader platform on which the Notes may be sold by lender members who own the Notes to our other lender members.  Although we cannot guarantee that a trading market will develop for the Notes, we expect that such addition to our platform may significantly increase the amount of borrower loan originations and sale activity on our platform.  Our platform is dependent upon our website in order to maintain current listings and transactions in the Notes.  We must constantly add new hardware and update our software and website, expand our customer support services, and add new employees to maintain the operations of our platform as well as to satisfy our servicing obligations on the borrower loans and the Notes.  If we are unable to increase the capacity of our platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our systems.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing.  With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume on our platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other peer-to-peer lending platforms, including Lending Club and Virgin Money.  Competition could result in reduced volumes, reduced fees or the failure of our peer-to-peer lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business.  In addition, in the future we may experience new competition from more established Internet companies, such as eBay Inc., Google Inc., or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels.  If any of these companies or any major financial institution decided to enter the peer-to-peer lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels.  Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have.  These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns.  Our industry is driven by constant innovation.  If we are unable to compete with such companies and meet the need for innovation, the use of our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the Prosper brand in a cost-effective manner is critical to achieving widespread acceptance of peer-to-peer lending through Prosper and attracting new borrower and lender members.  Furthermore, we believe that the importance of brand recognition will increase as competition in the peer-to-peer lending industry increases.  Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on our platform.  Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses.  These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand.  If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain our platform.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on our platform by attracting a large number of borrowers and lender members in a cost-effective manner, many of whom have not previously participated in peer-to-peer lending.  If we are not able to attract qualified borrowers and sufficient lender members purchase commitments, we will not be able to increase our transaction volumes.  Additionally, we rely on a variety of methods to drive traffic to our website.  If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new borrowers and lender members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain our platform.

We are subject to extensive federal, state and local regulation.  There can be no guarantee that we will be able to continue our servicing obligations.

We are subject to extensive federal, state and local regulation, including compliance with federal and state securities laws, non-compliance with which may expose us to adverse consequences.  Additionally, new laws and regulations could be enacted that could have a negative impact on our ability to service the Notes, provide a trading market for the Notes, or maintain our platform.  We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations.

Additionally, we are licensed as a finance lender under the California Finance Lender Law and are regulated and examined by the California Department of Corporations.  We hold similar lending licenses or authorizations in 23 other states, which also supervise and examine our activities.  If we do not comply with applicable laws, we could lose one or more of our licenses or authorizations, which may have an adverse effect on our ability to continue to perform our servicing obligations or to maintain our platform.  See “Government Regulation—Regulation and Consumer Protection Laws” for more information.

The Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.  For example, debt collectors are prohibited from contacting debtors at unreasonable times, revealing or discussing the nature of the debt with third parties, making false representations in association with efforts to collect the debt, seeking collection fees or other charges not permitted under contract or by state law, making threats of arrest or legal action without actual intention of action on the threat, and using abusive or profane language in the course of collection on the debt.  While Prosper obligates its collection agencies to comply with applicable law in collecting borrower loans, it is possible that improper collection practices may occur which could adversely impact the collectibility of particular borrower loans originated through our platform.

Our arrangements for back-up servicing are limited.  If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on your Notes, and we may be unable to collect and process repayments from borrowers.

If we are unable to generate sufficient revenues from the fees we receive from borrowers and lender members as a result of the borrower loans originated, the Notes issued on our platform, our ability to maintain operations may be adversely affected.  If we were to fail or become insolvent, there would be no trading market for your Notes, and we would attempt to transfer our servicing obligations on the borrower loans and Notes to a third party pursuant to our contractual agreements with lender members.  We have entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition servicing responsibilities in the event we can no longer do so.  If our platform fails or we became insolvent, we would attempt to transfer our loan servicing obligations to this third party back-up servicer.  There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding borrower loans.  If this back-up servicer assumes the servicing of the borrower loans, the back-up servicer may impose additional servicing fees, reducing the amounts available for payments on the Notes.  Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the borrower loans or, if our platform becomes inoperable, may prevent us from servicing the borrower loans and making principal and interest payments on the Notes.  If our back-up servicer is not able to service the borrower loans effectively, your ability to receive principal and interest payments on your Notes may be substantially impaired.

We do not have patent protection for all of our proprietary technology.  It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain our platform and perform our servicing obligations depends, in part, upon our proprietary technology.  We have applied for a patent covering various aspects of the operation of our platform; however, there can be no assurance that it will be granted, or if a patent were issued, that a third party may not be successful in challenging it.  Additionally, we may not protect our proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete with them.  A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent.  In addition, our platform may infringe upon claims of third-party patents and we may face intellectual property challenges from such other parties.  We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes.  Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our platform to compete with other peer-to-peer lending platforms, should they develop.  If we cannot protect the proprietary technology embodied in and used by our platform from intellectual property challenges, or if our platform becomes obsolete, our ability to maintain our platform and our ability to perform our servicing obligations on the borrower loans and Notes could be adversely affected.

We rely on a third-party commercial bank to process transactions.  If we are unable to continue utilizing these services, our business and ability to service the Notes may be adversely affected.

Because we are not a bank, we cannot belong to and directly access the Automated Clearing House (ACH) payment network.  As a result, we currently rely on an FDIC-insured depository institution to process our transactions.  If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped.  Although Prosper intends to grant the indenture trustee a security interest in its right to receive payment under the corresponding borrower loans, the Notes themselves are unsecured and holders of the Notes do not directly have a security interest in the corresponding borrower loans or the proceeds of those corresponding borrower loans.  The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

If we were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note.  Although Prosper will grant the indenture trustee a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited, the holders of the Notes will still be subject to the following risks associated with Prosper’s insolvency, bankruptcy or a similar proceeding.

A bankruptcy or similar proceeding of Prosper may cause delays in borrower payments.  Borrowers may delay payments to Prosper on account of borrower loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of Prosper, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those borrower loans.  In addition, the commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent Prosper from making regular payments on the Notes, even if the funds to make such payments are available.  Because the indenture trustee would be required to enforce its security interest in Prosper’s right to payment under the borrower loans in a bankruptcy or similar proceeding of Prosper, the trustee’s ability to make payments under the Notes would be delayed, which may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of Prosper may not be paid.  In bankruptcy or similar proceeding of Prosper, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note.  If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter.  Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding borrower loan.  In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding borrower loan.  If we or the indenture trustee fail to perfect the security interest properly, you may be required to share the proceeds of the borrower loan upon which your Note is dependent for payment with Prosper’s other creditors.  In addition, if proceeds from the corresponding borrower loan are either held by Prosper in the clearing account at the time of the bankruptcy or similar proceeding of Prosper, or not yet received by Prosper from borrowers at the time of the commencement of the bankruptcy or similar proceeding, such proceeds may be at greater risk than those proceeds that are already held by Prosper in the funding account at the time of the bankruptcy or similar proceeding.  To the extent that proceeds of the corresponding borrower loan would be shared with other creditors of Prosper, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the master servicing account.  If a payment is made on a borrower loan corresponding to a Note before a bankruptcy or similar proceeding of Prosper is commenced, and those funds are held in the master servicing account and have not been used by Prosper to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that Prosper will or will be able to use such funds to make payments on the Note.  Other creditors of Prosper may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note.  See “About the Platform—Loan Servicing and Collections” for more information.

In a bankruptcy or similar proceeding of Prosper, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the funding account.  Although, we believe that amounts funded by our lender members into the FBO account at Wells Fargo should not be subject to claims of creditors of Prosper other than the lender members for whose benefit the funds are held, the legal title to the FBO account, and the attendant right to administer the FBO account would be property of Prosper’s bankruptcy estate.  As a result, if Prosper were to file for bankruptcy protection, the legal right to administer the funds in the FBO account would vest with the bankruptcy trustee or debtor in possession.  In that case, while neither Prosper nor its creditors should be able to reach those funds, the indenture trustee or the lender members may have to seek a bankruptcy court order lifting the automatic stay and permitting them to withdraw their funds.  Lender members may suffer delays in accessing their funds in the FBO account as a result.  Moreover, United States Bankruptcy Courts have broad powers and, if Prosper has failed to properly segregate or handle lender members’ funds, a bankruptcy court could determine that some or all of such funds were beneficially owned by Prosper and therefore that they became available to the creditors of Prosper generally.  See “About the Platform—Loan Servicing and Collections” for more information.

In a bankruptcy or similar proceeding of Prosper, the holder of a Note may be delayed or prevented from enforcing Prosper’s repurchase obligations.  In a bankruptcy or similar proceeding of Prosper, any right of a holder of Note to require Prosper to repurchase the Note under the circumstances set forth in the lender registration agreement may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of Prosper.

In a bankruptcy or similar proceeding of Prosper, (1) the implementation of back-up servicing arrangements may be delayed or prevented, and (2) our ability to transfer servicing obligations to a back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority.  The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of borrower loans to the detriment of the holders of the Notes.

If the security of our lender members’ and borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our lender members’ and borrowers’ bank information and other personally-identifiable sensitive data.  Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes.  Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.  If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our lender members’ or borrowers’ data, our relationships with our members will be severely damaged, and we could incur significant liability.  Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures.  In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data.  These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures.  Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our platform and result in a loss of members.

Our ability to perform our servicing obligations could be materially and adversely affected by events outside of our control.  The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members.  Our system hardware is hosted in a hosting facility located in San Francisco, California, owned and operated by Rincon 365 Borrower, LLC.  We also maintain an off-site backup system located in Las Vegas, Nevada.  Rincon 365 Borrower, LLC does not guarantee that access to our website will be uninterrupted, error-free or secure.  Our operations depend on Rincon 365 Borrower, LLC’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events.  If our arrangement with Rincon 365 Borrower, LLC is terminated, or there is a lapse of service or damage to Rincon 365 Borrower, LLC’s facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.  Any interruptions or delays in our service, whether as a result of Rincon 365 Borrower, LLC or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation.  Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.  Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at the Rincon 365 Borrower, LLC facility.  These factors could prevent us from processing or posting payments on the borrower loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon our platform, any of which could adversely affect our business, financial condition and results of operations.

Our ability to service the borrower loans and Notes may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

Our platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.  If a “hacker” were able to infiltrate our platform, you would be subject to the increased risk of fraud or borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note.  Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to your personal information.  While we have taken steps to prevent such activity from affecting our platform, if we are unable to prevent such activity, the value of your investment in the Notes and our ability to fulfill our servicing obligations and to maintain our platform would be adversely affected.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense.  We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure.  Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them.  If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers and lender members could diminish, resulting in a material adverse effect on our business.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel.  Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace.  In particular, Christian Larsen is critical to the management of our business and operations and the development of our strategic direction.  The loss of the services of Mr. Larsen or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively.  To do so, we must continue to hire, train and manage new employees as needed.  If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed.  To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems.  The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.  If we fail to successfully manage our growth, we will be unable to execute our business plan.

Purchasers of Notes will have no control over Prosper and will not be able to influence Prosper corporate matters.

We are not offering any equity in this offering.  Lender members who purchase Notes offered through our platform will have no equity interest in Prosper and no ability to vote on or influence our corporate decisions.  As a result, our stockholders will continue to exercise 100% voting control over all of our corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

Neither the Notes nor the indenture restrict our ability to incur additional indebtedness.  Any additional debt we incur may increase our risk of bankruptcy, which could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

If we incur additional debt after the Notes are issued, it may adversely affect our creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of Prosper.  As discussed above, the financial distress, insolvency or bankruptcy of Prosper could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

Risks Relating to Compliance and Regulation

Our platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state lending laws, or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts.  Borrowers may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws.  Compliance with such regimes is also costly and burdensome.

Our platform operates a novel program that must comply with regulatory regimes applicable to consumer credit transactions.  The novelty of our platform means compliance with various aspects of such laws is untested.  Certain state laws generally regulate interest rates and other charges and require certain disclosures, and require licensing for certain activities.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the borrower loans.  Our platform is also subject to other federal and state laws, such as:

•    the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms of their borrower loans;

•    the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•    the Federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history; and

•    the Federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws.  Compliance with these requirements is also costly, time-consuming and limits our operational flexibility.  See “Government Regulation—Regulation of Consumer Protection Laws” for more information.

Noncompliance with laws and regulations may impair our ability to facilitate the origination of or service borrower loans.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the borrower loans on which the Notes are dependent for payment.  In addition, our non-compliance could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain our platform and may result in borrowers rescinding their borrower loans.

Where applicable, we seek to comply with state lending, servicing and similar statutes.  In all U.S. jurisdictions with licensing or other requirements we believe may be applicable to the platform, we have obtained any necessary licenses or comply with the relevant requirements.  Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to facilitate the origination of borrower loans through our platform, perform our servicing obligations or make our platform available to borrowers in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive.  See “Government Regulation—Regulation of Consumer Protection Laws—State and Federal Laws and Regulations” for more information.

We rely on our agreement with WebBank to originate loans to qualified borrower members on a uniform basis throughout the United States.  If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to originate borrower loans.

Borrower loan requests take the form of an application to WebBank, which currently makes all loans to our borrower members who request loans through our platform, and allows our platform to be available to borrowers on a uniform basis throughout the United States.  If our relationship with WebBank were to end or if WebBank were to cease operations, we may need to rely on individual state lending licenses to originate borrower loans.  Because we do not currently possess state lending licenses in every U.S. state, we may be required to discontinue lending or limit the rates of interest charged on borrower loans in some states.  We may face increased costs and compliance burdens if our agreement with WebBank terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders.  If litigation on similar theories were successful against us, borrower loans originated through our platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks.  These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business.  Such litigation has sought to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions.  Similar civil actions have been brought in the context of gift cards.  We believe that our activities are distinguishable from the activities involved in these cases.

Additional state consumer protection laws would be applicable to the borrower loans originated on our platform if we were recharacterized as a lender, and the borrower loans could be voidable or unenforceable.  In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators.  Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.  To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending.  However, such actions could have a material adverse effect on our business.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely.  Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to peer-to-peer lending.  The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees.  In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet.  These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our platform.

Our legal compliance burdens and costs will significantly increase as a result of operating as a public company following the date of this prospectus.  Our management will be required to devote substantial time to compliance matters.

After the date of this prospectus, we will become an SEC reporting company and will incur significant legal, accounting and other expenses that we did not incur previously.  Our management and other personnel will need to devote a substantial amount of time to SEC reporting compliance requirements.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, these rules and regulations may make it more expensive for us to obtain director and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures.  In particular, for the year ending December 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.  In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate experience and technical accounting knowledge.  Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities.  We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company.  If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.  If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

Events beyond our control may damage our ability to maintain adequate records, maintain our platform or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in our platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected.  Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures.  We store back-up records in offsite facilities located in San Francisco, California and Las Vegas, Nevada.  If our electronic data storage and back-up data storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this prospectus regarding borrower members, credit scores, Prosper Ratings, estimated loss rates, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements include, among other things, statements about:

•            the status of borrowers, the ability of borrowers to repay borrower loans and the plans of borrowers;

•            estimated loss rates;

•            expected rates of return and interest rates;

•            the attractiveness of our platform;

•            our financial performance;

•            the impact of our new structure on our financial condition and results of operations;

•            the availability and functionality of our Note Trader platform;

•            our ability to retain and hire necessary employees and appropriately staff our operations;

•            regulatory developments;

•            our intellectual property; and

•            our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.  We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus.  Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect.  We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will use the proceeds of each series of Notes to facilitate the funding of a borrower loan through our platform designated by the lender members purchasing such series of Notes.  We will use the proceeds of each series of Notes to purchase the corresponding borrower loan obtained by the borrower member on our platform.  Proceeds of the sale of Notes are paid to WebBank for the purchase of borrower loans by Prosper from WebBank.  See “About the Platform” for more information.

PLAN OF DISTRIBUTION

We will offer the Notes to our lender members at 100% of their principal amount.  The Notes will be offered only by Prosper through the Prosper website, and there will be no underwriters or underwriting discounts.  See “About the Platform” for more information.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes are highly risky and speculative.  Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.  Our platform currently allows lender members to bid as little as $50 and as much as the full amount of any particular listing, up to an aggregate amount of $5,000,000 for individuals and $50,000,000 for institutions.  To purchase Notes, lender members located in Alaska, Idaho, Kansas and Pennsylvania must satisfy minimum financial suitability standards and maximum investment limits. Specifically, lender members must either:

•    have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•    have a net worth (determined with the same exclusions) of at least $250,000.

In addition, no lender member located in these states may purchase Notes in an amount in excess of 10% of the lender member’s net worth, determined exclusive of home, home furnishings and automobile.

Lender members that are residents of California must meet certain suitability requirements, described herein.  There are no suitability requirements for California resident individuals who have not purchased more than $2,500 of Notes in the past 12 months. To purchase more than $2,500 of Notes, a California lender member’s investment must not exceed 10 percent of his or her net worth, and either: (1) the lender member must have a minimum net worth of at least $75,000 and had minimum gross income of $75,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $75,000 during the current tax year; or (2) the lender member must have a minimum net worth, exclusive of homes, home furnishings and automobiles, of $200,000. Assets included in the computation of net worth shall be valued at not more than fair market value. For the purpose of this net worth requirement, both a husband and wife may be counted as a single individual.

We are currently seeking to register the offer and sale of our Notes in all 50 states and the District of Columbia.  As part of this process, we expect that states in addition to those referenced above, will impose minimum financial suitability standards and maximum investment limits for lender members who reside in their states.  Should this occur we will set forth these requirements in a supplement to this prospectus.  Under the lender registration agreement, lender members are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside.  Lender members who fail to satisfy any such requirements will not be permitted to purchase Notes.

ABOUT THE PLATFORM

Overview

Our platform enables our borrower members to borrow money and our lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrowers.  Our platform also allows for the formation of community groups and allows our borrower members to participate on our platform as a member of a group.  Prosper borrower members do not need to join a group in order to request borrower loans on our platform.

Online peer-to-peer lending is a new approach to consumer finance.  Peer-to-peer lending uses an Internet-based network to connect borrower and lender members.  Our platform generally provides transactional services for the online network, including screening borrowers for borrowing eligibility and facilitating payments.  Our platform allows borrower members and lender members to connect with each other using a combination of financial and social criteria.  Online peer-to-peer lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure.

As an early participant in the development of online peer-to-peer lending, Prosper views consumer finance delivered through an online peer-to-peer platform as an important new market opportunity, as well as a method of providing much needed transparency and liquidity in the consumer lending and capital markets.  Key drivers of peer-to-peer lending include the following:

•    the possibility of lower interest rates for borrower members;

•    the possibility of attractive interest rates and yield percentages for lender members;

•    the possibility for lender members and borrower members to help each other by participating in our platform to their mutual benefit;

•    tightening consumer credit markets, particularly among traditional banking institutions; and

•    growing acceptance of the Internet as an efficient and convenient forum for consumer transactions.

How the Platform Operates

Our platform is an online auction-style marketplace that permits our lender members to bid on listings and purchase from Prosper, Notes that are dependent for payment on payments we receive on the corresponding borrower loans described in the listing.  All listings on our platform are posted by individual consumer members of Prosper requesting individual consumer loans, which we refer to as “borrower listings” or “listings” and “borrower loans,” respectively.  We refer to the persons obligated to make payments under the borrower loans as “borrowers” or “borrower members.”

Our platform operates online only and is available to Prosper borrower members, lender members in all 50 states and the District of Columbia, subject to state suitability requirements.  Our registration, processing and payment systems are automated and electronic.  We have no physical branches, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.  Our website provides detailed information about our platform, including detailed fee information, the full text of our member legal agreements, help pages and white papers.  In addition to the customer support materials available on our website, we make additional customer support available to members by email and phone.  Our customer support team is currently located at our headquarters in San Francisco, California.

We attract lender members and borrowers to our website, www.prosper.com, through a variety of sources.  We drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising.  We are not dependent on any one source of traffic to our website.  As of October 2008, the month we stopped offering lender members the opportunity to make purchases on our platform, our website was receiving an average of approximately 288,000 unique visitors per month.

We generate revenue by charging lender members ongoing servicing fees on the Notes they have purchased, and from transaction fees paid by borrower members on borrower loans.  For the fiscal year ended December 31, 2008, we originated $69.6 million dollars of loans, a 14% decrease from the prior year.  Because we collect small fees and other revenue from thousands of borrowers, no single borrower has accounted for more than 0.1% of our revenue during our fiscal year ended December 31, 2008.

Platform Participants, Registration Requirements and Minimum Credit Criteria

All platform participants must register with Prosper and agree to our platform rules and terms of use, including consent to receipt of disclosures electronically.  At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address.  After responding to an email verification, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific role for which they are registering.

Borrower Members

A borrower member may be any natural person at least 18 years of age who is a U.S. resident in a state where loans through the platform are available, with a bank account and a social security number.  After passing Prosper’s anti-fraud and identity verification process, borrower members can request unsecured borrower loans at interest rates which are determined by an auction process.  We allow borrower members to post listings on our platform regardless of their income, although we reserve the right to restrict access to our platform by setting minimum credit or other guidelines for borrower members.

When a borrower member requests a borrower loan, we evaluate whether the borrower meets the underwriting criteria we established with WebBank.  The underwriting criteria apply for all borrower loans originated through our platform and may not be changed without WebBank’s consent.  The underwriting criteria requires that borrowers have a minimum credit score of a specified threshold amount (currently 640, except that the minimum is 600 for borrower members who (1) had previously obtained a borrower loan and paid off the loan in full, or (2) are seeking a second loan and otherwise eligible for a second loan), and no prior charge-offs on borrower loans originated through our platform. In addition, Prosper has established a methodology that sets a minimum interest rate for a particular loan listing, which is based on the Prosper Rating assigned to the listing.  The minimum interest rate applicable to each listing will be the interest rate that correspond to the yield percentage calculated by adding the national average certificate of deposit rate that matches the term of the borrower loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans.  For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. In connection with our identity and anti-fraud verification of borrower members, we verify the deposit account into which the loan proceeds will be deposited, to determine that the borrower member is a holder of record of the account.  Even if a listing receives bids in the total amount requested, Prosper will cancel the listing without funding the requested borrower loan if we are unable to verify the borrower member’s account.  While we attempt to authenticate each platform participant’s identity, our fraud checks could fail to detect identity theft, fraud and inaccuracies.  See “Risk Factors—Risks Related to Borrower Default” for more information.

Borrower members may have up to two borrower loans outstanding at any one time, provided that the aggregate outstanding principal balance of both borrower loans does not exceed the then-current maximum allowable loan amount for borrower loans (currently $25,000).  Currently, to be eligible to obtain a second borrower loan while an existing loan is outstanding:

•    Borrower members must be current on their existing borrower loan, and must not have been more than fifteen days past due in making their most recent monthly borrower loan payments for a specified number of months (between six and twelve, depending on the borrower’s credit score range);

•    Borrower members may not post a listing for a second borrower loan within six to twelve months (depending on the borrower’s credit score range) following the date of origination of their existing borrower loan; and

•    the borrower member’s credit score must be 600 or more, and must not drop more than a specified number of points (currently twenty to forty points, depending on the borrower’s credit score range at time the existing loan was obtained) below the borrower member’s credit score at the time its existing borrower loan was obtained.

Our underwriting requirements for borrower loans, including eligibility requirements for second loans, are subject to change from time to time.

Lender Members

Our lender members are individuals and institutions that have the opportunity to buy our Notes.  Lender members must register on our website.  During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of our website.  Lender members must also enter into a lender registration agreement with us, which agreement governs all sales of our Notes to the lender members.  Lender members are not required to give credit information to the same extent as borrower members.  Individual lender members must be natural persons at least 18 years of age and a U.S. resident, must provide their social security number and may provide their state driver’s license or state identification card number.  Institutions must provide their taxpayer identification numbers to us.  At the time a lender member registers with Prosper, the lender member must agree to the rules, limitations, processes and procedures established by Prosper for originating, servicing and collecting borrower loans, and for purchasing Notes from Prosper through our platform.  In addition, the lender member must satisfy the minimum financial suitability standards and maximum investment limits established for the platform or the Note Trader platform, as then in effect, in the state in which the lender member resides.  Prior to bidding on a listing, lender members must transfer funds to an account maintained on our platform, which we refer to as a “funding account.” The funding account holds all funds supporting a lender member’s bids and all Note payments payable to the lender member are deposited in the funding account.

Groups and Group Leaders

Borrower and lender members may choose to belong to certain groups of people with common interests.  Groups can be any formal or informal collection of people with common interests, including social, cultural, ethnic, professional, education-based, geographical, athletic, religious or any other official or unofficial affiliation.  Groups may consist of borrowers, lender members or registered Prosper users who have not taken a role, or any combination of the above.  Groups allow people to join together for the common goal of borrowing money at desirable interest rates and give borrowers an additional incentive—the borrower’s reputation within the group—to meet their obligation to repay a borrower loan.

Groups are headed by group leaders who display their groups on the Prosper website and may invite prospective borrowers to our platform.  Group leaders are individuals who serve as the head of a group of borrower members or prospective borrowers on our platform.  An individual must be registered as a borrower member or a lender member on our platform in order to register as a group leader.  Group leaders are able to condition membership on personal facts and characteristics that may not be available to lender members generally.  Group leaders also have the ability, if they so choose, to review and approve their group members’ listings before they are posted on our platform for bidding.  Group leaders may only act as a leader of one group and do not guarantee payments on any borrower loan or Note.

Borrower members who are not already members of a group may request membership in a group in order to be eligible to post listings on our platform as part of a group.  Borrower members’ group membership requests are forwarded by Prosper to the applicable group leader, who determines and communicates whether the borrower has been accepted into the group.  A borrower member may only belong to one group at a time.  Once accepted into a group, borrowers are eligible to post listings on our platform as part of the group.  Borrower listings identify the group, if any, to which the borrower belongs.  We believe that a borrower’s identification with a group may attract bids from lender members with similar interests, resulting in borrower loans with potentially lower interest rates for the group’s borrowers, or a greater likelihood of loan funding.

WebBank

WebBank is an FDIC-insured Utah-chartered industrial bank and direct lender that makes loans to borrower members and sells and assigns the promissory notes evidencing borrower loans to Prosper.

Borrower Financial Information Is Generally Not Verified by Prosper

We reserve the right in our member agreements to verify the accuracy of all statements and information provided by Prosper borrower members, lender members and group leaders in connection with listings, bids and borrower loans.  We may conduct our review at any time—before, during or after the posting of a listing, or before or after the funding of a borrower loan.  If we are unable to verify material information with respect to a Prosper borrower member, listing or bid, we may cancel or refuse to post a listing, or cancel any or all bids against a listing.  We may also delay funding of a borrower loan in order to enable us to verify the accuracy of information provided by a Prosper borrower member, a lender member or a group leader in connection with the listing or bids, and to determine whether there are any irregularities with respect to the listing or bids.  We may also cancel the funding of a borrower loan, even if the listing garners a sufficient amount of purchase commitments for Notes to otherwise support the funding of the corresponding borrower loan, if material misstatements or inaccuracies are found in the listing or in other information provided by the Prosper borrower member.

Prosper Borrower Listings

In most instances, we do not verify the income, employment and occupation or any other information provided by borrower members in listings.  Lender members should not rely on unverified information provided by Prosper borrower members.  The borrower member’s income, employment and occupation is self-reported, and we derive the borrower member’s DTI from a combination of the borrower member’s self-reported income and information from the borrower member’s credit report.  The credit data that appears in listings is taken directly from a credit report obtained on the borrower member from a consumer reporting agency, without any review or verification by Prosper.  We do not verify any statements by borrower members as to how borrower loan proceeds are to be used and we do not confirm that the loan proceeds were used in the intended manner after funding.  Although Prosper borrower members may provide proof of homeownership to establish homeownership status, in most instances homeownership status is derived from the borrower member’s credit report, however, we do not verify this information, for example, if the credit report reflects an active mortgage loan, the borrower member is presumed to be a homeowner.  Similarly, the information in borrower’s answers to questions posted by lenders, the information in any recommendations from the borrower’s Prosper friends, and statements by the borrower concerning why the loan is being requested, and of the borrower’s financial situation, are displayed in the listing without having been verified by Prosper.

If the borrower members fail to provide satisfactory information in response to an income or employment verification inquiry, we may request additional information from the Prosper borrower member or cancel the Prosper borrower member’s listing or refuse to proceed with the funding of the borrower loan.  In addition, where we choose to verify the income, employment and occupation or other information provided by Prosper borrower members in listings, the verification is normally done after the listing has been already been created and bidding has ended.  In such cases, the results of Prosper’s verification are not reflected in the listings themselves.  When a listing fails verification, Prosper cancels the listing with the appropriate reason code.  This automatically triggers a notice to the borrower and the winning bidding lender members that the listing was cancelled, and an adverse action message is sent to the borrower (indicating the reason for cancellation). The Lender member’s funds for the cancelled listing are then made immediately available for further bidding within the lender member’s Prosper account.

We conduct income and employment verification entirely in our discretion as an additional credit and fraud screening mechanism, may be useful in certain circumstances in screening our platform against exaggerated income and employment representations from Prosper borrower members.  Lender members, however, should not rely on a Prosper borrower member’s stated employment or income or on our ability to perform income and employment verifications.  We cannot assure lender members that we will continue performing income and employment verifications.  We determine whether to verify a Prosper borrower member’s income and employment information primarily based on our analysis of the following factors using a propriety algorithm and matrix:

•    Prosper Rating;

•    loan amount;

•    stated income; and

•    debt-to-income ratio.

Between September 1, 2007 and August 31, 2008, we verified employment and income on only approximately 23% of borrower listings that had bids totaling 70% or more of the requested loan amount (3,486 out of 15,436).  When we perform these verifications, we contact Prosper borrower members by email or telephone to request additional information.  Of the Prosper borrower members undergoing verification during this period:

•    approximately 56% (1,966 out of 3,486) provided us with satisfactory responses and received a borrower loan;

•    approximately 38% (1,315 out of 3,486) did not provide satisfactory responses, or did not respond, and their listings were cancelled; and

•    approximately 6% (205 out of 3,486) either withdrew their listings, or failed to receive bids totaling the amount of their requested loan.

We expect that the percentage of listings for which we conduct income and employment verifications, and the percentage of Prosper borrower members who ultimately have their income and employment verified, will decline as our volumes increase.  See “Risk Factors—Risks Related to Borrower Default—Information supplied by borrowers may be inaccurate or intentionally false” and “—Your recourse will be extremely limited in the event that borrower information is inaccurate for any reason” for more information.

Prosper’s Note Repurchase and Indemnification Obligations

Under the lender registration agreement, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Note and credit the lender members’ account with the remaining unpaid principal balance of the Note.  The determination of whether verifiable identity theft has occurred is in our sole discretion.  We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud.  This remedy for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower’s creditworthiness.  We expect the incidence of identity fraud on our platform to be low because of our identity verification process. As of December 31, 2008, we had experienced 19 cases of confirmed identity fraud affecting 32 loans since our inception.  In these cases, we received a police report and identity theft affidavit from the victim of the identity fraud, evidencing that identity fraud had occurred.

Prosper has the exclusive right to investigate claims of identity theft and determine, in its sole discretion, whether verifiable identity theft has occurred.  As Prosper is the sole entity with the ability to investigate and determine verifiable identity theft, which triggers its repurchase obligation, a conflict of interest exists as the denial of a claim under Prosper’s identity theft guarantee would save Prosper from its repurchase obligation. There are, however, three factors that mitigate the risk of this conflict.  Without the protection offered by this guarantee, fewer potential lenders will have the confidence to participate on the site, limiting Prosper’s growth and long term profitability.  In addition, Prosper’s relationship with WebBank includes a requirement — and accompanying audit function — to insure that claims of identity theft are thoroughly investigated and accurately reported.  Finally, California Statutes include severe penalties owed to the victim of identity theft if it is shown that a claim of identity theft was not adequately investigated or frivolously dismissed.

In the event we breach any of our other representations and warranties in the lender member registration agreement, and such breach materially and adversely effects a series of Notes, we will either indemnify the lender members, repurchase the series of Notes or cure the breach.  The limited circumstances where this may occur include the failure of the corresponding borrower loan to comply at origination in material respects with applicable federal and state law or if the listing describing the Note contains a Prosper score different from the score calculated by Prosper for that listing, or Prosper incorrectly applied its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing.  Prosper is not, however, under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason.  In addition, Prosper is not obligated to repurchase or indemnify you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing for the underlying borrower loan, or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower’s representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the borrower loan. If Prosper repurchases a Note, only the outstanding principal balance will be returned to the lender member.

Prosper Rating Assigned to Listings

Each listing will be assigned a Prosper Rating. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range, or loss rate, for the listing. This rating system allows Prosper to maintain consistency when assigning a rating to the listing. There are currently seven Prosper Ratings, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The current Prosper Ratings and the estimated loss ranges associated with them are as follows:

Prosper Rating	Est. Avg. Annual Loss Rate
AA	0.00% - 1.00%
A	1.01% - 2.50%
B	2.51% - 5.00%
C	5.01% - 7.50%
D	7.51% - 10.00%
E	10.01% - 15.00%
HR	>15.00%

 The loss rate is based on the historical performance of borrowers on Prosper loans with similar characteristics and is determined by two scores: (1) a custom Prosper score, discussed below, and (2) a credit score obtained from a credit reporting agency (currently, the Experian’s Scorex Plus score). The use of these two scores will determine an estimated loss rate for each listing, which then determines the Prosper Rating.

The following table provides an example of how the system works. Each of the two scores is divided into 10 segments and each cell indicates an estimated loss rate based on the intersection of the two scores. The score ranges were chosen based on loss rate differentiation and these ranges as well as the loss rates will be updated at least annually, but no more frequently than quarterly, based on the performance history of the borrower loans. Estimated net loss rates for the cells in the chart below are based on performance of historical Prosper loans that fall into given cells; cells are combined due to small volumes and/or similar behavior.  For example, a borrower listing with a Prosper score = 9 and a credit agency score = 715 has an estimated loss rate = 1.5%, as indicated by the shaded cell below.  The 1.5% loss rate equates to an “A” Prosper Rating.

Prosper	Experian Scorex Plus Score
Score/ (raw score)	<560	560- 599	600-619	620-639	640-679	680- 699	700- 729	730- 769	770- 799	800+
1 (35+)	38%	38%	38%	38%	33%	33%	33%	33%	33%	33%
2 (<35)	24%	24%	24%	24%	23.5%	23.5%	23.5%	16%	16%	16%
3 (<28)	24%	24%	24%	24%	23.5%	23.5%	16%	16%	16%	16%
4 (<22)	18%	18%	18%	18%	16%	16%	16%	16%	6.5%	5.0%
5 (<18)	18%	18%	18%	18%	16%	16%	15%	15%	6.5%	5.0%
6 (<13)	18%	18%	13.5%	13.5%	13%	13%	8.5%	8.5%	6.5%	1.5%
7 (<11)	18%	18%	13.5%	13.5%	8.5%	8.5%	8.5%	8.5%	6.5%	1.5%
8 (<9)	18%	18%	13.5%	13.5%	8.5%	8.5%	8.5%	5.0%	1.5%	1.0%
9 (<7)	18%	18%	13.5%	13.5%	6.0%	6.0%	1.5%	1.5%	1.5%	1.0%
10 (<4)	18%	18%	13.5%	13.5%	6.0%	6.0%	1.5%	1.0%	1.0%	1.0%

Determining Estimated Loss Rates

To calculate the above estimated loss rates over the life of the loan, a loan model was developed to simulate the future performance of loans based on past performance data.

Average Balance: To calculate the average balance for each period, we used the amount of loan principal on loans that are still open and have not been charged-off or paid off. As loan payments are made, the principal balance of each loan declines over time. It is assumed that borrowers that are making scheduled payments on these loans do so according to their amortization schedule.

When the loan is paid off early, it is no longer included in the outstanding balance for subsequent periods. Historical payoff rates were used to project the monthly payoffs and these rates were assumed to remain constant throughout the life of the loans. Similarly, once a loan has been charged-off, the principal associated with this loan is considered a credit loss and is no longer included in the outstanding periodic balance.

Delinquent and Charged-Off Loans: To estimate the number of current and delinquent accounts on a monthly basis, we applied roll rates to each group of given loans. We first calculated the historical roll rates of accounts in particular cells and then applied the historical rate to the given loans. A roll rate measures the percent of loans within a particular payment status that “roll” to the next late payment status if the loan is not paid. For example, a current account that is not paid “rolls” to a new payment status defined as 1 to 30 days past due. Similarly, an account that is already 1 to 30 days past due and does not make the next payment then “rolls” to a status of 31 to 60 days past due. An account is considered to be a loss, or charged-off, when it reaches 121+ days past due. The average historical roll rates were assumed to be constant for the life of the loan term.

Loss Rates: The estimated monthly dollar charge-offs are calculated by multiplying the estimated number of accounts that reach 121+ days past due in that month by the average balance of loans in that month.

Collection expenses and recovery payments are applied to gross losses to calculate net losses. When an account becomes more than 30 days past due, it is referred to a collection agency. Collection agencies are compensated by keeping a portion of the payments they collect based on a predetermined schedule. Payments collected by the collection agency reduce the amount of principal that is repaid to lenders. This expense is added to losses in the month the payment is made.

In addition, once an account has been charged-off, any subsequent payments received or proceeds from the sale of the loan in a debt sale are considered recoveries and reduce the amount of principal lost. Recovery assumptions are based on historical recoveries through January 2009 on accounts that were 121+ days past due as of April 2008. The recovery rate assumptions were:

•                  Score: 680+ = 0.75% annual recovery rate

•                  Score < 680 = 2.7% annual recovery rate

To calculate the estimated average annualized net loss rate:

1.     Calculate monthly net loss rate = (Net principal charge-offs in month X) / (Outstanding principal balance in month X)

2.     Calculate average annualized net loss rate:

•                  monthly net loss rate x 12

•                  balance-weighted average of the monthly rates over the life of the loan

For each group of loans, the average loan amount for charged-off accounts was compared to that for good loans; if there was a significant difference, the ratio of average charged-off loan amount to average good loan amount was applied to the expected loss rate to account for this differential.  Estimated loss rates determine the Prosper Rating.

Prosper Score

The Prosper score predicts the probability of a loan going “bad,” where “bad” is the probability of going 61+ days past due. The output of the model to Prosper users is a Prosper score which ranges from 1 to 10, with 10 being the best, or lowest risk score and 1 being the worst or highest risk score. To create the Prosper score, Prosper developed a custom risk model using historical Prosper data. The Prosper score was built specifically on the Prosper population, so it incorporates behavior that is unique and inherent to this population. In contrast, the credit score obtained from a credit reporting agency is based on a much broader population, of which Prosper borrowers are just a small subset. As such, the credit reporting agency score should, and does, rank default risk on the Prosper population, but Prosper does not believe it is as discriminating as the Prosper score.  Prosper uses both the Prosper score and the credit reporting agency score together to assess the level of risk associated with a listing and determine estimated loss rates reflected by the Prosper Rating.

Loans booked from April, 2007 through June, 2007 were used to build the logistic regression model, with the performance measured through December, 2008. The model was verified and results validated on an independent sample, loans booked from July, 2007 through September, 2007.  The score was then validated using all loans booked from July, 2007 through September, 2007 with the performance measured through December, 2008. All potential variables available at the time of listing, including those from the identification authorization process, the credit report and listing details provided by the borrower were analyzed for potential inclusion in the final model.  For example, variables such as authorization score (used during identity verification), income, debt-to-income ratio, total revolving balance and delinquencies were reviewed. Transformations such as log, square root and bounding  were performed on most of the variables during the development process. Several iterations of stepwise linear regression were used to select significant variables from the pool of credit variables and listing characteristics. Variables were dropped or kept in the final model based on their significance and interaction with other variables. Many model iterations were completed and analyzed in order to determine the final model.  The score is calculated using the logistic function

The score is calculated using the logistic function:

f(z) = 1/(1 + exp (-z)),

where z is a regression equation with the following variables and coefficients:

Intercept	-3.642
Amount Delinquent (dummy variable)	0.576
Trades with delinquent balance	0.198
Available credit on bankcards (log)	-0.547
Inquiries <= 6 months	0.194
Trades opened <= 6 months	0.150
Loan Amount (log)	1.557
Monthly Income(log)	-0.774
Automatic Funding	0.559

The basic logistic function returns a result in the range of zero to one.  For purposes of storage and display, this result was multiplied by 100.  This raw score was then mapped to a Prosper score, which is displayed on each borrower listing.  The Prosper score ranges from 1 to 10, with 10 being the best, or lowest risk value.  The raw score ranges for the Prosper score are shown in the table in the “Prosper Rating Assigned to Listings” section above.  For example, a raw score = 3 equates to a Prosper score = 10.

Credit Score Range

In addition to the Prosper Rating, each borrower listing will also show the borrower’s numerical credit score range. The numerical credit score range is determined based on the credit score provided to Prosper by a consumer reporting agency, which is the same credit score used to determine the Prosper Rating.

Borrower listings will indicate the credit score range at time of the listing. Listings on the Note Trader platform will show the score range at the time of listing, if a score is available. The numerical credit score is not displayed or disclosed to anyone (including the borrower).

When a borrower initiates the process of posting a borrower listing on our platform, we check to see if we have a credit score on that person. If we have a credit score on file and it is not more than thirty days old and it meets the minimum threshold (currently 640, except that the minimum is 600 for borrower members who (i) had previously obtained a Prosper loan and paid off the loan in full, or (ii) are seeking a second loan and otherwise eligible for a second loan), the borrower may post the listing. If the credit report we have on file for such borrower is more than 30 days old, we initiate an inquiry to retrieve a credit report and credit score on the borrower to determine whether the borrower’s credit score meets the minimum threshold for posting a listing and to enable us to compute the Prosper Rating when the borrower creates the listing.

Borrower Loan Listings

Once a loan listing is completed by the borrower, the listing is posted on our website and then becomes available for bidding by lender members. A borrower listing is a request by a Prosper borrower member for a borrower loan in a specified amount, at an interest rate equal to the maximum interest rate set forth in the listing. Borrower loans are unsecured obligations of individual borrower members with an interest rate determined in an auction format and with a specified loan term, currently set at three years, but which Prosper anticipates in the near future extending  to between three months to seven years. Prosper borrower members may currently request loans within specified minimum and maximum principal amounts (currently between $1,000 and $25,000), which are subject to change from time to time. Borrower loans may be repaid at any time by Prosper borrower members without prepayment penalty. A borrower loan will be made to a borrower member only if the borrower’s listing has received bids totaling the full amount of the requested loan.

In addition to the Prosper borrower’s requested loan amount and maximum interest rate, Lender members are able to view:

•            the current interest rate, annual percentage rate and monthly payment amount on the requested borrower loan;

•            the servicing fee lenders must pay to Prosper;

•            the starting lender yield percentage and the current yield percentage (net of the servicing fee) that must be bid by lenders;

•            the borrower’s Prosper Rating and estimated loss rate;

•            the borrower’s Prosper score, calculated by Prosper, and numerical credit score range provided to Prosper by a credit reporting agency;

•            the number of accounts on which the borrower is currently late on a payment, including unpaid derogatory accounts;

•            the total past-due amount the borrower owes on all delinquent and derogatory accounts;

•            the number of 90+ days past due delinquencies on the borrower’s credit report;

•            the number of public records (e.g., bankruptcies, liens, and judgments) on the borrower’s credit report over the last 12 months, and over the last 10 years;

•            the number of inquiries made by creditors to the borrower’s credit report in the last six months;

•            the month and year the borrower’s oldest recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;

•            the total number of credit lines appearing on the borrower’s credit report, along with the number that are open and current;

•            the total balance on all of the borrower’s open revolving credit lines;

•            the borrower’s bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of the borrower’s open bankcards;

•            whether the borrower owns a home;

•            DTI percentage;

•            the Prosper borrower member’s self-reported income range, occupation, employment status, and intended use of funds;

•            the total number of bids that have been made to date toward Notes that will be dependent on the borrower loan;

•            the number of lender members committed to purchasing Notes that will be dependent for payment on the borrower loan;

•            the bid rates, bid amounts, winning amounts, and dates of all lender member bids;

•            the borrower’s Prosper friends who have committed to purchase Notes dependent for payment on that borrower loan by bidding on the listing, together with any narrative recommendation from a bidding Prosper friend;

•            questions posted by lender members that are answered by the borrower that the borrower elects to publish; and

•            the borrower’s group affiliations, if any.

Part of a borrower’s credit profile displayed in listings is a DTI ratio. DTI is a measurement of the borrower’s ability to take on additional debt. This number takes into consideration how much debt the borrower has or will have, including the borrower loan. The DTI is expressed as a percentage and is calculated by dividing the borrower’s monthly income into his or her monthly debt payments, including the debt resulting from the borrower loan being requested. On borrower listings, debt amounts are taken from the borrower’s credit report without verification and exclude monthly housing payments, and the borrower’s income is self-reported and not verified by Prosper.

Borrower listings may include photos and the borrower’s narrative description of why the loan is being requested, and of the borrower’s financial situation. Although Prosper borrower members and lender members are anonymous to each other, lender members may ask Prosper borrower members questions about the loan listing and Prosper borrower members may, but are not required to, respond to such questions. Prosper borrower members who respond to a lender member’s question may respond privately, or they may elect to have the question and answer posted publicly in the listing. Lender members’ questions are not posted in the listing or displayed elsewhere on our website unless the Prosper borrower member elects to answer the question and elects to make the question and answer publicly available, in which case the question and answer appears in the listing.

Prosper borrower members who use our platform must identify their intended use of the loan proceeds. For borrower loans funded between January 1, 2008 and October 16, 2008, Prosper borrower members identified their intended use of loan proceeds as follows:

•            debt consolidation (approximately 42%);

•            personal use, such as weddings or medical expenses (approximately 21%);

•            business use, such as financing their home-based or small businesses (approximately 16%);

•            home improvement (approximately 5%);

•            tuition or other education expenses (approximately 4%);

•            financing the purchase of an automobile (approximately 3%); and

•            other (approximately 9%).

Potential Prosper borrower members typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.”

Borrower loan listing and borrower information available on our platform will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, information set forth in borrower loan listings filed in a prospectus supplement will be subject to the liability provisions of the Securities Act.  In general, Section 10b-5 and the liability provisions of the Securities Act provide the purchaser of securities with a right to bring a claim against the issuer for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made by the issuer not misleading.  In this prospectus, we advise you of the limitations on the reliability of the information provided by Prosper borrowers with respect to borrower listing .  Accordingly, a court could determine that Prosper has advised you of all material facts regarding the information supplied by Prosper borrowers and your recourse in the event this information is false or misleading may be extremely limited under the securities laws because you have been so advised.

How to Bid to Purchase Notes

A bid on a listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids totaling the full amount of the requested loan, determined through the auction bidding process. Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on a borrower loan described in the listing, and the minimum yield percentage they are willing to receive, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing. Because servicing fees reduce the effective yield to lenders, the yield percentage displayed in listings, which is the rate lenders must bid, is net of servicing fees.  The highest yield percentage lender members may bid on a listing is the yield percentage that corresponds to the maximum interest rate set by the borrower.  The lowest yield percentage lender members may bid will be the minimum yield percentage set forth in the listing. The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the borrower loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. We provide for two types of lender member bids. Lender members can (i) make manual bids, by browsing through and bidding on one or more borrower listings or (ii) bid by making a “portfolio plan” by indicating the amount the lender member is willing to commit toward the purchase of Notes that will be dependent for payment on the corresponding borrower loans, the yield percentage and borrower criteria and other characteristics of the Notes or listings that the lender member would bid on if available. Lender members can employ either or both methods of bidding. Currently, the minimum amount a lender member may bid is $50, and the maximum amount a lender member may bid on a listing is the amount of the requested borrower loan. The maximum aggregate amount a single lender member may bid on our platform is currently $5,000,000 for individuals and $50,000,000 for institutions. Prosper may change the minimum bid amount or the maximum aggregate bid amounts from time to time.

To make manual bids, lender members may browse online through available listings displayed on our platform by desired borrower loan amount, current auction yield percentage, borrower Prosper Rating, estimated loss rate, debt-to-income ratio, and group and other borrower characteristics. A lender member can bid on as many listings as the lender member desires, subject to the aggregate bidding limit.

To bid using a portfolio plan, the lender member enters an aggregate amount the lender member desires to bid, the maximum amount that may be bid on one Prosper borrower listing, the minimum yield percentage the lender member is willing to receive (subject to a minimum yield percentage based on the Prosper Rating assigned to each listing), the acceptable borrower Prosper Rating or Ratings or other credit criteria, as well as any other listing criteria. When a lender member makes a portfolio plan, bids will automatically be placed on any then-active listings meeting the criteria selected. Lender members can pause or cancel a portfolio plan, and can direct that, as new funds are deposited into the lender member’s funding account from Note payments or transfers of new funds, they be applied to the portfolio plan and automatically bid on listings that meet the criteria of the portfolio plan. Lender members may have one or more portfolio plans bidding concurrently.

Both the manual and portfolio plan bidding methods enable lender members to diversify the risk of default of the corresponding borrower loans if they elect to do so. It is solely up to the individual lender members to select their bidding method and the credit characteristics which are acceptable to the lender member and to determine a diversification strategy.

To the extent there are multiple bids at the same yield percentage in an aggregate amount in excess of the requested loan amount, the bids placed earliest in time take precedence over later bids. When the total amount of all bids placed in the auction equals or exceeds the initial loan amount, further bids have to be placed at least 0.05% below the current winning yield percentage. It is possible that only a portion of a lender member’s bid is winning on a Prosper borrower listing. Depending on the amount of the winning bids at the end of the auction period, there may be a winning bidder on a listing with a winning bid of less than $50. There may be only a maximum of one partial winning bidder on a listing.

In order to make Note purchase commitments by bidding on listings (whether through manual bids or bids through portfolio plans), lender members must have funds on deposit in their Prosper accounts in at least the amount of the lender member’s bid or bids. Once bids are placed, they are irrevocable, and lender members may not withdraw their bids. During the time a bid is a “winning” bid on the listing, the amount of the bid is not permitted to be withdrawn from the lender member’s Prosper account. Bids expire automatically when they are no longer “winning” — i.e., when the bidding lender member is outbid — or when a listing expires without having received bids in the amount of the requested borrower loan or is withdrawn by a borrower or cancelled by Prosper. Lender member bids become winning bids if such bids are in the group of bids for Notes that, in an aggregate, correspond to the amount of the requested borrower loan and are in the lowest yield percentage among all bids placed against the listing. It is expected that a single listing will receive Note purchase commitments from many different lender members.

Bidding on borrower loans

Borrower listings remain open and available for bidding for seven to fourteen days, during which time lender members may make commitments, in the form of bids, to purchase Notes that will be dependent for payment on payments we receive on the borrower loans. The duration of the auction bidding period is set forth in the listing. Prosper borrower members may elect to end the listing at any time after the listing receives bids totaling the requested loan amount. Prosper borrower members may also elect to forego the potential benefits of continuing auction bidding and designate their listing for “automatic funding,” in which case the bidding period will end automatically as soon as the listing receives bids totaling the amount requested in the listing, and the yield percentage will be fixed at the minimum yield percentage acceptable to all lender members who are winning bidders.

A bid on a borrower listing is a lender member’s binding commitment to purchase a Note in the principal amount of the lender member’s bid, should the listing receive bids totaling the full amount of the requested loan. Lender members bid the amount they are willing to commit to purchase a Note dependent for payment on payments we receive on a borrower loan described in the listing, and the minimum yield percentage they are willing to receive, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing. A borrower loan will not be made unless the listing has received bids totaling the full amount of the requested borrower loan.

Servicing fees will reduce the effective yield on borrower loans below the interest rate the borrower member pays on the borrower loan. The highest yield percentage lender members may bid on a listing is the yield percentage that corresponds to the maximum interest rate set by the borrower.  The lowest yield percentage lender members may bid will be the minimum yield percentage set forth in the listing. The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. The final yield percentage determined from the auction bidding process on a borrower listing is the interest rate that will be set forth in the Prosper Borrower Note corresponding to the loan requested in the borrower listing. The final yield percentage is the minimum yield percentage for which there is sufficient participation among bidders to accommodate the requested loan amount at the end of the auction period.

It is expected that a single borrower loan that gets funded will receive Note purchase commitments from many different lender members. For example, as of October 16, 2008, during the period in which our lender members purchased loans directly instead of Notes dependent for payment on the corresponding borrower loan, the average aggregate loan size was approximately $6,172 and the average loan purchase commitment per lender per loan was approximately $91. If by the end of the auction bidding period a borrower loan listing does not receive bids totaling the amount of the requested borrower loan, the listing expires and no loan is funded to the borrower. Prosper borrower members whose listings expire due to an insufficient amount of bids may post a new loan listing on our platform, although we have the right under our borrower registration agreement to limit the number of listings a borrower member may post on the platform.

Setting the Minimum Yield Percentage

In order to create a consistent price range for each series of Notes, Prosper has established a methodology that sets a minimum yield percentage lender members may bid on each listing.  Borrowers have the ability to set the maximum interest rate they are willing to pay up to a maximum of 36% and subject to a minimum interest rate based on the Prosper Rating assigned to the borrower’s listing.  The range of possible yield percentages for any listing will be based on the maximum interest rate set by the borrower, net of servicing fees, and the minimum yield percentage.  As a result, each listing and each series of Notes will have a uniform price range for all lender members. The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the borrower loan, as published by BankRate.com, to the minimum estimated loss rate assigned to that Prosper Rating, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage.   See “About the Platform — Determining Estimated Loss Rate” for more information.

The national average certificate of deposit rate is a proxy for a risk free consumer rate and is published daily by Bank Rate.  The national average certificate of deposit rate that matches the term of the borrower loan will be used.  For a listing that results in a three year loan the three year national average certificate of deposit rate will be used.  The risk free rate will be updated on the third business day of each month based on the certificate of deposit rate published on BankRate.com on the first business day of each month.

Based on the current 3-year certificate of deposit rate of 2.39%, below are the minimum yield percentages that correspond to each Prosper Rating as of the date of this Prospectus:

Risk Free Rate:	2.39%

Prosper Rating	Estimated Avg. Annual Loss Rate	Bottom of Range	Floor
AA*	0.00% - 1.00%	0.50%*	2.89%
A	1.01% - 2.50%	1.01%	3.40%
B	2.51% - 5.00%	2.51%	4.90%
C	5.01% - 7.50%	5.01%	7.40%
D	7.51% - 10.00%	7.51%	9.90%
E	10.01% - 15.00%	10.01%	12.40%
HR	>15.00%	15.01%	17.40%

* For AA rated listings, the mid point of the loss range (0.5%) is used instead of the bottom of the range.

Purchase of Notes by Prosper or Related Parties

Prosper does not participate on the platform as a lender. Some of our executive officers, directors and shareholders have bid on and purchased loans originated through the platform from time to time in the past, and may purchase Notes in the future. As of March 31, 2009, these individuals had purchased $1,020,889 in loans. As certain of our executive officer and directors, by virtue of their duties as employees, have access to information not available to the general population of lender members, we have adopted the following procedures to prevent or detect the improper use of non-public information in bidding activities by such officers and directors:

•   Our corporate policies, distributed to all employees, prohibit an employee’s use of non-public information and any violation of this policy is grounds for immediate termination.

•   Security features of our system limit access to data to information needed to perform employee’s job function. These limitations are defined by “security group,” which corresponds to both job title and functional content and the number of employees that have access to such non-public information on a “bulk” or “query” basis is extremely limited.

•   In addition to prevention efforts, our internal control department has developed a suite of audit trails and audits that are used to identify and investigate bidding activities that are classified as “suspicious.”

Treatment of Lender Member Balances

In order to make Note purchase commitments by bidding on listings, lender members must have sufficient funds in their funding account at Prosper. This is accomplished by having each lender member authorize an electronic transfer using the Automated Clearing House, or ACH, network from the lender member’s designated and verified bank account to the account we currently maintain at Wells Fargo Bank, N.A. “for the benefit of” our lender members. This so-called “FBO account” is a pooled account titled in our name “for the benefit of” our lender members.

Funds in the FBO account will always be maintained at an FDIC member financial institution. Our individual members have no direct relationship with Wells Fargo Bank, N.A. by virtue of participating on our platform as a borrower or lender member. We maintain and administer the FBO account. Under the FBO account, we maintain sub-accounts for each of our lender members on our platform to track and report funds committed by lender members to purchase Notes, as well as payments received from borrower members. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the FBO account. No Prosper monies are ever commingled with the assets of lender members in the FBO account.

The FBO account is FDIC-insured on a “pass through” basis to the individual lender members, subject to applicable limits. This means that each individual lender member’s balance is protected by FDIC insurance, up to the aggregate amounts established by the FDIC. Other funds the lender member has on deposit with Wells Fargo Bank, N.A., for example, may count against the FDIC insurance limits.

Funds of a lender member may stay in the FBO account indefinitely. Funds held in the FBO account do not earn interest. Such funds may include funds in the lender member’s sub-account never committed to the purchase of Notes or committed to the purchase of Notes for which the listing for the corresponding borrower loan did not receive bids totaling the requested loan amount, and may also include payments received from Prosper related to Notes previously purchased. Upon request by the lender member, we will transfer lender member funds in the FBO account to the lender member’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.

Borrower Loan Funding and Purchases; Sale of Notes

Borrower Loans

Once a Prosper borrower listing receives bids from lender members totaling the loan amount requested, we proceed with the funding of the corresponding borrower loan and with the sale of the Prosper Borrower Notes to the lender members who were the winning bidders on the listing.

Borrower members execute an electronic borrower registration agreement at the time they post a listing on the platform.  After expiration of the bidding period for the listing and satisfactory completion of our pre-funding review, the borrower executes an electronic promissory note in favor of WebBank in the amount of the requested borrower loan.  Loan proceeds are then disbursed to the borrower’s account by ACH transfer.  WebBank then electronically endorses the promissory note to Prosper and sells and assigns the promissory note to Prosper without recourse to WebBank.  Borrower loans are sold and assigned by WebBank to Prosper on the first business day following loan disbursement.  Each time a borrower loan is funded, the borrower is charged a transaction fee equal to a specified percentage (currently 3.0%) of the amount of the borrower loan, subject to a specified minimum fee (currently $50), payable from the borrower’s loan proceeds at the time of funding of the borrower loan.

We are obligated to maintain sufficient funds in a funding account maintained by WebBank to satisfy the daily projected borrower loan fundings.  WebBank funds all loans originated on the platform, and we disburse the loan proceeds on WebBank’s behalf to the borrower member who is receiving the borrower loan.

The promissory note and the borrower registration agreement contain customary agreements and covenants requiring the borrower members to repay their borrower loans and describing the process of posting listings and obtaining loans through our platform.  Borrowers authorize the loan proceeds to be disbursed by ACH transfer into the borrower’s designated bank account.

Borrowers pay an origination fee upon successful funding of the borrower loan.  The origination fee is paid by the borrower out of the proceeds of the borrower loan at the time of funding.  The origination fees are charged by WebBank, and we receive amounts equal to a percentage of the total origination fees as compensation for loan origination activities.

Lender members know only the screen names, and do not know the actual names, of borrower members.  The actual names and mailing addresses of the borrower members are known only to us and WebBank.  We maintain custody of the electronically-executed promissory notes evidencing borrower loans and the Notes sold to lender members in electronic form on our platform.

After the funding of a borrower loan we issue a Note to a lender member and register the Note on our books and records.  We transfer the principal amount of the Note from such lender member’s sub-account under the FBO account to a funding account maintained by WebBank for our benefit.  This transfer represents the payment by the lender member of the purchase price for the Note.  These proceeds are paid to Prosper to reimburse us for our purchase from WebBank of the particular borrower loan that corresponds to the lender member’s Note.  WebBank is the lender for all borrower loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States.  The lender registration agreement provides that, in the event of a material breach of our representations and warranties, we must either cure the defect, repurchase the Note, or indemnify and hold the lender member harmless against losses resulting from the breach.

Loan Servicing and Collection

Following Prosper’s purchase of borrower loans and our sale of Notes corresponding to the borrower loans, we begin servicing the borrower loans and Notes.  We collect payments from borrowers on borrower loans.  We transfer amounts collected to the lender members who own Notes corresponding to the borrower loan, after deducting servicing fees.  On Notes, the payment dates will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan.

To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against Prosper or the borrower member in respect of the Note or the borrower loan corresponding to such holder’s Note.  Each holder’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by Prosper in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees and charges retained by Prosper, or third party as set forth in the following chart. Prosper’s current collection agency charges a collection fee of 17.0% of the amount recovered. To the extent that Prosper places loans with another collection agency, it will disclose the collection fees on its website and in a supplement to this prospectus.

Description of Fee	Fee Amount	When Fee is Charged	Effect on Lender Member

Prosper Borrower Notes

Servicing fee

Annualized rate of 1% of outstanding principal balance. The servicing fee percentage is subject to change from time to time, is disclosed in all borrower listings and is posted in the Fees and Charges section of the Prosper website, but will not change during the course of the loan.

The servicing fee is payable on all payments received on borrower loans, including, without limitation, partial payments made toward a borrower’s loan.

The servicing fee will reduce the effective yield below the interest rate on the borrower loan. This reduction is automatically taken into account in the Prosper borrower listing as the yield percentage the lender members must bid displays the lender member’s yield net of servicing fees.

Non-sufficient funds fee	$15, unless a lesser amount is required by applicable law.	First failed payment for each billing period.	Prosper retains 100% of the non-sufficient funds fees to cover its administrative expenses.

Late payment fee	Equal to greater of 5% of the unpaid installment amount or $15, unless a lesser amount is required by applicable law.	After 15-day grace period, Prosper accesses a late fee. The late payment fee is charged only once per payment period.	Any late payment fees Prosper receives are paid to the lender members and no servicing fee is deducted.

Collection Charges	A collection agency will charge a collection fee of between 15% and 30% on delinquent amounts collected plus any legal fees incurred in	After a borrower loan becomes more than 30 days past due, the loan may be referred to a collection agency. Collection charges	Lender members will not receive any collection fees we or a third-party collection agency charges, which fees will be retained by the party charging the fees as

Description of Fee	Fee Amount	When Fee is Charged	Effect on Lender Member

the event legal action is taken to collect a loan. The collection fees vary dependent upon the collection agency used. Prosper’s current collection agency charges a collection fee of 17.0% of the amount recovered and is posted in the Fees and Charges section of the Prosper website.

Prosper reserves the right to perform collection efforts itself. If Prosper elects to do so, it will not charge a collection fee greater than the amounts charged by collection agencies.

and any related legal fees are only charged if delinquent amounts are collected.

Prosper’s servicing fee is also deducted from the net payments Prosper receives as a result of any collection efforts on a delinquent borrower loan.

additional servicing compensation.

The collection fees and any related legal fees will be deducted from any borrower loan payments Prosper receives. These fees will reduce the lenders’ effective yield, and are not reflected in the yield percentage shown on the Prosper borrower listing.

Loan modification fees	Prosper will not charge a fee for restructuring a borrower loan.

Prosper may work with the borrower member to structure a new payment plan in respect of the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan. This generally would only occur in lieu of bankruptcy, or similar proceeding.

Not applicable.

Our procedures for collecting borrower loan payments generally involve the automatic debiting of borrower bank accounts by ACH transfer.  Such funds are transferred to a master servicing account in our name.  Thereafter, we make payments on the Notes by transferring the appropriate funds from the master servicing account to the FBO account and allocating amounts received on specific borrower loans to the appropriate lender member’s sub-account.  We transfer amounts due to us for servicing from the master servicing account to another operating account of ours.  A lender member may transfer uncommitted funds out of his or her FBO sub-account by ACH to the lender member’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We will make payments on the Notes upon receiving payments under the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan.  For Prosper Borrower Notes the payment dates will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan. The stated interest rate on each Note will be the final lender yield percentage as determined from the auction bidding process. The yield percentage that lender members bid is net of the servicing fee applicable to the loan described in the listing.

We disclose on our website to the relevant lender members and report to consumer reporting agencies regarding borrower members’ payment performance on borrower loans.  We have also made arrangements for collection procedures in the event of borrower member default.

We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.” borrower loans that become more than 120 days overdue are charged off and designated as such on our website.  Through their online Prosper account lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a borrower member dies while a borrower loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us.  Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan.  If the estate does not include sufficient assets to repay the outstanding borrower loan in full, we will treat the unsatisfied portion of that borrower loan as charged off with zero value.  In addition, if a borrower member dies near the end of the term of a borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such borrower loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our normal collection process for borrower loans changes in the event of a borrower member bankruptcy filing.  When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the borrower loan and defer any other collection activity.  The status of the borrower loan, which the relevant lender members may view through their online Prosper account, switches to “bankruptcy.”  We then determine whether we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing).  If the proceeding is a Chapter 7 bankruptcy filing seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court.  If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the borrower loan.

In all other cases, we file a proof of claim involving the borrower member.  The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower member will be entirely within our discretion and will depend upon certain factors including:

•        if the borrower member used the proceeds of the borrower loan in a way other than that which was described in the Prosper borrower listing;

•        if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower member’s behalf; and

•        our view of the costs and benefits to us of any proposed action.

Note Trader Platform

Lender members may not transfer their Notes except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  See “About the Platform—Description of the Notes” for more information.  This Note Trader platform is an internet-based trading platform on which our lender members may offer their Notes for sale or bid on and purchase Notes offered for sale by other lender members.  Lender members must first establish a brokerage relationship with FOLIOfn Investments, Inc. before using the Note Trader platform.  In this section, we refer to lender members who have established such brokerage relationships as “subscribers.”  Only transactions involving the sale of previously-issued Notes will be effected through the Note Trader platform; the Note Trader platform will not handle any aspect of transactions involving the initial offer and sale of Notes by Prosper.  Subscribers may post requests to sell their Notes on the Note Trader platform at prices established by the subscriber.  Other subscribers will have the opportunity to view these prices, along with the listing for the borrower loan corresponding to the Note and the payment history of the corresponding borrower loan.

Subscribers who sell Notes on the Note Trader platform will be subject to transaction fees charged by FOLIOfn Investments, Inc.  The transaction fee is expected to be equal to a specified percentage of the sale price of the Note sold.

We are not a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser.  All securities services relating to the Note Trader platform are provided by FOLIOfn Investments, Inc.  Neither Prosper nor FOLIOfn Investments, Inc. will make any recommendations with respect to transactions on the Note Trader platform.  There is no assurance that subscribers will be able to establish a brokerage relationship with the registered broker-dealer.  Furthermore, we cannot assure subscribers that they will be able to sell Notes they offer for sale through the Note Trader platform at the offered price or any other price nor can we offer any assurance that the Note Trader platform will continue to be available to subscribers.

Sale of the Notes

The Notes may be sold to other subscribers through the Note Trader platform.  If a selling subscriber desires to sell a Note prior to the end of the Note’s term, the selling subscriber may post the Note for sale on the Note Trader platform for sale in an auction format.  If a subscriber purchases the Note, then the Note will be transferred through the Note Trader platform to the purchasing subscriber.  A Note sold through the Note Trader platform must be purchased in its entirety by a single subscriber.  Once a Note has been sold through the Note Trader platform to a subsequent subscriber, the Note may again be sold through the Note Trader platform.  After the date of this prospectus, the Notes will be non-transferable except through the Note Trader platform.

Notes Subject to Sale by Subscribers.  The Note Trader platform will enable subscribers to sell Notes originated on our platform or purchased from other subscribers through the Note Trader platform.  All Notes, including Notes for which the corresponding borrower loans have become delinquent, will be eligible for sale on the Note Trader platform.  There is no limit on the number of times a Note may be sold on the Note Trader platform, so long as the Note is outstanding.

Lender Members Eligible to Bid on Note Listings.  Lender members must first establish a brokerage relationship with FOLIOfn Investments, Inc. before using the Note Trader platform.  To open an account, FOLIOfn Investments, Inc. may require lender members to confirm that they satisfy certain minimum financial suitability standards and maximum investment limits, if any, that may be imposed by the state in which the lender member resides.  If the lender member does not satisfy these suitability requirements he or she will not be able to place bids on the Note Trader platform.

Creation of Note Listings.  Subscribers who want to sell one or more of their Notes may offer them for sale on the Note Trader platform by creating and posting a “Note listing.”  Subscribers may offer to sell any or all of the Notes they own and may offer to sell more than one Note at the same time. When posting a Note listing the subscriber will designate a minimum sale price the subscriber is willing to receive for the Note.

Note listings will have a seven to fourteen-day auction bidding period, but selling subscribers may elect to end the listing early at any time after a winning bid is made.  Selling subscribers may also add an “automatic sale” feature to their Note listing, which would end the bidding period on a Note listing immediately after the listing receives an initial bid equal to an automatic sale price set by the selling subscriber.  In such instances the Note would be immediately sold to the subscriber who placed the bid.

The selling subscriber may withdraw Note listings without charge at any time prior to expiration of the auction bidding period, before any bids are received.  Note listings with at least one bid cannot be withdrawn by the selling subscriber.

Display of Note Listings.  Note listings will be displayed for auction on the Note Trader platform, and include the selling subscriber’s screen name, the offered sale price of the Note, the interest rate on the Note and the remaining term of the Note, and the yield to maturity that corresponds to the offered sale price.  Note listings will also include the repayment status of the borrower loan corresponding to the Note (i.e., current or delinquent), the payment history on the borrower loan and the next scheduled payment on the Note.  Note listings will also include the remaining duration of the Note listing, the number of bids, and whether the Note listing has an automatic sale feature.

Note listings will include a link to the original listing (including the listing title, description, credit data, recommendations, questions and answers, and original bidding history) for the borrower loan that corresponds to the Note being offered for sale.  Although Note listings will be displayed publicly on the Note Trader platform, the borrower’s payment history and corresponding listings will be viewable only by registered subscribers.

Bidding on Note Listings.  Only registered subscribers are eligible to bid for and purchase Notes listed for sale on the Note Trader platform.  Subscribers may bid for and purchase one or more Notes from selling subscribers.  As with bidding on borrower listings , subscribers who bid on Note listings must have funds on deposit in the subscriber’s funding account in at least the aggregate amount of the subscriber’s bids; subscribers are prohibited from withdrawing amounts from the subscriber’s funding account to the extent any such withdrawal would reduce the balance below the aggregate amount of the subscriber’s pending bids on borrower listings and Note listings.  Subscribers are not eligible to bid on their own Note listings.

Subscribers bidding on Note listings must bid for the full amount of the Note being sold, and there may be only one winning bidder for a Note offered for sale by a selling subscriber.

Subscribers bidding on Note listings can only make manual bids, by browsing through and choosing one or more Note listings that appeal to the subscriber.

Bids may be made by subscribers until the end of the auction bidding period specified in the Note listing.  The selling subscriber may, however, end the auction bidding period early at any time after a winning bid is made.  The winning bidder is the subscriber who has bid the highest price as of the end of the auction bidding period (or the automatic sale price with respect to a Note listing with such a feature).

Proxy Bidding.  The Note Trader platform will employ an automated proxy bidding system that enables bidding subscribers to place a bid higher than the then current minimum bid, and have bids continually applied against a Note listing, up to a specified maximum bid amount.  The maximum bid amount is hidden from view until competing bids push the current sale price higher than the bidder’s maximum bid.

Close of Bidding and Sale of Notes.  When a Note listing ends with a winning bidder, upon settlement of the sale of the Note to the winning bidder, which will normally occur on the business day following expiration of the Note listing, the final sale price is withdrawn from the winning subscriber’s funding account to pay the selling subscriber.  The transaction fee is deducted from the sale price and retained by FOLIOfn Investments, Inc.

Upon the selling subscriber’s receipt of the final net sale proceeds, the Note is sold, transferred and assigned by the selling subscriber to the winning bidder without recourse.  All further payments made on the Note following settlement of the sale will be credited to the account of the subscriber who purchased the Note from the previous subscriber.  The purchasing subscriber may retain ownership of the Note for the remainder of its term, or list the Note for sale on the Note Trader platform.  The electronic original Note is kept in the possession and control of Prosper, as servicer of the Note, for the remaining term of the Note.

Historical Information About Prosper Borrower Members and Outstanding Borrower Loans

The performance of borrower loans is a function of the credit quality of the borrowers and the risk and return preferences of the lender members.  Lender members can choose to pursue a variety of bidding strategies including strategies that may or may not maximize the return on their investment.  When making bidding decisions, lender members consider borrowers’ credit grades, debt-to-income ratios and other credit data and information displayed with listings.  The credit grades indicated by the letters “AA” through “NC” that appear in the charts below are materially different from the seven Prosper Ratings that will be indicated by letters “AA” through “HR” after the date of this prospectus.  Accordingly, the following historical information should not be used in determining how Notes with the same letter grade can be expected to perform in the future. See “Risk Factors—Risks Related to Borrower Default.”

From November 2005 through October 16, 2008, Prosper had facilitated 28,938 borrower loans with an average original principal amount of $6,172 and an aggregate original principal amount of $178,593,222.  As of March 31, 2009, 55.3% of these borrower loans were current, 19.7% had been were paid in full, 1.0% were 15 to 30 days past due, 3.8% were more than 30 days past due, and 20.2% had defaulted.  A borrower loan is considered to have defaulted when it is more than 120 days past due or has filed a bankruptcy which has been discharged.  Of these 28,938 borrower loans, 9,065 loans, or 31.3%, had been greater than 15 days past due at one time, 7,932 loans, or 27.4%, had been more than 30 days past due at one time, 6,956, or 24.0%, had been more than 60 days past due at one time and borrower members had failed to make a single payment with respect to 277, or 0.96%, of the borrower loans.

The defaulted loans as of March 31, 2009 were comprised of 5,839 borrower loans, equaling a total defaulted amount of $30,397,256.  Of these 5,839 defaulted loans, 801 were loans in which the borrowers had filed for bankruptcy, equaling $4,805,505 in defaulted amount.

The following table presents additional aggregated information as of March 31, 2009 regarding delinquencies, defaults and  borrower payments, grouped by the credit grade, for all loans originated on our website from November 2005 through October 16, 2008.  With respect to delinquent borrower loans, the following table shows the entire amount of the principal remaining due (not just that particular payment) as of March 31, 2009.

Total Loan Originations

November 2005 - October 16th, 2008

(as of March 31, 2009)

	Total Loan Originations		Current Loans			15-30 Days Past Due
Credit Grade	Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA	3511	$32,122,727	1977	$18,909,632	$11,821,961.41	18	$324,000	$226,093.04
A	3312	$30,798,523	1966	$17,797,109	$11,081,745.15	29	$330,787	$213,348.75
B	4386	$36,481,614	2705	$21,362,362	$13,335,121.08	46	$461,874	$335,408.63
C	5643	$34,450,048	3428	$18,988,961	$11,489,171.41	65	$470,150	$279,144.71
D	5151	$24,655,323	2973	$13,214,550	$7,753,184.72	60	$278,911	$179,315.36
E	3289	$11,156,095	1543	$4,536,077	$2,394,021.40	28	$108,001	$61,459.23
HR	3505	$8,602,274	1372	$3,158,849	$1,684,294.34	47	$144,619	$76,947.02
NC	141	$326,618	40	$84,927	$21,662.81	0	$—	$—

	28,938	$178,593,222	16,004	$98,052,467	$59,581,162	293	$2,118,342	$1,371,717

percent of total			55.3%	54.9%		1.0%	1.2%
	avg loan size:	$6,171.58

	Paid In Full (1)		31+ Days Past Due			Defaulted (2)
Credit Grade	Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	ChargedOffPrincipal
AA	1261	$8,770,446	78	$1,325,151	$983,842.55	177	$2,793,498	$2,155,947.03
A	869	$6,471,680	125	$1,690,190	$1,147,084.96	323	$4,508,757	$3,572,284.52
B	856	$5,753,471	191	$2,086,567	$1,464,843.93	588	$6,817,340	$5,544,214.90
C	936	$5,240,423	226	$1,644,110	$1,094,555.05	988	$8,106,404	$6,670,549.46
D	834	$3,634,433	211	$1,020,307	$699,083.44	1073	$6,507,122	$5,312,523.67
E	519	$1,817,412	136	$427,098	$266,874.42	1063	$4,267,507	$3,539,499.19
HR	402	$950,677	143	$361,727	$247,101.90	1541	$3,986,402	$3,424,366.92
NC	12	$30,050	3	$6,250	$2,537.03	86	$205,391	$177,870.33

	5,689	$32,668,592	1113	$8,561,400	$5,905,923	5,839	$37,192,422	$30,397,256

percent of total	19.7%	18.3%	3.8%	4.8%		20.2%	20.8%

Default due to Delinquency:
5038	86.3%
$25,591,750.22	84.2%

Default due to Bankruptcy:
801	13.7%
$4,805,505.80	15.8%

(1) includes loans with Final Payment in Progress

(2) includes all loans >120 days past due

Because of our limited operating history, the data in the preceding table regarding loss experience may not be representative of the loss experience that will develop over time as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.  In addition, because of our limited operating history, the data in the preceding table regarding prepayments may not be representative of the prepayments we expect over time as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.

The following table presents aggregate information, as of March 31, 2009 on the results of our collection efforts for all loans that became more than 30 days past due at any time, grouped by credit grade.

Credit Grade	Loans In Collections	Origination Amount	Aggregate Amount Sent to Collections (1)	Gross Amount Collected on Accounts sent to Collections(2)	(#) of Loans Charged-off Due to Delinquency(3)	Aggregate Principal Balance of Loans Charged-Off Due to Delinquency(3)	Gross Amount Recovered on Loans Charged- Off(4)

AA	300	$4,608,427.00	$314,730.78	$139,006.65	150	$1,858,922.95	$24,388.30
A	513	$6,892,147.00	$481,594.06	$190,108.91	261	$2,854,661.02	$65,799.14
B	888	$9,871,485.42	$712,851.88	$268,893.25	483	$4,486,547.75	$96,167.08
C	1,379	$10,840,568.00	$809,366.88	$365,649.82	811	$5,437,191.61	$170,377.41
D	1,473	$8,401,567.69	$649,087.02	$321,660.96	891	$4,473,571.53	$121,218.97
E	1,370	$5,303,019.00	$428,651.64	$255,635.79	932	$3,106,657.79	$144,063.74
HR	1,914	$4,903,607.45	$396,210.86	$246,028.44	1,426	$3,199,941.16	$134,121.05
NC	95	$226,142.00	$17,943.92	$4,898.05	84	$174,256.41	$7,534.29

Totals	7,932	$51,046,963.56	$3,810,437.04	$1,791,881.87	5,038	$25,591,750.22	$763,669.98

(1)  Represents accounts 31 to 120 days past due.

(2)  Represents the gross amounts collected on borrower loans while such accounts were in collection—during the 31-120 day period.  This amount does not represent payments received after an account has been sent to collection, cured and returned to current status. Of this amount, Lenders received $1,519,615.09  (84.8%).  The remainder was split among:  Agency Contingency Fees ($226,844.92 — 12.7%), Fees to Prosper (NSF, Bank Draft and Servicing) ($44,294.86 — 2.5%) and Group Leader Sponsor Fees ($1,127.00 — .1%).

  The amounts retained by Prosper are reflected as loan servicing fees in our consolidated financial statements.

(3)  Represents accounts that have been delinquent for 120 days at which time the account is charged-off.  Any money recovered after 120 days is no longer included as amounts collected on accounts sent to collection.

(4)  Represents the gross amounts Prosper received on charged-off accounts after the accounts were charged-off—e.g., a dollar received on an account 122 days past due.  .  Of this number, our Lenders Received $743,918.95  (97.4%).  The remainder was split among:  Agency Contingency Fees ($15,215.45 — 2.0%), Prosper Fees (NSF, Bank Draft and Servicing) ($4,535.19 — .6%) and Group Leader Sponsor Fees ($0.39 — 0.0%).

Prosper has not altered the terms or made any principal reductions on any loans prior to charge-off except as required by law (such as in situations were the Servicemembers’ Civil Relief Act requires interest rates to be reduced to 6% while a borrower in the armed forces is on active duty).  In order to comply with the Servicemembers’ Civil Relief Act, Prosper has elected to make “pre-refunds” of the interest differential to the affected borrower for the period of deployment.  The borrower then continues to make their regular payments.  In these cases, Prosper has refunded the interest to the borrower from Prosper’s own funds and, as a result, the payments received by the applicable lenders are unchanged.

There have been seven post charge-off loans for which, in exchange for substantial payments on the loans, Prosper has agreed to a forgiveness of principal.  The total amount of borrower principal forgiven was $45,988.13.  However, from the applicable lenders’ perspectives, the balance on these loans was reduced to $0 at charge-off, effectively terminating the applicable lenders’ interests in the loans.  Nevertheless, the subsequent payments on the loans were paid in total to the lenders in the form of recoveries against written-off principal.

The following table presents aggregated information about borrowers for loans originated over the period from our inception to October 16, 2008, grouped by credit grade:

Credit Grade	Number of Borrowers	Average Interest Rate	Average APR
AA	3511	11.5%	12.2%
A	3312	14.2%	15.2%
B	4386	16.5%	17.5%
C	5643	18.8%	20.0%
D	5151	21.2%	22.4%
E	3289	25.5%	26.8%
HR	3505	25.5%	26.9%
NC	141	23.3%	24.2%

The following table presents aggregated information for loans originated during the period from March 1, 2007 through October 16, 2008.  Income and employment is self-reported by borrowers at the time of their loan applications and verified in a limited number of instances.  Homeownership information is obtained from credit bureau reporting and Prosper does not independently verify this information except in limited instances where the information is provided by borrowers and verified.

Credit Grade	Percent of Borrowers Reporting Home Ownership	Average Job Tenure Months	Average Annual Gross Income	Average Debt To Income (excludes DTI>200%)
AA	77.3%	76.0	72,040	19.96%
A	57.1%	67.4	58,811	24.29%
B	54.6%	71.3	56,419	27.52%
C	49.9%	70.0	53,029	25.20%
D	29.7%	63.5	46,814	25.54%
E	27.9%	65.5	48,205	23.97%
HR	18.6%	49.1	38,829	19 47%

The following table presents aggregated information for loans originated from the period from March 1, 2007 to October 16, 2008 reported by a consumer reporting agency about Prosper borrowers at the time of their loan applications, grouped by credit grade.  Prosper has not independently verified this information:

Credit Grade	Average Experian ScoreXPlus	Average Number Current Delinquencies	Average Number Total Open Lines	Average Number Total Credit Lines
AA	792.3	0.12	9.72	26.59
A	737.5	0.27	9.01	24.65
B	697.6	0.38	8.78	25.15
C	656.8	0.70	8.12	25.07
D	619.5	1.05	7.89	23.77
E	578.3	2.20	7.62	26.63
HA	536.7	3.82	5.08	19.24

SUMMARY OF MATERIAL AGREEMENTS

Indenture and Form of Notes

General

Borrower Payment Dependent Notes or “Prosper Borrower Notes,” or “Notes.”  will be issued in series under the indenture to be entered into between Prosper and a commercial bank yet to be determined:  Prosper Borrower Payment Dependent Notes, or “Prosper Borrower Notes,” or “Notes.”  Each series of Notes will correspond to one borrower loan.  Each series of Notes are dependent for payment on payments we receive one borrower loan.

All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest.  The Prosper Borrower Notes will have a stated interest rate that is the same as the yield percentage for the corresponding borrower loan as determined by the auction bidding process, and an aggregate stated principal amount equal to the principal amount of the corresponding borrower loan.  Notwithstanding the foregoing, we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding borrower loan.  The Prosper Borrower Notes will also be subject to full or partial prepayment without penalty.

The indenture will not limit the aggregate principal amount of Notes that Prosper can issue under the indenture, but each series of Prosper Borrower Notes will be effectively limited to the maximum allowable principal amount (currently $25,000) of a borrower loan.  If in the future we change the maximum allowable borrower loan amount, then the maximum aggregate principal amount of Prosper Borrower Notes per series would also increase.  The aggregate principal amount of Prosper Borrower Notes of each series will equal the principal amount of the corresponding borrower loan.  We will use all proceeds we receive from sales of the Notes to purchase the corresponding borrower loans from WebBank.

Maturity Dates

Prosper Borrower Notes currently have a term of three years, but Prosper anticipates in the near future extending available maturity dates to between three months to seven years.  If there are amounts owing to Prosper in respect of the corresponding borrower loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which we refer to as the “final maturity,” to allow the Note holder to receive any payments that we receive on the corresponding borrower loan after the maturity of the corresponding borrower loan.  However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off the borrower loan at any time after the 31st day of its delinquency, and we generally will charge-off a loan after it becomes more than 120 days past due, such borrower loan may never reach the final maturity date.  Following the final maturity of a Note, the holder of that Note will have no rights to receive any further payments from Prosper even if the borrower under the corresponding borrower loan, or a bankruptcy trustee, subsequently remits payments to Prosper or the servicer of the borrower loan.

Ranking

The Notes will be unsecured special, limited obligations of Prosper.  Prosper will be obligated to make payments on each Note in a series only if and to the extent that Prosper receives principal or interest payments from the borrower on the corresponding borrower loan purchased by Prosper with the proceeds of that series, and such borrower loan payments will be shared ratably among all owners of Notes of the series, subject to Prosper’s servicing fees.   In the event of a bankruptcy or similar proceeding of Prosper, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Prosper with respect to payment from the proceeds of the borrower loan corresponding to that Note or other assets of Prosper is uncertain.  To limit the risk of Prosper’s insolvency, Prosper will grant the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.

The indenture will not contain any provisions that would limit Prosper’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” we will make payments of principal and interest on the Notes upon receiving borrower loan payments in respect of the corresponding borrower loan, in accordance with the payment schedule for each Note.  Each Note will have a payment schedule providing for monthly payments over a term equal to the corresponding borrower loan. The payment dates will fall on the sixth day after the due date for each installment of principal and interest on the corresponding borrower loan.

We request an ACH payment from a borrower on the business day prior to the payment due date, and normally receive payment the following business day.  A borrower’s loan payment is initially deposited in our servicing account upon receipt and is not distributed to the lender member’s FBO account until the sixth business day after the ACH payment was requested and the short return window for ACH funds has expired.  Lenders members can review their account statement online and see that it received payment on the Notes on the sixth business day.  Upon maturity of the Note, the same process occurs.  Although payment to lender members under the Notes is six business days after the applicable payment and maturity date, Prosper treats the payment date and maturity date of the Note to be the same as the dates set forth in the corresponding borrower loan.

The stated interest rate on each Note will be the final lender yield percentage as determined from the auction bidding process. The yield percentage that lender members bid is net of the servicing fee applicable to the loan described in the listing.. The stated interest rate on each Note will not be the same as the interest rate on the corresponding borrower loan because it takes into account the servicing fee. Interest will be computed on the Notes in the same manner as the interest on the corresponding borrower loans is computed.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Subject to the servicing fees described below, any amounts received from borrowers on borrower loans will be forwarded by Prosper to the holder of the Notes corresponding to the borrower loan.  Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the amounts received by Prosper in connection with the corresponding borrower loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees charged by Prosper. . As compensation for servicing the borrower loans and Notes, Prosper shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes. Prosper’s servicing fee rates are subject to change from time to time, and are posted in the Fees and Charges section of the Prosper website. Prosper will service the Prosper Borrower Notes and the corresponding borrower loans, and currently charges lenders a servicing fee in an amount equal to an annualized rate of 1.0% of the outstanding principal balance of the corresponding borrower loan. Servicing fees will reduce the effective yield on borrower loans below the borrower interest rate. The servicing fee rate will be disclosed in all borrower listings. The servicing fee is payable on all payments received on borrower loans corresponding to the Notes, including without limitation partial payments made toward a borrower’s loan. We will not pay you any Non-Sufficient Funds Fees or collection fees we or third-party collection agency charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. Prosper will pay you any late fees we receive on borrower loans.  Any prepayments received on borrower loans corresponding to Notes will be paid ratably to the Note holders.

The “Non-sufficient Funds Fee” is a fee charged by Prosper or a third-party servicer or collection agency when a payment request is denied or a check is returned unpaid for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.  The Non-sufficient Funds Fee currently charged by Prosper on borrower loans is $15 or such lesser amount permitted by law. To the extent we do not receive the anticipated payments on a borrower loan, we will not make any payments on the Notes related to that borrower loan, and a holder of a Note will not have any rights against Prosper or the borrower member in respect of the Note or the borrower loan corresponding to such holder’s Note.

Prepayments

To the extent that a borrower member prepays a corresponding borrower loan, such prepayment amount will be a borrower loan Payment and holders of Notes related to that corresponding borrower loan will be entitled to receive their pro rata shares of the prepayment, net of applicable servicing fees.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a borrower loan, Prosper will redeem all of the Notes of the series corresponding to such borrower loan for 100% of the remaining outstanding principal amount of such Notes.  An “identity fraud incident” means that the corresponding borrower loan has been obtained as a result of verifiable identity theft on the part of the purported borrower member.  We may, in our discretion, require proof of the identity theft, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the corresponding borrower loan.

Servicing Covenant

We are obligated to use commercially reasonable efforts to service and collect borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the borrower loans.  If we refer a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past-due, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts.  We may, in our sole discretion and subject to our servicing standard, refer a borrower loan to a collection agency at any time, or elect to initiate legal action to collect a borrower loan or sell a borrower loan to a third party debt buyer at any time.  We may also work with the borrower member to structure a new payment plan for the borrower loan without the consent of any holder of the Notes corresponding to the borrower loan.  We will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the borrower loans. In servicing borrower loans we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.  Prosper is obligated to use commercially reasonable efforts to service and collect the borrower loans in accordance with prudent industry standards for loans of the same general type and character. Any modification or restructuring of borrower payment terms must be done in compliance with this servicing standard, which means that the servicer must make a reasonable and prudent determination that any such modification is not materially adverse to the interests of the Note holders. The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the lender’s perspective, such modifications would only be employed in situations where a greater loss would be avoided.

In the event the terms of any borrower loan are modified, we will notify the lender members via email of the material terms of the borrower loan modifications and the effect such changes will have on their Notes, including changes to payments they will receive under the Notes.

Notification Requirements

Under the lender registration agreement, we agree to notify lender members within 90 days after we become aware that we have breached our representations and warranties under the lender registration agreement and notify them that we have elected to cure the breach or repurchase the applicable Note.  We keep lender members apprised of the delinquency status of borrower loans by identifying delinquent loans on our website as “1 month late,” “2 months late,” “3 months late,” or “current.”  borrower loans that become more than 120 days overdue are charged off and designated as such on our website.  Lender members are able to monitor the borrower loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a default with respect to the Notes of any series occurs and is continuing and if it is known to the trustee, the trustee is required to notify each holder of the Notes the subject of a default within 90 days after it occurs.  The Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes of such series, except for defaults caused by Prosper failure to make principal and interest payments when required.

In addition, if required by Section 313(a) of the TIA, within 60 days after each May 15 beginning with the May 15 following the date of the Indenture, the Trustee shall mail or transmit electronically to each Holder of Securities a brief report dated as of such May 15 that complies with TIA Section 313(a).

Consolidation, Merger, Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•    the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•    immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•    we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

We will issue the Notes only in registered form and only in electronic form.  This means that each Note will be stored on our website.  You can view a record of the Notes you own and the form of your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website.  We will not issue certificates for the Notes.  Lender members will be required to hold their Notes through our electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own.  This may limit or curtail the ability of such persons to purchase Notes.  We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the lender members in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange.  All Notes must be held by our lender members.  The Notes will not be transferable except through the Note Trader platform operated and maintained by FOLIOfn Investments, Inc., a registered broker-dealer.  Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a Note trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer.  The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order.  There can be no assurance, however, that a market for Notes will develop on the trading system, or that the system will continue to operate.  Therefore, lender members must be prepared to hold their Notes to maturity.  See “About the Platform—Note Trader Platform” for more information.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•    our failure to make required payments on the Notes for thirty days past the applicable due date;

•    our failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•    specified events relating to our bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower does not make payments on the borrower loan corresponding with the particular series of Notes.  In that case, we are not required to make payments on the Notes, so no default occurs.  See “Risk Factors—Risks Related to Borrower Default,” for more information.  An event of default with respect to one series of Notes is not automatically an event of default for any other series.

To limit the risk of Prosper’s insolvency, Prosper will grant the trustee under the indenture for the Notes, referred to as the “indenture trustee,” a security interest in Prosper’s right to payment under, and all proceeds received by Prosper on, the corresponding borrower loans and in the bank account in which the borrower loan payments are deposited.  The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture.  Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver.  When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•    the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•    the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•    such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•    the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•    the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•    all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation;

•    or all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes; if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Prosper will select a commercial bank to serve as the trustee under the indenture.  From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.  If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us.  The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Lender Registration Agreement

When a lender member registers on the platform, the lender member enters into a lender registration agreement with us that governs the lender member’s purchases of Notes from time to time from us.  Under the agreement, we provide the lender member the opportunity through the platform to review borrower loan requests and , purchase Notes and instruct us to apply the proceeds from the sale of each Note to facilitate the funding of, and our purchase of, a specific borrower loan the lender member has designated.

Under the agreement, the lender member must commit to purchase a Note prior to the origination of the borrower loan to which the Note corresponds.  At the time the lender member commits to purchase a Note by bidding on a listing the lender member must have sufficient funds in the lender member’s account with us to complete the purchase, and the lender member will not have access to those funds for as long as the lender member is a winning bidder on the listing.  Once the lender member makes a purchase commitment by bidding, it is irrevocable.  If the borrower loan does not receive purchase commitments for Notes totaling the amount of the requested borrower loan, then we will inform the lender member and release him or her from the purchase commitment.

The lender member agrees that the lender member has no right to collect or attempt to collect from any borrower, directly or through any third party, any amount owing under any of the lender member’s Notes or on any of the borrower loans that correspond to the lender member’s Notes.

The lender member acknowledges that the Notes are intended to be debt instruments issued by Prosper that have original issue discount (OID) for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law.  The lender member also acknowledges that the Notes will be subject to the OID rules of the Internal Revenue Code of 1986, as amended, as described below under “About the Platform—Material U.S. Federal Income Tax Considerations—Taxation of Payments on the Notes.”

Representations and Warranties

The agreement describes the limitations on payments on the Notes, and the lender member acknowledges that:

•    payment on the Notes, if any, depends entirely on the receipt of payments by Prosper in respect of the corresponding borrower loan;

•    Prosper does not warrant or guarantee in any manner that the lender member will receive all or any portion of the principal or interest it expects to receive on any Note or realize any particular or expected rate of return;

•    the amount received on a Note, if any, is specifically restricted to payments made by Prosper equal to the payments made by the borrower under the corresponding borrower loan, net of servicing fees;

•    we do not make any representations as to a borrower’s ability to pay and do not act as a guarantor of any corresponding borrower loan payment or payments by any borrower.

Under the agreement, the lender member represents and warrants to Prosper that:

•    the lender member has not made a decision in connection with any loan requests on our platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination;

•    the lender member meets minimum financial suitability standards and maximum investment limits established for the platform or the Note Trader platform, as then in effect, or as set forth in a supplement to the prospectus for residents of the state in which lender member resides and agrees to provide us with any additional documentation as we may require to verify such compliance;

•    the lender member has received the prospectus and the indenture, including the form Note;

•    the lender member has the legal competence and capacity, or corporate power and authority, to execute and perform the lender registration agreement and the lender registration agreement has been duly authorized, executed and delivered;

•    the lender member has complied in all material respects with applicable federal, state and local laws in connection with its execution and performance of the lender member’s obligations under the lender registration agreement;

•    if the lender member is a legal entity, the execution and performance of the lender registration agreement does not violate any provision of its charter documents; and

•    if the lender member is a legal entity, the execution and performance of the lender registration agreement will not constitute or result in a breach or default under, or conflict with, any legal requirement or any agreement to which the lender member is bound.

Under the agreement, Prosper represents and warrants to the lender member that:

•    we have complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Note;

•    the Note has been duly authorized and, following payment of the purchase price by the lender member and electronic execution, authentication and delivery, the Note will constitute valid and binding obligation of Prosper enforceable against Prosper in accordance with its terms, except as the enforcement of the Note may be limited by applicable bankruptcy, insolvency or similar laws;

•    prior to a lender member’s purchase of a Note, the loan proceeds have been fully disbursed to the borrower under the corresponding borrower loan;

•    Prosper has made commercially reasonable efforts to authenticate and verify the identity of the borrower obligated on the borrower loan that correspond to the Note; and

•    Prosper would offer to indemnify or repurchase a Note from the lender member in the event of a material default under a series of Notes, if the listing describing the Notes contains a Prosper score different from the score calculated by Prosper for that listing, or if we incorrectly applied our formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing.

We also represent and warrant to the lender member that in the event of a material default under a Note that is the result of verifiable identity theft of the named borrower’s identity, determined in our sole discretion, that we will repurchase the Note by crediting the lender member’s Prosper funding account with the remaining unpaid principal balance of the Note.  Prosper is not required to repurchase a Note under this provision until such Note is at least 120 days past-due, although Prosper may elect to do so earlier in its sole discretion.  The lender member agrees that in such circumstances the lender member will have no rights with respect to any such Notes except the crediting of the remaining principal balance of the Note to the lender member’s account.

In addition, we represent and warrant to the lender member, as of the date of the agreement and the date a commitment to purchase a Note is made, that:

•    we are a duly organized and validly existing corporation in good standing under the laws of Delaware and have corporate power to enter into and perform our obligations under the agreement;

•    the agreement has been duly authorized, executed and delivered by Prosper;

•    the Indenture has been duly authorized by Prosper and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Prosper, enforceable against Prosper in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws.

Remedies

If we breach any of our representations and warranties and such breach materially and adversely affects a lender member’s interest in a Note, we agree to,

•    cure the breach, if the breach is susceptible to cure,

•    repurchase the Note, or

•    indemnify and hold the lender member harmless against all losses (including losses resulting from the nonpayment of the Note), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense arising as a result of the breach.

We will determine, in our sole discretion, if a breach is susceptible to cure, whether to cure such breach, repurchase the Note or indemnify the lender member with respect to the Note.  If we elect to repurchase a Note, we will pay the lender member an amount equal to the remaining outstanding principal balance of the Note as of the date of repurchase.  Upon any repurchase, the Note is transferred and assigned to Prosper, without recourse, and we are authorized to execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note on behalf of the lender member.

We will notify a lender member within 90 days after we become aware that we have breached our representations and warranties under the agreement such that cure or repurchase the Note is required, at which time we will notify the lender member of our election to cure the breach or repurchase the note.

We are not obligated to repurchase a Note from a lender member if his or her investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a listing or due to false or inaccurate statements or omissions of fact in a borrower’s listing, whether in credit data, borrower representations, user recommendations, group affiliations or similar indicia of borrower intent and ability to repay the Notes.

Servicing

The agreement provides that we will use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards customary for loans of the same general type and character as the borrower loans.

The agreement also provides that we will service all Notes, and all borrower loans, both before and after default.    Any amounts received by Prosper on borrower loans will be forwarded to the holders of the Notes corresponding to the borrower loan.  In servicing borrower loans, we may, in our discretion, utilize affiliated or unaffiliated third party loan servicers, repossessors, collection agencies or other agents or contractors.

The agreement also provides that referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty-one days past-due shall be deemed to constitute commercially reasonable servicing and collection efforts.  Prosper and any third-party servicer servicing a borrower loan shall have the right, without the lender member’s consent, subject to the foregoing servicing standard, to change the payment date or reduce the principal amount or the rate of interest or the place and manner of making loan payments on a borrower loan, or amend or waive any other term of such borrower loan, or charge off any borrower loan that Prosper or third-party servicer servicing the borrower loan deems uncollectible.

The agreement provides that we shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes, and that our servicing fee rates are posted in the Fees and Charges section of the Prosper website, and are subject to change at any time without notice. The applicable servicing fee rate for Prosper and will be disclosed in all listings. The Agreement provides that the servicing fee on each Note will be the amount of the servicing fee in effect at the time the listing for the loan evidenced by the Note was posted, and will remain unchanged for the term of the Note.

Servicing fees are payable monthly by deduction from each lender’s share of a loan payment by the borrower. Lender members will not receive non-sufficient funds fees or collection fees we or a third-party collection agency charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. We will pay lender members any late fees we receive on borrower loans. Any prepayments received on borrower loans will be paid ratably to the Note holders, subject to applicable servicing fees.

Borrower Registration Agreement

When a borrower member registers on the platform, the borrower member enters into a borrower registration agreement with us that governs any loan obtained by a borrower member.  Under the agreement, we provide the borrower member the opportunity, through the platform to post loan requests or “listings” for lender members who may be interested in bidding against one another in a competitive auction format to facilitate the loan to the borrower member by WebBank.

Under the agreement, the borrower member must authorize us to obtain their credit report from a consumer credit reporting agency.  The borrower member authorizes us to verify information on their credit report, and agrees that we may contact third parties to verify any such information.  The borrower member authorizes us to obtain their credit report each time the borrower member posts a listing, except that we may not obtain a new credit report when the borrower member posts a listing within thirty (30) days following the posting of an earlier listing.

Under the agreement, to post a listing the borrower member agrees to provide the amount of the loan requested and the maximum interest rate the borrower member is willing to pay.  The borrower member must also provide his or her annual income, occupation and employment status.  Each listing that a borrower member posts is a request for a loan in the amount specified in the listing, at the maximum interest rate set forth in the listing, should the listing be matched with a bid in, or bids totaling the amount of the borrower member’s requested loan.  The borrower member agrees that they will have the right to withdraw their listing at any time prior to expiration of the listing; however, the borrower member does not have the right to rescind any loan.  Borrower members agree not use the Prosper website to obtain, or attempt to obtain, a loan for someone other than themselves.

Under the agreement, borrower members agree that Prosper lender members will be able to review their posted listings, and facilitate the funding of borrower loans by committing funds to the purchase of Notes issued by Prosper to these lenders, that are dependent for payment on the payments received from the borrower members on their borrower loans.  Our auction platform automatically matches borrower member listings with any lender bid that specifies a minimum interest rate equal to or below the maximum interest rate the borrower member would accept.  Bids are first matched with borrower listings with the highest offered interest rates above the bidder’s minimum interest rate, and thereafter the bids are matched to borrower listings with incrementally lower offered interest rates.  A match of a borrower member’s listing with one or more bids in the full amount of the requested loan amount will result in a loan from WebBank to the borrower member, subject to our right to verify the information as provided in the agreement.

The borrower members agree that if a loan is received, they must pay WebBank an origination fee.  The current fee amount is posted in the Fees and Charges section of Prosper’s website.  If the borrower member does not make their loan payments on time, WebBank or any subsequent owner of the loan will have all of the remedies authorized or permitted by the promissory note and applicable law.  In addition, if the borrower fails to make timely payments on the loan, the borrower member’s loan may be referred to collection agency for collection.  We may report loan payment delinquencies in excess of thirty (30) days to one or more credit reporting agencies in accordance with applicable law.

Neither Prosper nor WebBank warrants or guarantees (1) that a borrower member’s listing will be matched with any bids, (2) that a borrower member will receive a loan as a result of posting a listing, or (3) that if a borrower member’s listing is matched, the borrower member will receive a loan with an interest rate less than the maximum rate specified in the listing.

Prosper may in its sole discretion, with or without cause, terminate the agreement at any time by giving the borrower member notice.  Prosper also has the right to change any term or provision of the agreement or of the Prosper Terms and Conditions, provided, however, Prosper does not have the right to change any term or provision of a promissory note evidencing a loan to which the borrower member is a party except as authorized in the promissory note.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax considerations generally applicable to our lender members who purchase Notes.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations.  Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular lender member’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes.  This discussion applies only to lender members who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment).  This discussion does not address U.S. federal income tax considerations applicable to lender members that may be subject to special tax rules, such as:

•    securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•    banks, thrifts or other financial institutions;

•    insurance companies;

•    regulated investment companies or real estate investment trusts;

•    tax-exempt organizations;

•    persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•    partnerships or other pass-through entities;

•    persons subject to the alternative minimum tax;

•    certain former citizens or residents of the United States;

•            non-U.S. Holders (as defined below); or

•            “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.  A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON.  ACCORDINGLY, ALL PROSPECTIVE LENDER MEMBERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Notes

In General

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes.  However, although the matter is not free from doubt, we intend to treat the Notes as our debt instruments that have original issue discount (“OID”) for U.S. federal income tax purposes.  Where required, we intend to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.

You should be aware, however, that the U.S. Internal Revenue Service (“IRS”) is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization.  For example, the IRS could determine that, in substance, each lender member owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument).  Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note.  For example, if the Notes are treated as our equity, (i) we would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes.

A different characterization may significantly reduce the amount available to pay interest on the Notes You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

The following discussion assumes that the Notes will be treated as our debt instruments that have OID for U.S. federal income tax purposes.  Unless otherwise specified, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

You will generally be required to accrue OID in income as ordinary interest income for U.S. federal income tax purposes, regardless of your regular method of tax accounting.  If you hold a Note that has a maturity date of more than one year, you will be required to accrue OID income as ordinary interest income under a “constant yield method.”  Under this treatment, if a payment on a

Note is not made in accordance with the payment schedule in respect of the corresponding loan (for example, because of a late payment on the corresponding loan), you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment from the corresponding loan.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies.  If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule.  In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies may generally be ignored.  A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument.  A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because we are obligated to make payments on a Note only to the extent that we receive payments on the corresponding loan.  The payment schedule for each Note provides for payments of principal and interest (net of the service charge) on the Note in accordance with the payment schedule for the corresponding loan.  In addition to scheduled payments, we will prepay a Note to the extent that a borrower member prepays the loan corresponding to the

Note, and we will pay late fees collected on a corresponding borrower loan to the holders of the corresponding Borrower Note.  Notwithstanding such contingencies, we intend to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because we believe that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment or late payment on the loan corresponding to such Note will be remote or incidental.  If in the future we determine that the previous sentence does not apply to a Note, we anticipate that we will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and we shall so notify you.

OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note (net of the service charge) under the payment schedule of the Note.  The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note.  The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period).  We intend to use 30-day accrual periods.  The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the service charge).  A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the service charge) under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the yield of the Note determined net of the service charge, which yield will be lower than the stated interest rate on the Note.  As a result, you will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note.

Cash payments of interest and principal (net of the service charge) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note.  In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Except as discussed below with respect to a Note subject to rules governing market discount, contingent payment debt instruments, or the special rules applicable to short-term obligations, your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise.  The deductibility of capital losses is subject to limitations.

Prepayments

If we prepay a note in full, the Note will be treated as retired and, as described above, you will generally have gain or loss equal to the difference, if any, between the amount realized upon the retirement and your adjusted tax basis in the Note.  If we prepay a Note in part, a portion of the Note will be treated as retired.  Generally, for purposes of determining (i) your gain or loss attributable to the portion of the Note retired and (ii) your OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, your adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired.  The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If you purchase a Note on the Note Trader platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount.  Under the market discount rules, you generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by you.  Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless you elect to accrue market discount on a constant yield basis.  In addition, you may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred or continued to purchase or carry such Note.

You may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply.  An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.  You should consult your own tax advisor before making this election.

Acquisition Premium

If you purchase a Note on the Note Trader platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium.  For a Note acquired with an acquisition premium, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If you purchase a Note on the Note Trader platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, you will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on borrower loans corresponding to the Prosper Borrower Notes will generally be paid to you.  We anticipate that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note.  In such case, any late fees paid to you should be taxable as ordinary income at the time such fees are paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Loans Corresponding to Note — Automatic Extension

In the event that we do not make scheduled payments on a Note as a result of nonpayment by a borrower member on the loan corresponding to the Note, you must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below.  Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date.  As a result of such reissuance, the amount and accrual of OID on the Note may change.  At the time of the deemed reissuance, due to nonpayment by the borrower member, we may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the loan corresponding to such Note will be remote or incidental.  Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed in more detail below).  In addition, in the event that a Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules.  If we determine that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, we will notify you and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note.  Under current IRS guidance, it is not clear whether you may stop accruing OID if scheduled payments on a Note are not made.  You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, if you are an individual, and you did not acquire the Note as part of your trade or business, you should generally be entitled to deduct your loss on the Note as a short-term capital loss in the taxable year the Note becomes wholly worthless.  The portion of your loss attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt.  Under Section 166 of the Code, if you are a corporation, or if you are an individual and you acquired your Notes as part of a trade or business, you should generally be entitled to deduct any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless as an ordinary loss.  You should consult your own tax advisor regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Potential Characterization as Contingent Payment Debt Instruments

Our intended treatment of a Note as our debt instrument that is not subject to the contingent payment debt instrument rules is not binding on the IRS or a court of competent jurisdiction.  For example, the IRS or a court could determine that the Notes are “contingent payment debt instruments” because payments on the Notes are linked to performance on the corresponding loan.  If the Notes are characterized as contingent payment debt instruments, or in the future, if we conclude that a Note is subject to the contingent payment debt instrument rules, the Notes would be subject to special rules applicable to contingent payment debt instruments.  If these rules were to apply, you would generally be required to accrue interest income under the noncontingent bond method.  Under this method, interest would be taken into account whether or not the amount of any payment is fixed or determinable in the taxable year. The amount of interest that would be taken into account would generally be determined by constructing a hypothetical noncontingent bond, which is based on a “comparable yield” (generally, a hypothetical yield to be applied to determine interest accruals with respect to the Note, and which can be no less than the applicable federal rate) and a “projected payment schedule” (generally, a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield).  Based on the comparable yield and the projected payment schedule, you will generally be required to accrue as OID the sum of the daily portions of interest for each day in the taxable year that you held the Note, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Note.  The daily portions of interest are determined by allocating to each day in an accrual period the ratable portion of interest that accrues in such accrual period.  The amount of interest you may accrue under this method could be higher or lower than the stated interest rate on the Notes.  In addition, any gain recognized on the sale, exchange or retirement of your Note will generally be treated as ordinary interest income, and any loss will be treated as ordinary loss to the extent of prior OID inclusions, and then as capital loss thereafter.

Short-Term Notes

The following discussion applies to Notes that have a maturity of one year or less from the date of issue (“Short-Term Notes”).  There are special rules that address the U.S. federal income taxation of Short-Term Notes that you should be aware of.  These rules are not entirely clear in all situations.  Accordingly, you are strongly advised to consult your own tax advisor with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes.

In general, the Treasury Regulations provide that, in the case of a debt instrument with a maturity date of one year or less, no payments of interest are considered qualified stated interest.  This means that a Short-Term Note is treated as having OID equal to the excess of the total payments on the obligation over its issue price.  In general, if you are a cash method taxpayer, you should not be required to recognize interest income until actual or constructive receipt of payment, unless you elect to accrue OID in income on a current basis under either a straight-line or a constant yield method.  If you do not elect to currently include accrued OID in income, you will not be allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the Note (in an amount not exceeding the deferred income), and instead you will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the Note or its earlier disposition in a taxable transaction.  Notwithstanding the foregoing, if you elect to include accrued OID in income on a current basis, the limitation on the deductibility of interest will not apply.  Upon disposition of a Short-Term Note, you will be required to characterize some or all of the gain realized on a sale, exchange or retirement of the Note as ordinary income.  The amount characterized as ordinary income upon such disposition will generally equal an amount of OID that would have accrued under a straight-line basis or, if you so elect, an amount of OID that would have accrued under a constant yield method.  If you are an accrual method taxpayer, you will generally be required to accrue OID in income on a current basis on either a straight-line basis or, at your election, under the constant yield method based on daily compounding.  It should also be noted that the market discount rules (discussed above) generally do not apply to short-term obligations.  In addition, while there are special rules that address the U.S. federal income taxation of notes that have a maturity date of more than one year and that provide for one or more contingent payments, those rules generally do not apply to short-term obligations.  Accordingly, the U.S. federal income taxation of short-term obligations that provide for contingent payments is not entirely clear.  You should consult your own tax advisor regarding the U.S. federal income tax consequences if Short-Term Notes are considered short-term obligations that provide for contingent payments.

Backup Withholding and Reporting

We will be required to report information to the IRS on certain payments on a Note (including interest and discount) and on proceeds of the sale of a Note if you are not an exempt recipient (such as a corporation). In addition, backup withholding (currently at a 28% rate) may apply to payments made to you if (a) you do not furnish or you have failed to provide your correct taxpayer identification number, (b) we have been instructed by the IRS to backup withhold because of underreporting (generally meaning that the IRS has determined and notified you that you have failed to report any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) in certain circumstances, you have failed to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding the application of information reporting and backup withholding rules in your particular situation, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

BUSINESS

Overview

Prosper Marketplace, Inc. is the operator of an Internet credit auction platform.  The platform is described in more detail in this prospectus under the caption “About the Platform.” Our platform provides a number of benefits to our borrowers.  We believe the key features of the Prosper experience are the following:

•    better interest rates than those available from traditional banks;

•    24-hour online availability to initiate a loan listing;

•    convenient, electronic payment processing; and

•    amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from competitors and are key to our success:

•    Interest rates set by the marketplace.  We believe that our auction bidding process provides an efficient method of setting interest rates for both borrowers and lenders, in a way that is fair and transparent to all parties.

•    Open access.  We allow individuals with a wide range of credit characteristics to apply for loans, and enable them to leverage their social capital and receive loans from the lender community at large.

•    Transparency and data availability.  By making all site transactions visible to our customers and available electronically for analysis, we allow our customers to better understand our marketplace and make better decisions about their activity.

Corporate History

We were incorporated in the State of Delaware in March 2005, and our principal executive offices are located at 111 Sutter Street, 22nd Floor, San Francisco, California 94104.  Prosper’s telephone number at that location is (415) 593-5400.  Prosper’s website address is www.prosper.com.  The information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in February 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly as described under “Prior Operation of Our Platform.”

Marketing

Our marketing efforts are designed to attract individuals and institutions to our website, to enroll them as members and to have them understand and utilize our services for borrowing or investing in Notes on our platform.  We believe there are significant opportunities to increase the number of members who use our platform through additional marketing initiatives.  We employ a combination of paid and unpaid sources to market our platform.  We also invest in public relations to build our brand and visibility.  We are constantly seeking new methods to reach more potential Prosper members.

We attract members in a variety of ways, including advertising, search engine results and word-of-mouth referrals.  We frequently hear from new borrowers that they heard about us from current borrowers.  In addition, we have been featured in a variety of media outlets, including television and print media.  We have also participated in interviews to promote Prosper.

We continuously measure website visitor-to-member conversion.  We test graphics and layout alternatives in order to improve website conversion.  We also seek to customize the website to our members’ needs whenever possible.  We carefully analyze visitor website usage to understand and overcome barriers to conversion.

For the three months ended March 31, 2009 and 2008, we spent approximately $31.3 thousand and $1.1 million, respectively, on marketing.

Technology

Our system hardware is located in a hosting facility located in San Francisco, California, owned and operated by Rincon 365 Borrower, LLC under an agreement that expires in August 2011.  Generally, unless either party delivers a termination notice the agreement is automatically renewable for three year terms.  The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators, fire detection and suppression systems.  The facility has multiple interconnects to the Internet, and we use Internap Network Services Corporation as our Internet service provider.  We also maintain off-site backups at a secure, Tier 1 data center in Las Vegas, Nevada. We back up all customer data daily and replicate this data offsite via an encrypted connection.

We own all of the hardware deployed in support of our platform.  We continuously monitor the performance and availability of our platform.  We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.

We have written our own accounting software to process electronic cash movements, record book entries and calculate cash balances in our members’ funding accounts.  We process electronic deposits and payments by originating ACH transactions.  Our software puts these transactions in the correct ACH transaction data formats and makes book entries between individual members’ accounts using a Write-Once-Read-Many (WORM) ledger system.

We have entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities in the event we can no longer do so.  The third party is a financial services company that has extensive experience and knowledge entering into successor loan servicing agreements.  The third party will provide monthly investor reports on our loan servicing activity that will be available to all registered users.

Scalability

Our platform is designed and built as a highly scalable, multi-tier, redundant system.  Our platform incorporates technologies designed to prevent any single point of failure within the data center from taking the entire system offline.  This is achieved by utilizing load-balancing technologies at the front-end and business layer tiers and clustering technologies in the backend tiers to allow us to scale both horizontally and vertically depending on platform utilization.  In addition, the core network load-balancing, routing and switching infrastructure is built with fully redundant hardware and sub-second failover between those devices.

Data integrity and security

All sensitive data that is transmitted to and from our customers and service providers is transacted using a secure transport protocol.  Communication of sensitive data via the web site to our customers is secured utilizing SSL 128-bit enabled encryption certificates provided by VeriSign and Thawte, Inc.  Communication of sensitive data with our service providers is secured utilizing authenticated VPN, SSL 128-bit encryption and SSH protocols depending on the service providers’ requirements.  Storage of sensitive data is encrypted utilizing AES 256-bit and 3DES 168-bit cryptographic ciphers depending upon our service providers’ requirements and internal storage policies.  Access to the data by our employees is restricted based upon a least-privilege principle such that employees have access only to the information and systems needed to perform their function.  In the event of disaster, data is repeatedly stored securely at an offsite data center.

We protect the security of our platform using a multilayered defense strategy incorporating several different security technologies and points of monitoring.  At the perimeter of the network, multi-function security technologies implement firewall, intrusion prevention, anti-virus and anti-spam threat management techniques.  Internally, the network and hosts are segmented by function with another layer of firewalls and traffic inspection devices.  At the host level, our platform utilizes host based intrusion prevention, antivirus, antispyware, and application control systems.  Logging and monitoring for network security devices is done in real-time with notifications to the appropriate staff upon any suspicious event or action that requires attention.  Logging and monitoring of host systems is done in real-time to a centralized database with web based reporting and additional notification to the appropriate staff for any remediation.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business.  We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud.  We employ techniques such as knowledge based authentication, or KBA, out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud.  We use services from third-party vendors for user identification, credit checks and for checking customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC).  In addition, we use specialized third-party software to augment our identity fraud detection systems.  In addition to our identity fraud detection system, we have a dedicated team which conducts additional investigations of cases flagged for high fraud risk.  See “About the Platform—Borrower Financial Information is Generally Not Verified” for more information.  We also enable our lender members to report suspicious activity to us, which we may then decide to evaluate further.

Engineering

We have made substantial investment in software and website development and we expect to continue or increase the level of this investment as part of our strategy to continually improve our platform.  In addition to developing new products and maintaining an active online deployment, the engineering department also performs technical competitive analysis as well as systematic product usability testing.  As of March 31, 2009, our engineering team consisted of six developers, one quality assurance manager, four quality assurance contractors, one product manager, one director of database systems, one database administrator, one director of network operations, one network engineer and the Chief Technology Officer.  Our engineering expense totaled $641.8 thousand and $703.5 thousand for the three months ended March 31, 2009 and 2008, respectively.

Competition

The market for peer-to-peer lending is competitive and rapidly evolving.  We believe the following are the principal competitive factors in the peer-to-peer lending market:

•            fee structure;

•            website attractiveness;

•            member experience, including borrower loan funding rates and lender returns;

•            acceptance as a social network;

•            branding; and

•            ease of use.

The primary competitors of our platform are major credit card companies such as JPMorgan Chase Bank, Bank of America, Citibank, other commercial banks, savings banks and consumer finance companies.  We also face competition from other peer-to-peer platforms such as Lending Club and Virgin Money and other peer-to-peer platforms appear to be preparing to commence operations.

We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. or Yahoo! Inc. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer platforms.  These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns.  These potential competitors may have more extensive potential borrower bases than we do.  In addition, these potential competitors may have longer operating histories and greater name recognition than we do.  Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

Our intellectual property rights are important to our business.  We rely on a combination of copyright, trade secret, trademark, patent and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property.  We have filed a patent application in respect of our system.

Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•            the technological skills of our software and website development personnel;

•            frequent enhancements to our platform; and

•            high levels of member satisfaction.

Our competitors may develop products that are similar to our technology.  For example, our legal agreements may be copied directly from our website by others.  We enter into confidentiality and other written agreements with our employees, consultants and service providers, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information.  Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as ours.  Policing all unauthorized use of our intellectual property rights is nearly impossible.  Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

We have developed our own software, and do not use software licensed to us by third parties, for processing electronic cash movements, recording book entries and calculating cash balances in our members’ Prosper accounts.

Employees

As of March 31, 2009, we employed thirty-eight full-time employees.  Of these employees:

•            13 were in network and engineering;

•            8 were in customer services, which includes the employees who conduct our collection activities;

•            8 were in legal and finance;

•            5 were in marketing; and

•            4 were in general and administration.

None of our employees are represented by labor unions.  We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, is located in San Francisco, California, where we lease workstations and conference rooms under a five year lease agreement that expires in July 2011.  We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against Prosper.  In anticipation of the institution of these proceedings, we submitted an offer of settlement, in which Prosper neither admitted nor denied liability, which was accepted by the SEC.  On November 24, 2008, a cease and desist order was issued by the SEC, which included findings that we violated Sections 5(a) and (c) of the Securities Act and required us to cease and desist from committing or causing any violations and any future violations of Sections 5(a) and (c) of the Securities Act.

On November 26, 2008, Prosper and the North American Securities Administrators Association, or “NASAA,” executed a settlement term sheet.  The term sheet sets forth the material terms of a consent order to resolve matters relating to our sale and offer of unregistered securities and the omission of material facts in connection with such offers and sales.  NASAA will recommend that each state adopt the terms of the settlement, however, the settlement is not binding on any state.  The terms of the settlement involved our payment of up to $1 million, which NASAA will allocate among the 50 states and the District of Columbia, where we conduct business, based on the loan sale transaction volume in each state.  We will not be required to pay any portion of the fine allocated to those states that do not execute a consent order with Prosper.  The terms of the settlement require the states to terminate their investigation of our activities related to the sale of securities before November 24, 2008.  If a state does not elect to participate in the NASAA settlement, such state would not be prevented from pursuing its own remedies in connection with our sale of securities before November 24, 2008.  As of March 31, 2009 and December 31, 2008, the Company had accrued approximately $506,000 and $417,000, respectively, in connection with this contingent liability in accordance with SFAS No. 5. The methodology applied to estimate the accrual was to divide the $1,000,000 maximum fee pro-rata by state using the Company’s originations since inception. A weighting was then applied by state to assign a likelihood that the penalty will be claimed. In estimating the probability of a claim being made, we considered factors such as the nature of the settlement agreement, whether the states had given any indication of their concern regarding the sale of the promissory notes, and the probability of states opting out of the settlement to pursue their own litigation against the Company, whether penalty is sufficient to compensate these states for the cost of processing the settlement and finally the impact that current economic conditions have had on state governments. The Company will continue to evaluate this accrual and related assumptions as new information becomes known. Penalties will be paid promptly after a state reviews and agrees to the language of the consent order. There is no deadline for the states to decide whether to enforce the consent order. On April 21, 2009, the Company and NASAA finalized a template consent order, which NASAA is recommending that the states adopt in settling any state initiated matters with the Company.

On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against Prosper and the other named defendants.  Some of the individual defendants have filed a demurrer to the First Amended Complaint, which is scheduled to be heard on June 11, 2009. Prosper’s insurance carrier has denied coverage.  We intend to vigorously defend this lawsuit, however, the final outcome of this lawsuit is not presently determinable or estimable and there can be no assurance that the matter will be finally resolved in our favor.  If the lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.

We are not currently subject to any other material legal proceedings.  Except for the above matters, we are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

Prior Operation of Our Platform

Our Prior Operating Structure

From the launch of our platform in February 2006 until October 16, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes.  Instead, our platform allowed lender members to purchase, and take assignment of, borrower loans directly.  Under that structure, the borrower loans were evidenced by individual promissory notes in the amount of each lender member’s winning bid, which notes were thereafter sold and assigned to each lender member with a winning bid, subject to our right to service the borrower loans.  Borrower loans resulting from listings posted prior to April 15, 2008 were made by Prosper and sold and assigned to the lender members who were winning bidders for the loans; loans resulting from listings posted on or after April 15, 2008 were made by WebBank and then subsequently sold and assigned by WebBank to Prosper, which in turn sold and assigned such loans to the lender members who were winning bidders for the loans.  In addition, we previously assigned one of seven letter credit grades based on the borrower’s credit score and displayed the borrower’s credit grade in the listing posted on our platform.  On the effective date of this prospectus, however, each listing will be assigned a Prosper Rating.  For borrower listings, the Prosper Rating will be derived from two scores:  a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous borrower loans with similar characteristics.  From October 16, 2008 until the date of this prospectus, except for a brief period between April 28, 2009 and May 8, 2009 during which our wholly owned subsidiary Prosper Marketplace CA, Inc. conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only and no securities were issued, we did not offer lender members the opportunity to make any purchases on our platform.  During this time, we also did not accept new lender registrations or allow new loan purchase commitments from existing lender members.  We continued to service all previously-funded borrower loans, and lender members had the ability to access their accounts, monitor their borrower loans and withdraw available funds.  During this period, borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with Prosper that could make or facilitate a loan to the borrower.  We have made significant changes to the operation of our lending platform that will become effective as of the date of this prospectus.  Our historical financial results and much of the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the structure of our lending platform and our operations prior to the date of this prospectus.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

Securities Law Compliance

Since our commencement of operations in February 2006 through October 16, 2008, we sold approximately $178.6 million of loans to our lender members through an operating structure that involved our sale and assignment of promissory notes directly to lender members.  We did not register the offer and sale of the promissory notes offered and sold through our platform under the Securities Act or under the registration or qualification provisions of state securities laws.  In our view, analyzing whether or not the operation of our platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain.  If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law and our lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation, although the statute of limitations period under various state laws may be for a longer period of time.  Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure, and as a result of discussions with the SEC and various state securities law administrators, we decided to restructure our operations to resolve such uncertainty.  We began our implementation of this decision on October 16, 2008, when we ceased offering lender members the opportunity to make loan purchases on our platform, ceased accepting new lender member registrations and ceased allowing new loan purchase commitments from existing lender members.  Furthermore, pursuant to this decision, we filed this prospectus, and the registration statement of which it forms a part, with the SEC, in which we describe the restructuring of our operations and our new operating structure.  We will resume transactions with lender members starting on the date of this prospectus.  Our decision to restructure our operations and cease sales of promissory notes offered through our platform effective October 16, 2008 limited this contingent liability, under federal law, so that it only related to the period from February 2006 until October 16, 2008 in which sales occurred under our prior operating structure.  We have, however, accrued approximately $506,000 in connection with the $1 million contingent liability arising from the settlement term sheet we entered into with NASAA on November 26, 2008 in accordance with SFAS No. 5, Accounting for Contingencies.  See “—Legal Proceedings” for more information.

The change in the operation of our platform, the resulting litigation, as well as our adoption of new accounting pronouncements, will have a significant impact on our financial statements and results of operations for periods following the effective date of the registration statement.  Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Impact of New Lending Platform Structure” for more information.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated.  Prosper, and the borrower loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities.  These authorities impose obligations and restrictions on our activities and the borrower loans made through our platform.  In particular, these rules limit the fees that may be assessed on the borrower loans, require extensive disclosure to, and consents from, our borrower members, prohibit discrimination and impose multiple qualification and licensing obligations on platform activities.  Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, indemnification liability to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liability.  While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations.  These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Regulation and Consumer Protection Laws

State and Federal Laws and Regulations

Borrower loan origination activities on our platform and the servicing of Notes are subject to state and federal regulation.  WebBank and the borrower loans it makes must comply with applicable state usury and lending laws, including interest rate and fee limitations, and licensing and disclosure requirements.  In addition, Prosper and WebBank must comply with the federal Consumer Credit Protection Act, including, without limitation, the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices.  Prosper and WebBank are subject to examination, supervision, and potential regulatory investigations and enforcement actions by state and federal agencies that regulate their activities, including but not limited to the Utah Department of Financial Institutions and the FDIC with respect to WebBank and various state consumer credit regulatory agencies and the Federal Trade Commission with respect to Prosper.

State Licensing Requirements.  We hold consumer lending licenses or similar authorizations in 23 states and the District of Columbia.  We are subject to supervision and examination by the state regulatory authorities that administer the state lending laws.  The licensing statutes vary from state to state and variously prescribe or impose recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review.

WebBank is a Utah-chartered industrial bank organized under Title 7, Chapter 8 of the Utah Code and has its deposits insured by the FDIC.  WebBank is subject to supervision and examination by the Utah Department of Financial Institutions and the FDIC.  Applicable federal law preempts state usury limitations and permits FDIC-insured depository institutions, such as WebBank, to “export” the interest rates permitted under the laws of the state where the bank is located when making loans to borrowers who reside in other states, regardless of the usury limitations imposed by the state law of the borrower’s residence.  WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through our platform.  A few jurisdictions have elected to opt out of the federal usury preemption available to state-chartered, FDIC-insured banks.  To the extent that a WebBank borrower loan is deemed to be “made” in such a jurisdiction, the loan would be subject to the maximum interest rate limit of such jurisdiction.

Disclosure Requirements and Other Lending Regulations.  We are also subject to and seek to comply with state and federal laws and regulations applicable to consumer lending, including requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices.  These laws and regulations may be enforced by state consumer credit regulatory agencies, state attorneys general, the Federal Trade Commission, and private litigants, among others.  Given our novel business model and the subjective nature of some of these laws and regulations, particularly laws regulating unfair or deceptive business practices, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.

Truth-in-Lending Act.  The Truth-in-Lending Act (TILA), and the regulation issued by the Federal Reserve Board implementing the TILA, Regulation Z, requires disclosure of, among other things, the annual percentage rate, the finance charge, the amount financed, the number of payments, and the amount of the monthly payment on consumer loans.  WebBank provides borrowers with a TILA disclosure form when borrower loans are originated and seeks to comply with TILA’s disclosure requirements relating to credit advertising.

Equal Credit Opportunity Act.  The Federal Equal Credit Opportunity Act (ECOA) and the regulation issued by the Federal Reserve Board implementing the ECOA, Regulation B, prohibit discrimination in any aspect of a credit transaction, on the basis of race, color, religion, national origin, sex, marital status, age (with certain limited exceptions); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act.  Prosper and WebBank comply with the ECOA’s nondiscrimination requirements, and the lender registration agreement requires lender members to comply with the ECOA in their bidding practices.  We also require individual group leaders who form groups on Prosper to comply with the ECOA in that they are prohibited from excluding individuals from membership in a group on a prohibited basis.

The ECOA also requires creditors to provide consumers with notice of adverse action taken on credit applications, giving the consumer the principal reasons why adverse action was taken.  We and/or WebBank also provide prospective borrowers who attempt but fail to obtain a borrower loan through our platform with an adverse action notice in compliance with the ECOA’s requirements.

Fair Credit Reporting Act.  The Federal Fair Credit Reporting Act (FCRA), administered by the Federal Trade Commission, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies.  In addition to requirements on credit bureaus, the FCRA requires that users of consumer credit reports have a permissible purpose to obtain a credit report on a consumer and that persons who furnish loan payment information to credit bureaus report such information accurately.  The FCRA also has disclosure requirements for creditors who take adverse action on credit applications based on information contained in a credit report.  Prosper and WebBank have a permissible purpose for obtaining credit reports on borrower members and Prosper reports loan payment and delinquency information to the credit bureaus in compliance with the FCRA.  Prosper’s and WebBank’s adverse action notices contain the disclosures required by the FCRA.

Fair Debt Collection Practices Act.  The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third party debt collectors in connection with the collection of consumer debts.  The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection.  While the FDCPA applies to third party debt collectors, debt collection laws of certain states, including California, impose similar requirements on creditors who collect their own debts.  In order to ensure compliance with the FDCPA, Prosper has contracted with professional third party debt collection agencies to engage in debt collection activities.  Prosper’s agreements with lender members and group leaders prohibit registered lender members and group leaders from attempting to directly collect on the Notes, and Prosper has established procedures to ensure that lender members and group leaders do not attempt to collect on the Notes themselves.

Servicemembers Civil Relief Act.  The Federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties.  In accordance with the SCRA, Prosper must adjust the interest rate of borrowers on active duty and other military personnel who qualify for and request relief.  If a borrower with an outstanding borrower loan is called to active military duty and can show that such military service has materially affected his or her ability to make payments on the borrower loan, Prosper will reduce the interest rate on the borrower loan to 6% for the duration of the borrower’s active duty.  During this period, the lender members on the borrower loan will not receive the difference between 6% and the interest rate that was established for the borrower loan by the auction bidding system on our platform.  For borrowers to obtain an interest rate reduction on a borrower loan due to military service, we require the borrowers to send us a written request and a copy of the borrower’s mobilization orders.

We do not take military service into account in assigning credit grades to borrowers’ loan listings.

Electronic Funds Transfer Act.  The Federal Electronic Funds Transfer Act (EFTA) and the regulation issued by the Federal Reserve Board implementing the EFTA, Regulation E, place guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including preauthorized electronic fund transfers from consumers’ accounts to make loan payments.  Most transfers of funds in connection with the origination and repayment of Notes and bidding on our platform are done by Automated Clearing House (ACH) electronic transfers of funds subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA).  Transfers of funds on our platform are done in conformity with the EFTA and its regulations, as well as NACHA guidelines.

Electronic Signatures in Global and National Commerce Act.  The Federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws authorize the creation of legally binding and enforceable agreements, including electronic loan agreements, utilizing electronic records and electronic signatures.  ESIGN imposes special requirements on businesses that want to use electronic records or signatures in consumer transactions and requires businesses to obtain from consumers electronic consent or confirmation to receive information electronically that a law requires to be in writing.  When a platform participant registers on our platform, we obtain his or her consent to transact business electronically with Prosper and WebBank and maintain electronic records in compliance with ESIGN requirements.

Privacy and Data Security Laws.  The Federal Gramm-Leach-Bliley Act (GLBA) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to its information sharing with both affiliates and nonaffiliated third parties.  A number of states have enacted privacy and data security laws requiring safeguards on the privacy and security of consumers’ personally identifiable information.  Our privacy policy conforms to GLBA requirements, and we have policies and procedures intended to maintain platform participants’ personal information securely, and we do not sell or rent such information to third parties for marketing purposes.

Bank Secrecy Act.  We check customer names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control (OFAC) pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (BSA), and its implementing regulation.  We have also has instituted procedures to comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as members on our platform and do not operate outside the United States.  We are not, therefore, subject to foreign laws or regulations.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)

Christian A. Larsen	48	Chief Executive Officer, President and Director

Christopher Denend	41	Chief Technology Officer

Douglas Neal Fuller	49	Vice President of Operations

Edward A. Giedgowd	52	Corporate Secretary, Chief Compliance Officer and General Counsel

Kirk T. Inglis	42	Chief Financial Officer

S. Catherine Muriel	54	Chief Marketing Officer

James W. Breyer	47	Director

Lawrence W. Cheng	33	Director

Rajeev Date	38	Director

Robert C. Kagle	53	Director

Christian A. Larsen co-founded Prosper and has served as our Chief Executive Officer and President, and one of its directors since inception.  Prior to joining Prosper, Mr. Larsen co-founded E-LOAN, Inc. in 1996, and served as one of its directors from 1996 until its acquisition in October 2005, and as its Chairman from March 2001 until October 2005.  From 1999 to February 2005, Mr. Larsen served as Chief Executive Officer of E-LOAN, and from 1996 to 1998 and from January 2004 to June 2004, Mr. Larsen served as President of E-LOAN.  From 1992 to 1996, Mr. Larsen was the President of Palo Alto Funding Group, a mortgage brokerage he co-founded in 1992 and E-LOAN’s predecessor company.  Prior to attending business school, Mr. Larsen held positions at Chevron Corporation and NASA Ames Research Center.  Mr. Larsen holds an M.B.A. from Stanford University and a B.S. from San Francisco State University.

Rajeev Date has served as one of our directors since January 2009.  Mr. Date currently serves as the Chairman & Executive Director of Cambridge Winter Center for Financial Institutions Policy, a non-profit think tank focused on financial institutions policy. From August 2007 to February 2008, he served as the Managing Director in the Financial Institutions Group at Deutsche Bank Securities, where his key responsibility was acting as a coverage officer for specialty finance firms and regional banks.  Prior to his role at Deutsche Bank, Mr. Date served as the Senior Vice President for Corporate Strategy and Development at Capital One Financial, where he led merger and acquisitions development efforts across U.S. banking and specialty finance markets.  Mr. Date has also spent several years with the financial institutions practice of the consulting firm McKinsey & Company, and was an attorney in both the private and public sectors before joining Capital One Financial.  Mr. Date is a graduate of the University of California at Berkeley, and the Harvard Law School.

Christopher Denend has served as our Chief Technology Officer since July 2008 and served as our Vice President of Engineering from May 2005 to June 2008.  Prior to joining Prosper, Mr. Denend spent seven years in executive engineering roles at Macromedia, a multimedia authoring and website development software company, where he managed the engineering team for Contribute, a web site editing tool for the consumer market.  Mr. Denend earned a B.A. in Electrical Engineering from Stanford University.

Douglas Neal Fuller has served as our Vice President of Operations since August 2007.  Prior to joining Prosper, Mr. Fuller served as the Chief Research Officer at Credigy, a provider of receivables managements services focused on purchasing distressed receivables, from July 2005 to July 2007.  Prior to Credigy, Mr. Fuller served as the principal consultant for Priority Perspective from September 2002 to June 2005, and as the Senior Vice President at First Select Corporation/Providian Financial from September 1999 to September 2002.  Mr. Fuller holds a Ph.D. in Systems Engineering from the University of Virginia and a B.I.E. with highest honors from the Georgia Institute of Technology.

Edward A. Giedgowd has served as our Chief Compliance Officer, Secretary and General Counsel of since June of 2005.  Prior to joining Prosper, Mr. Giedgowd served as General Counsel at E-LOAN from October 1999 until June of 2005.  Prior to October 1999, Mr. Giedgowd was the head of the consumer finance practice group at the San Francisco law firm of Severson & Werson P.C., where he practiced for 17 years specializing in all aspects of consumer finance law, including regulatory compliance, mortgage and auto finance, licensing, the development of multistate direct and indirect lending programs.  Mr. Giedgowd earned a J.D. from Boston College in 1982 and a B.A. from the University of Massachusetts at Amherst in 1978.

Kirk T. Inglis has served as our Chief Financial Officer since November 2006.  Prior to joining Prosper, from June to November 2006, Mr. Inglis worked as a consultant for Wells Fargo Bank, N.A., consulting on the effectiveness of their online marketing program.  From 1994 to 2003, Mr. Inglis served in various positions with Providian Financial Corporation.  At Providian, Mr. Inglis served as President of First Select Corporation, the largest purchaser of charged-off credit card debt in the United States, from 2000 to 2001.  In addition, he served as Chief Financial Officer of GetSmart.com following its acquisition by Providian in 1999.  Mr. Inglis also developed the financial planning and control infrastructure for Providian Financial Corporation following the spin-off from its parent company in 1996.  Mr. Inglis holds an M.B.A. from Memphis State University and a B.A. from the University of Texas at Austin.

S. Catherine Muriel has served as our Chief Marketing Officer since July 2007.  Prior to joining Prosper, Ms. Muriel served as the Chief Marketing Officer of PayByTouch, a biometric payment transaction company, from January 2007 to June 2007.  Prior to PayByTouch, Ms. Muriel served as the Chief Marketing Officer of E-LOAN form May 2004 to October 2006 and as the Chief Marketing Officer of Upromise, the country’s largest private college savings loyalty service, from October 2002 to May 2004.  Ms. Muriel also served in executive level positions with AXA Financial, Prudential Financial and Citigroup’s credit card division.  Ms. Muriel holds a law degree from the London School of Economics and Political Science.

James W. Breyer has served as one of our directors since April, 2005.  Mr. Breyer has been a partner of Accel Partners, a venture capital firm, since 1990.  Mr. Breyer has served on the board of Wal-Mart Stores, Inc., a world-wide operator of retail stores, since 2001 and on the board of Marvel Entertainment, Inc., a character-based entertainment company, since June 2006.  He also serves on the boards of other privately held companies.  Mr. Breyer is a member of the Board of Associates of the Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.  Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar.

Lawrence W. Cheng has served as one of our directors since July 2006.  Mr. Cheng has been a Partner at Fidelity Ventures, a venture capital firm, since June 2007, and a Principal since February 2005.   From February 2000 to January 2005, Mr. Cheng was a senior associate at Battery Ventures and from 1998 to 2000, he was an associate of Bessemer Ventures.  Mr. Cheng currently serves on the boards of Mindshift Technologies, Inc., Cortera, Primatech (aka Stylesight) and MFG.com.  Mr. Cheng holds a B.A. from Harvard College.

Robert C. Kagle has served as one of our directors since April 2005.  Mr. Kagle has been the general partner of Benchmark Capital since its founding in May 1995.  He has served on the board of Jamba, Inc., and its predecessor, the Jamba Juice Company, a retailer of blended beverages and healthy snacks, since 1994.  Since 1999, he has served as a director of ZipRealty, Inc., a residential real estate brokerage firm.  Mr. Kagle also serves on the boards of other privately held companies.  Mr. Kagle holds a B.S. in Electrical and Mechanical Engineering from General Motors Institute (renamed Kettering University) where he was named a Sobey Scholar, and an M.B.A. from Stanford University.  Mr. Kagle is currently the Chairman of the Board of Trustees of Kettering University.

Board Composition and Election of Directors

Our board of directors currently consists of six members, all of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders.  The board composition provisions of our voting rights agreement will continue following the date of this prospectus.  Holders of the Notes offered through our platform will have no ability to elect or influence our directors or approve significant corporate transactions, such as a merger or other sale of our company or its assets.

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors.  Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards.  Holders of the Notes have no ability to elect or influence our directors.

Board Committees

Nominating Committee and Compensation Committee

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act.  We are, therefore, not required to have a nominating or compensation committee comprised of independent directors.  We currently do not have a standing nominating or compensation committee and accordingly, there are no charters for such committees.  We believe that standing committees are not necessary and the directors collectively have the requisite background, experience, and knowledge to fulfill any limited duties and obligations that a nominating committee and a compensation committee may have.

Audit Committee and Audit Committee Financial Expert

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act.  We are, therefore, not required to have an audit committee comprised of independent directors.  We currently do not have an audit committee and accordingly, there is no charter for such committee.  Our board of directors performs the functions of an audit committee.  We believe that our directors collectively have the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, including overseeing our accounting and financial reporting practices.

Director Compensation

During the year ended December 31, 2008, none of our directors received any compensation for service as a member of our board of directors.  Non-employee directors have not been reimbursed their travel and other expenses incurred in connection with attending our board meetings.  On January 8, 2009, the Company granted Rajeev Date 100,000  stock options at an exercise price of $1.94 under the Company’s 2005 Stock Option plan. Total value of the award as calculated in accordance with SFAS No. 123R is $114,322.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation.  Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•            any breach of the director’s duty of loyalty to us or our stockholders;

•            any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•            any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•            any transaction from which the director derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•            we will indemnify our directors and officers to the fullest extent permitted by law;

•            we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•            we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors.  The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) actually and reasonably incurred by such person in connection with the investigation, defense or appeal of:

•            any proceeding to which such person may be made a party, a potential party, a non-party witness, or otherwise by reason of such person’s service as a director or officer of Prosper,

•            any action or inaction taken by such person or on such person’s part while acting as director, officer, employee or agent of Prosper, or

•            such person’s actions while serving at the request of Prosper as a director, officer, employee, trustee, general partner, managing member, agent or fiduciary of Prosper, and in any each case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or

•            establishing or enforcing a right to indemnification under the agreement or advancement of expenses from Prosper under the agreement or under any directors’ and officers’ liability insurance policies maintained by Prosper to the extent that such person is successful in such action.

Under the indemnification agreements, we are not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of Prosper, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards.  In addition, under the indemnification agreements, we are not obligated to provide indemnification:

•            for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, unless such indemnification is authorized by the Company, other that a proceeding to establish such person’s right to indemnification;

•            for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless such person is successful in such action;

•            for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

•            for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, as amended, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements); and

•            for any reimbursement of Prosper by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of Prosper, as required in each case under the Exchange Act, as amended (including any such reimbursements that arise from an accounting restatement of Prosper pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to Prosper of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements).

The indemnification agreements also provide that we agree to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or our amended and restated certificate of incorporation or bylaws.  Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.  To the extent these provisions permit us to indemnify our officers and directors for liabilities arising under the Securities Act, however, we have been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2008 by each person serving during the fiscal year ended December 31, 2008 as our principal executive officer or other executive officer, who we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation	Totals ($)

Christian A. Larsen, Chief Executive Officer	2008	$150,000	—	—	—	$150,000

John Witchel, former Chief Technology Officer(2)	2008	$87,500	—	—	—	$87,500

Edward A. Giedgowd, Corporate Secretary, General Counsel	2008	$227,500	$25,000	$115,008	—	$367,508

Kirk T. Inglis—Chief Financial Officer	2008	$180,000	—	—	—	$180,000

(1) Calculated in accordance with SFAS No. 123R.

(2) Mr. Witchel resigned as our Chief Technology Officer on July 31, 2008.

We have granted equity awards primarily through our 2005 Stock Option Plan (the “2005 Plan”), which was adopted by our board of directors and stockholders to permit the grant of stock options to our officers, directors, employees and consultants.  The material terms of our 2005 Plan are further described under “Employee Benefit Plans—2005 Stock Option Plan” below.

In the fiscal year ended December 31, 2008, we granted Edward A. Giedgowd incentive stock options to purchase 85,000 shares of our common stock under our 2005 Plan, at an exercise price equal to the fair market value on the date of grant.  Our board of directors determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”  The options granted to Mr. Giedgowd, have a term of ten years and vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over three years.

Outstanding Equity Awards at December 31, 2008

The following table sets forth certain information regarding outstanding equity awards granted to our executive officers that remain outstanding as of December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Edward A. Giedgowd	87,500	12,500	$.25	6/15/2015

Edward A. Giedgowd	18,333	21,667	$.50	2/26/2017

Edward A. Giedgowd	—	85,000	2.17	1/30/2018

Kirk T. Inglis	69,852	64,265	$.50	12/11/2016

(1) All options have a term of ten years and vest over four years, with one quarter of the shares subject to vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over three years.

Employee Benefit Plans

Stock Option Plan

In 2005, our stockholders approved the adoption of the 2005 Stock Option Plan.  On January 31, 2008 our board of directors approved an increase of the total number of options under the 2005 Plan by 500,000 and our stockholders approved the amendment.  The 2005 Plan will terminate upon the earliest to occur of (i) January 31, 2018, (ii) the date on which all shares of common stock available for issuance under the 2005 Plan have been issued as fully vested shares of common stock, and (iii) the termination of all outstanding stock options granted pursuant to the 2005 Plan.  The 2005 Plan provides for the grant of the following:

•            incentive stock options under the federal tax laws (“ISOs”), which may be granted solely to our employees, including officers; and

•            nonstatutory stock options (“NSOs”), which may be granted to our directors, consultants or employees, including officers.

Share Reserve.  As of the date hereof, an aggregate of 2,379,468 shares of our common stock are authorized for issuance under our 2005 Plan.  Shares of our common stock subject to options that have expired or otherwise terminate under the 2005 Plan without having been exercised in full again will become available for grant under the plan.  Shares of our common stock issued under the 2005 Plan may include previously unissued shares or reacquired shares bought on the market or otherwise.

Administration.  The 2005 Plan is administered by our board of directors, which may in turn delegate authority to administer the plan to a committee (the “Administrator”).  Subject to the terms of the 2005 Plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  Subject to the limitations set forth below, our board of directors or its authorized committee will also determine the exercise price of options granted under the 2005 Plan.

Stock options will be granted pursuant to stock option agreements.  The exercise price for ISOs cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant.  The exercise price for NSOs cannot be less than 85% of the fair market value of the common stock subject to the option on the date of grant.  Options granted under the 2005 Plan will vest at the rate specified in the option agreement.  Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.  In general, the term of stock options granted under the 2005 Plan may not exceed ten years.  Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination.  If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option.

Acceptable forms of consideration for the purchase of our common stock under the 2005 Plan, to be determined at the discretion of our board of directors at the time of grant, include (i) cash or (ii) the tendering of other shares of common stock or the attestation to the ownership of shares of common stock that otherwise would be tendered to Prosper in exchange for Prosper’s reducing the number of shares necessary for payment in full of the option price for the shares so purchased (provided that the shares tendered or attested to in exchange for the shares issued under the 2005 Plan may not be shares of restricted stock at the time they are tendered or attested to), or (iii) any combination of (i) and (ii) above.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order.  However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations.  The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000.  The options or portions of options that exceed this limit are treated as NSOs.  No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

•            the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•            the term of any ISO award must not exceed five years from the date of grant.

Option Grants to Outside Directors and Consultants.  Options may be granted to outside directors in accordance with the policies established from time to time by the board of directors specifying the number of shares, if any, to be subject to each award and the time(s) at which such awards shall be granted.  All options granted to outside directors shall be NSOs and, except as otherwise provided, shall be subject to the terms and conditions of the 2005 Plan.  As of the date hereof, we have granted 100,000 options to Rajeev Date, an outside director.

Adjustments.  In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2005 Plan and the maximum number and class of shares issuable to an individual in the aggregate, and the exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Dissolution or Liquidation.  In the event of a proposed dissolution or liquidation of Prosper, the Administrator shall provide written notice to each participant at least 20 days prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.  The Administrator may specify the effect of a liquidation or dissolution on any award of restricted stock or other award at the time of grant of such award.

Reorganization.  Upon the occurrence of a Reorganization Event (as defined below), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, except in the event that the successor corporation does not assume the option or an equivalent option is not substituted, then the Administrator shall notify the optionholder that one of the following will occur:

•            all options must be exercised as of a specified time prior to the Reorganization Event or will be terminated immediately prior to the Reorganization Event; or

•            all outstanding options will terminate upon consummation of such Reorganization Event and each participant will receive, in exchange therefore, a cash payment per share equal to the difference between the acquisition price per share and the exercise price.

A “Reorganization Event” is defined as (i) a merger or consolidation of Prosper with or into another entity, as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

401(k) Plan

We maintain through our payroll and benefits service provider, a defined contribution employee retirement plan that covers all of our employees meeting certain eligibility requirements.  The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code.  Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service, which is $16,500 for 2009.  Participants who are at least 50 years old can also make “catch-up” contributions, which in 2009 may be up to an additional $5,500 above the statutory limit.  Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions.  Employee contributions are held and invested by the plan’s trustee.  Prosper’s contributions to the plan are discretionary and we have not made any contributions to date.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.  We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Participation in Our Platform

With the exception of Edward Giedgowd, our current executive officers and directors and 5% shareholders have bid on and purchased loans originated through the platform from time to time in the past, and may do so in the future.  As of March 31, 2009, these parties had facilitated the funding of $1,020,889 in loans through the platform.  Christian Larsen has purchased loans in an aggregate amount of $410,098; James Breyer has purchased loans in an aggregate amount of $223,231; Robert Kagle has purchased loans in an aggregate amount of $155,073; and management and other affiliates have purchased loans in an aggregate amount of $232,487.  The loans were obtained on terms and conditions that were not more favorable than those obtained by other lenders.

Financing Arrangements with Significant Shareholders, Directors and Officers

In March 2005, we awarded, for nominal value, an aggregate of 4,000,000 shares of common stock valued at $0.10 per share or $400,000, to our co-founders.  2,000,000 shares were issued to Christian A.  Larsen, our Chief Executive Officer, and 2,000,000 shares were issued to John Witchel, our former Secretary and Chief Technology Officer.  1,000,000 shares were immediately vested and the remaining 3,000,000 shares were to vest over 3.5 years for services rendered.  The unvested shares were subject to a repurchase agreement if the founders leave Prosper, in which case we could elect to repurchase any unvested shares at the lesser price of $0.10 per share or the fair market value at the date service ceases.  As a result of Mr. Witchel’s departure on July 31, 2008, we repurchased the 75,000 unvested shares then held by Mr. Witchel for $7,500, or $0.10 per share.  All of Mr. Larsen’s shares were fully vested as of September 22, 2008.

In April 2005, we issued and sold to investors an aggregate of 4,023,999 shares of our Series A convertible preferred stock (“Series A”) at a purchase price of $1.875 per share for an aggregate consideration of $7,464,450, net of issuance costs of $80,550.  In February 2006, we issued and sold to investors an aggregate of 3,310,382 shares of our Series B convertible preferred stock (“Series B”) at a purchase price of $3.776 per share for an aggregate consideration of $12,412,301, net of issuance cost of $87,700.  In June 2007, we issued and sold to investors an aggregate of 2,063,558 shares of Series C convertible preferred stock (“Series C”) at a purchase price of $9.692 per share for an aggregate consideration of $19,919,009, net of issuance costs of $80,996.

The participants in these convertible preferred stock financings included the following holders of more than 5% of our capital stock or entities affiliated with them, as well as certain of our directors, as set forth in the following table.

Participant	Series A	Series B	Series C

James W. Breyer	266,600	42,632	20,630

Benchmark Capital Partners V, L.P.	2,000,000	317,797	30,953

Accel IX L.P. and its affiliates	1,733,400	275,435	134,137

Fidelity Ventures		1,853,814	257,945

Meritech Capital			773,834

Omidyar Network Fund LLC		662,076	72,225

Two of our directors, James W. Breyer and Robert C. Kagle are affiliated with Accel IX L.P. and its affiliates and with Benchmark Capital Partners V, L.P., respectively.  The notes to our beneficial ownership table describe these affiliations in greater detail.  See “Principal Securityholders.”

In connection with our Series C convertible preferred stock financing, we entered into amended and restated investor rights, voting, and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock.

Under the voting rights agreement, the investors in our convertible preferred stock, including the participants set forth above, have each agreed, subject to maintaining certain ownership levels, to exercise their voting rights so as to elect two designees of Series A preferred stock, one designee of Series B preferred stock, two common stockholder designees and one additional designee to our board of directors, as well as our chief executive officer, who shall also serve as one of the two common stockholder designees.  Under the terms of the investor rights agreement, the holders of at least a majority of the shares issuable upon conversion of our

Series C convertible preferred stock have the right to demand that we file up to two registration statements so long as the aggregate amount of securities to be sold under a registration statement is at least $20 million.  These registration rights are subject to specified conditions and limitations.  In addition, if we are eligible to file a registration statement on Form S-3, holders of the shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $10 million, subject to specified exceptions and conditions and limitations.  The investor rights agreement also provides that if we register any our shares for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, subject to specified conditions and limitations.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.  In addition, we have entered into separate indemnification agreements with each of our directors and executive officers.  For more information regarding these agreements, see “Management—Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” for more information.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2009, by:

•            each beneficial owner of 5% or more of our common stock;

•            each of our directors;

•            each of our named executive officers;

•            each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•            all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after February 28, 2009.  Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.  The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 14,007,609 shares of common stock outstanding as of February 28, 2009, assuming conversion of all of our outstanding shares of convertible preferred stock.  Currently, each share of our convertible preferred stock, regardless of series, is convertible into one share of common stock at any time, at the discretion of the holder.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of February 28, 2009.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.  Beneficial ownership representing less than 1.0% is denoted with an asterisk (*).  Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104.

	Total Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percentage

James W. Breyer(1)	2,472,564	17.65%

Lawrence W. Cheng	—	—

Paul M. Hazen(2)	129,767	*

Kirk T. Inglis	81,028	*

Robert C. Kagle(3)	2,348,750	16.77%

Christian A. Larsen(4)	2,006,621	14.33%

Edward A. Giedgowd	150,683	1.08%

John B. Witchel and Jessica W. Wheeler, JNTN (5)	1,925,000	13.74%

All directors and executive officers as a group (11) (6)	13,508,141	96.43%

Accel IX L.P. and its affiliates (7)	2,142,972	15.30%

Benchmark Capital Partners V, L.P. (8)	2,348,750	16.77%

DAG Ventures (9)	773,834	5.52%

Fidelity Ventures (10)	2,111,759	15.08%

Meritech Capital (11)	773,834	5.52%

Omidyar Network Fund LLC (12)	734,301	5.24%

(1)

Mr. Breyer directly owns 329,592 shares of convertible preferred stock and is deemed to indirectly own or control 2,142,972 shares of convertible preferred stock, of which 1,786,168 shares are held by Accel IX, L.P., 190,296 shares are held by Accel IX Strategic Partners L.P. and 166,508 shares are held by Accel Investors 2005 L.L.C. Accel IX Associates L.L.C. (“A9A”) is the

general partner of Accel IX L.P. and Accel IX Strategic Partners L.P. and has sole voting and investment power over the shares held by these limited partnerships. Mr. Breyer is one of the managing members of A9A and of Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the securities held by these entities. Mr. Breyer disclaims beneficial ownership of the shares held by Accel IX, L.P., Accel IX Strategic Partners L.P. and Accel Investors 2005 L.L.C. except to the extent of his pecuniary interest in such shares.

(2)

Represents shares of convertible stock indirectly held by Mr. Hazen through family trusts. The Brandt Hazen 2005 Gift Trust and Brooke Hazen 2005 Gift Trust each own 6,620 shares, with 116,527 shares held by the Paul and Cassandra Hazen Trust, of which Mr. Hazen is a beneficiary and trustee.

(3)

Represents 2,348,750 shares of convertible preferred stock held by Benchmark Capital Partners V, L.P. Mr. Kagle is the managing member of Benchmark Capital Management Company V, LLC, the general partner of Benchmark Capital Partners V, L.P. and, therefore, is deemed to share voting and investment power over the securities held by Benchmark Capital Partners V, L.P. Mr. Kagle disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(4)

Represents 6,621 shares of convertible preferred stock held directly and 2,000,000 shares of common stock held indirectly by Mr. Larsen through the Larsen-Lam Family Trust, for which Mr. Larsen and Lyna Lam serve as trustees.

(5)	Mr. Witchel resigned as the Chief Technology Officer and Secretary of Prosper on July 31, 2008. The address of Mr. Witchel is 576 Eureka Street, San Francisco, California 94114.

(6)	Includes 225,090 shares of common stock potentially issuable upon the exercise of stock options that are exercisable within 60 days after February 28, 2009.

(7)

Excludes 329,592 shares of convertible preferred stock held directly by Mr. Breyer. 1,786,168 shares are held by Accel IX L.P., 190,296 shares are held by Accel IX Strategic Partners L.P. and 166,508 shares are held by Accel Investors 2005 L.L.C. Accel IX Associates L.L.C. (“A9A”) is the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P. and has sole voting and investment power over the shares held by these limited partnerships. Mr. Breyer is one of the managing members of A9A and of Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the securities held by these entities. Mr. Breyer disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. The address of A9A and its affiliated entities is 428 University Avenue, Palo Alto, California 94301.

(8)	The address of Benchmark Capital Partners V, L.P. is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(9)

Represents 583 shares of convertible preferred stock held by DAG Ventures GP Fund III, LLC, 565,308 shares of convertible preferred stock held by DAG Ventures III — QP, L.P., 53,175 shares of convertible preferred stock held by DAG Ventures III, L.P., 48,150 shares of convertible preferred stock held by DAG Ventures III-O, LLC, 10,318 shares of convertible preferred stock held by DAG Ventures III—Q, LLC and 96,300 shares of convertible preferred stock held by DAG Ventures I—N, LLC. DAG Ventures I-N, LLC is the general partner of DAG Ventures I-N, LLC and has sole voting and investment power over these shares. DAG Ventures Management III, LLC (“DAG Ventures”)is the general partner of the remaining partnerships listed above, and managing member of the remaining limited liability companies listed above and has sole voting and investment power over these shares. The address of DAG Ventures and its affiliated entities is 251 Lytton Avenue, Suite 200, Palo Alto, California 94301.

(10)

Represents 2,073,578 shares of convertible preferred stock held by Fidelity Ventures IV, Limited Partnership, and 38,181 shares of convertible preferred stock held by Fidelity Ventures Principal IV, Limited Partnership. Fidelity Ventures VII Limited Partnership, is the general partner of these limited partnerships, and has sole voting and investment power over these shares. The address of Fidelity Ventures and its affiliated entities is 82 Devonshire Street, E16B, Boston, Massachusetts 02109.

(11)

Represents 13,852 shares of convertible preferred stock held by Meritech Capital Affiliates III L.P. and 759,982 shares of convertible preferred stock held by Meritech Capital Partners III L.P. Meritech Capital is the general partner of these partnerships and has sole voting and investment power over these shares. The address of Meritech Capital and its affiliated entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

(12)

Represents 13,852 shares of convertible preferred stock held by Meritech Capital Affiliates III L.P. and 759,982 shares of convertible preferred stock held by Meritech Capital Partners III L.P. The general partner of each of these funds, and Paul S.

Madera, the managing member of Meritech Management Associates III L.L.C., may be considered to share voting and dispositive power over these shares. Each of Meritech Management Associates III, L.L.C., Meritech Capital Associates III, L.L.C. and Mr. Madera disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests therein. The address of each of these funds is c/o Meritech Capital Partners, 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and the related notes elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Prosper provides a peer-to-peer online credit auction platform that enables its borrower members to borrow money and its lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrowers.  Our platform enables our borrower members to request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount of the desired loan and the maximum interest rate the borrower is willing to pay.  We assign a Prosper Rating consisting of one of seven letter credit grades, based in part on the borrower’s credit score, to each borrower who requests a borrower loan.  Prosper borrower members’ Prosper Rating and credit score range, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by lender members on an anonymous basis.  Lender members access our platform and “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding borrower loan and the minimum yield percentage they are willing to receive, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing. The highest yield percentage lender members may bid on a listing is the yield percentage that corresponds to the maximum interest rate set by the borrower.  The lowest yield percentage lender members may bid will be the minimum yield percentage set forth in the listing. The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the borrower loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. By making a bid on a listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s winning bid.  The lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding of a corresponding borrower loan listed on our platform.  Loans originated to borrower members are made by WebBank, an FDIC-insured, Utah-chartered industrial bank, and sold and assigned to Prosper.

All loans requested and obtained by Prosper borrower members through our platform are unsecured obligations of individual borrower members with a fixed interest rate and a loan term currently set at three years, although Prosper anticipates in the near future extending available loan terms to between three months to seven years.  With respect to loans resulting from listings posted by Prosper borrower members prior to April 15, 2008, Prosper is the originating lender for licensing and regulatory purposes.  All borrower loans resulting from listings posted on or after April 15, 2008 are funded by WebBank, an FDIC-insured, Utah-chartered industrial bank.  After funding a loan, WebBank assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank does not have any obligation to purchasers of the Notes.  For all borrower loans, except for our verification of the borrower identity against data from consumer reporting agencies and other identity and anti-fraud verification databases, listings are posted without our obtaining any documentation of the borrower’s ability to afford the loan.  In limited instances, we verify the income, employment, occupation or other information provided by Prosper borrower members in listings.  This verification is normally done after the listing has already been created and bidding has ended and therefore the results of our verification are not reflected in the listings.

Borrowers are charged an agency transaction fee equal to a specified percentage (currently 3.0%) of the amount of the borrower loan, subject to a specified minimum fee  of $75, payable from the borrower’s loan proceeds at the time of funding of the borrower loan.  Transaction fees are charged by WebBank and Prosper receives amounts equal to the transaction fees as compensation for loan origination activities.  We also receive servicing fees at an annualized rate of 1.0% of the outstanding principal balance of a Prosper borrower member’s loan, which we deduct from each lender member’s share of borrower loan payments.

We incorporated in Delaware in March 2005 and launched our public website, www.prosper.com on February 13, 2006.  As of March 31, 2009, our platform has facilitated approximately 28,938 borrower loans since its launch.

We have a limited operating history and have incurred net losses since our inception.  Our net loss was $2,891,002 and $2,944,665 for the three months ending March 31, 2009 and 2008, respectively, and $10,839,243 and $11,875,754 for the fiscal years ended December 31, 2008 and 2007.  At this stage of our development, we have funded our operations primarily with proceeds from equity financings.  Over time, we expect that the number of borrowers and lender members and the volume of borrower loans originated through our platform will increase.  Once we are able to accept new commitments from our lender members on our platform, we will generate increased revenue from borrower transaction fees and non-sufficient funds fees and lender members’ servicing fees.  Our decision to temporarily stop accepting lender members’ commitments, effective from October 16, 2008 until our registration statement approval, slowed the ramp up of our operations, resulting in a negative impact on our cash flow and liquidity projections for the fourth quarter of fiscal 2008 and the first quarter of fiscal 2009 due to a decrease in loan origination volume.

Our operating plan calls for a continuation of the current strategy of increasing transaction volume to increase revenue until we reach profitability and become cash-flow positive, which we do not expect to occur before 2010.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and consolidated results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles.  The preparation of financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosures.  Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances.  Actual results could differ from those estimates.  Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to impact our financial position and operating results.  While all decisions regarding accounting policies are important, we believe that the following policies could be considered critical.  These critical policies relate to revenue recognition, borrower loan repurchase obligation, servicing rights, stock-based compensation and internal-use software and website development.

Revenue Recognition

Prosper recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements.  Under SAB No. 104, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectibility is reasonably assured.

Transaction fees are charged as a percentage of the amount borrowed, subject to a specified minimum fee (currently 3.0% for all borrowers, or $75, whichever is greater), and are recognized when the loan is funded to the borrower.  Transaction fees are charged by WebBank and Prosper receives amounts equal to the transaction fees as compensation for loan origination activities.

Loan servicing revenue includes loan servicing fees and non-sufficient funds fees.  Loan servicing fees are accrued daily based on the current outstanding loan principal balance held by third-party lenders, but are not recognized until payment is received due to uncertainty of collection of borrower loan payments.  Servicing fees for a loan vary based on the credit grade of the borrower.

Prosper charges a non-sufficient funds fee to borrowers on the first failed payment of each billing period.  Non-sufficient funds fees are charged to the borrower, collected and recognized immediately.

Borrower Loan Repurchase Obligation

Prosper is obligated to indemnify the lenders and repurchase the loans sold to the lenders in the event of violation of the applicable federal/state/local lending laws or verifiable identify theft.  Prosper’s limited operating history, the lack of industry comparables and the potential to impact financial performance make the Borrower Loan Repurchase Obligation a critical accounting policy.

Prosper accrues a provision for the repurchase obligation when the loans are funded to the lender in an amount considered appropriate to reserve for its repurchase obligation related to the loans sold to the lenders in the event of violation of the applicable federal/state/local lending laws or verifiable identify theft.  The borrower loan repurchase obligation is evaluated at least once a quarter and represents an estimate based on the rate of historical loan repurchases as a percentage of loan originations (which generally occur within six to nine months of loan origination).  The loan repurchase obligation includes a judgmental management adjustment  due to our limited operating history, changes in current economic conditions, the risk of new and as yet undetected fraud schemes, origination unit and dollar volumes, and the lack of industry comparables.

At March 31, 2009 and December 31, 2008, we have recorded a loan repurchase obligation of $70,000 and $80,000, respectively. For the three months ended March 31, 2009 and the fiscal year ended December 31, 2008, we have repurchased loans of approximately $10,231 and $35,511 (net of recoveries), respectively, due to identity theft and legal and regulatory requirements.  Since the latter part of 2007, Prosper has been successful at identifying and preventing a number of fraud attempts involving a series of fraudulent loan requests as our risk indicators and related operational controls in this area have significantly improved.    This decrease is due in large part by the Company’s increased efforts in identifying and preventing various fraud schemes combined with the fact that the company has not actively been involved in the origination of any loans since October, 2008.  Although we believe our fraud controls have resulted in a lower incidence of fraud in 2009, our controls are largely based on experience from past fraud attempts. Accordingly, future loan repurchases could vary significantly from our estimates.

Servicing Rights

Prosper accounts for its servicing rights under the fair value measurement method of reporting in accordance with Statement of Financial Accounting Standards No. 156 (SFAS No. 156), Accounting for Servicing of Financial Assets — an Amendment of FAS 140.  Under the fair value method, Prosper measures servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights.  The primary assumptions Prosper uses for valuing its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate.  Prosper reviews these assumptions to ensure that they remain consistent with the market conditions.  Inaccurate assumptions in valuing servicing rights could affect Prosper’s results of operations.  The significant assumptions used in the calculation of servicing rights are discussed in detail in Note 6 to our consolidated financial statements included elsewhere in this prospectus.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with SFAS No. 123R, Share-Based Payment (SFAS No. 123R).  SFAS No. 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model.  The stock-based compensation related to awards that is expected to vest is amortized over the vesting term of the stock-based award, which is generally four years.

Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense.  The forfeitures were estimated based on historical experience.  The significant assumptions used in the calculation of stock based compensation are discussed in detail in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Prosper has granted options to purchase shares of common stock to non-employees in exchange for services performed.  Prosper accounts for stock options, restricted stock, and warrants issued to non-employees in accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services, which requires that equity awards be recorded at their fair value.  Under SFAS No. 123R and EITF No. 96-18, we use the Black-Scholes model to estimate the value of options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.  The volatility of common stock was based on comparative company volatility.  The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility.  Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No. 00-02, Accounting for Website Development Costs.  In accordance with SOP No. 98-1 and EITF No. 00-02, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended.  Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Prosper has capitalized certain costs to develop software for Prosper’s website and other internal uses.  Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development effort.  In the three months ended March 31, 2009 and 2008, Prosper capitalized $85,968 and $50,645, respectively, and $166,576 and $103,351 for the fiscal years ended December 31, 2008 and December 31, 2007, respectively. During the first quarter of 2009, management made the decision to discontinue the development of one of its planned software development projects. The software asset previously capitalized in 2008 was deemed to be impaired in accordance with SFAS No. 144. An impairment charge of $40,515, encompassing the amount capitalized in 2008, is included in our consolidated statement of operations for the three months ended March 31, 2009

Fair Value Measurement

Prosper adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157) on January 1, 2008. SFAS No. 157 provides a framework for measuring the fair value of assets and liabilities. SFAS No. 157 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

Prosper determines the fair values of its financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation techniques are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.

For additional information and discussion, see Note 2 and Note 6 of notes to the consolidated financial statements.

Results of Operations

Our results of operations for the three months ended March 31, 2009 and 2008 and for the fiscal years ended December 31, 2008 and 2007, together with the percentage change between years, are set forth below.

	Three Months Ended March 31,				Change from previous period		Years Ended December 31,				Change from previous year
	2009		2008				2008		2007
		As % of		As % of	$ Increase /			As % of		As % of	$ Increase /
	$	sales	$	sales	(Decrease)%		$	sales	$	sales	(Decrease)%
Revenues
Agency fees	$—		$373,342		$(373,342)	(100)%	$1,399,744		$890,445		$509,299	57%
Loan servicing fees	180,942		143,082		37,860	26%	744,040		360,003		384,037	107%
	180,942		516,424		(335,482)	(65)%	2,143,784		1,250,448		893,336
Cost of Revenues
Cost of services	(120,610)	(67)%	(256,179)	(50)%	135,569	(53)%	(860,030)	(40)%	(678,018)	(54)%	(182,012)	27%
Provision for loan repurchases	(231)	(0)%	(26,914)	(5)%	26,683	(99)%	(15,360)	(1)%	(390,326)	(31)%	374,966	(96)%
Total revenues, net	60,101		233,331		(173,230)	(74)%	1,268,394	59%	182,104	15%	1,086,290	597%

Operating expenses
Compensation and benefits	1,429,630	790%	1,507,251	292%	(77,621)	(5)%	6,227,735	291%	5,676,204	454%	551,531	10%
Marketing and advertising	31,326	17%	1,081,757	209%	(1,050,431)	(97)%	2,346,731	109%	2,863,065	229%	(516,334)	(18)%
Professional services	155,837	86%	189,943	37%	(34,106)	(18)%	2,009,485	94%	1,629,854	130%	379,631	23%
General and Administrative
Facilities and maintenance	917,083	507%	282,388	55%	634,695	225%	699,065	33%	686,873	55%	12,192	2%
Depreciation and amortization	173,176	96%	159,878	31%	13,298	8%	805,914	38%	650,013	52%	155,901	24%
Other	266,291	147%	164,581	32%	101,710	62%	572,881	27%	836,197	67%	(263,316)	(31)%
Total expenses	2,973,343	1643%	3,385,798	656%	(412,455)	(12)%	12,661,811	591%	12,342,206	987%	319,605	3%
Loss before other income (expense)	(2,913,242)		(3,152,467)		239,225		(11,393,417)		(12,160,102)		766,685	(6)%

Other income (expense)
Investment income
Interest and dividends	25,372		207,468		(182,096)	(88)%	519,347		908,232		(388,885)	(43)%
Loss on disposal of fixed assets	(40,515)		—		(40,515)	na	—		(621,560)		621,560	(100)%
Other income (expense)	37,383		334		37,049	11093%	34,827		(2,324)		37,151	(1599)%
Total other income (expense)	22,240		207,802		(185,562)	(89)%	554,174		284,348		269,826	95%

Loss before income taxes	(2,891,002)		(2,944,665)		53,663	(2)%	(10,839,243)		(11,875,754)		1,036,511	(9)%
Income taxes		0%	—	0%	—		—	0%	—	0%	—
Net Loss	$(2,891,002)		$(2,944,665)		$53,663	(2)%	$(10,839,243)		$(11,875,754)		$1,036,511	(9)%

Revenues

Our business model involves the charging of transaction fees to borrowers and servicing fees to lender members.  Borrowers are charged a transaction fee for loan origination services and the lender members pay a fee to us for managing the payments on the loans and maintaining account portfolios.  We also charge NSF fees to our borrowers for failed payments.  In addition, we generate revenue from interest earned on investments and cash and cash equivalents.

Agency Fees

Our borrowers pay a one-time transaction fee at the time a borrower loan is funded.  This fee is equal to a specified percentage (currently 3.0%) of the amount of the Prosper borrower loan, subject to a specified minimum fee (currently $75), payable from the borrower’s loan proceeds at the time of funding of the borrower loan.  The borrower transaction fee is included in the annual percentage rate (APR) calculation provided to the borrowers and is deducted from the gross loan proceeds prior to disbursement of funds to the borrowers.  Borrowers are only charged a transaction fee if a borrower loan is funded.  In the past, transaction fees on the platform have ranged from 0.5% and 3.0% depending on the credit quality of the borrower, with a minimum fee of $25.  There were no agency fees for the three months ended March 31, 2009, a decrease of $373.3 thousand or 100% as compared to $373.3 thousand for the three months ended March 31, 2008.  There were no loans originated in the three months ended March 31, 2009, due to Prosper operating in a quite period during this time, versus 3,074 in the corresponding period during 2008.  For the fiscal year ended December 31, 2008 agency fees were $1,399.7 thousand, an increase of $509.3 thousand or 57% as compared to $890.4 thousand for the year ended December 31, 2007.  The total number of loans originated in 2008 was 11,566 versus 11,477 in 2007. Although, the number of loans originated remained relatively flat year over year, the increase in agency fee revenue is primarily due to the change in our fee structure during those time periods.

Loan Servicing Fees

Lender members are charged a servicing fee monthly on the Notes, which is accrued daily based on the current outstanding Note principal balance.  Currently the servicing fee is an annualized rate of 1.0% of the outstanding principal balance of the loan.  In the past servicing fees have been between 0% and 0.5% for some loans depending on credit grade.  For the three months ended March 31, 2009, loan servicing fees were $180.9 thousand, representing an increase of $37.8 thousand or 26% as compared to $143.1 thousand for the three months ended March 31, 2008.  The increase is due to the increase in servicing fee rates, as well as Prosper servicing a greater volume of loans.  For the year ended December 31, 2008, loan servicing fees were $744.0 thousand, representing an increase of $384.0 thousand or 107% as compared to $360.0 thousand for the year ended December 31, 2007. The increase is due to the increase in servicing fee rates, as well as Prosper servicing a greater volume of loans.

Our procedures generally require the automatic debiting of borrower member bank accounts by automated clearing house (ACH) transfer, although we allow payment by check and bank draft.  We charge a non-sufficient funds fee to a borrower member to cover the cost we incur if an automatic payment fails and is rejected by the borrower member’s bank, for example if there is an insufficient balance in the bank account or if the account has been closed or otherwise suspended.  If an automatic payment fails we make up to two additional attempts to collect; however, there is no additional fee charged to the borrower if these attempts fail.  We retain the entire amount of the non-sufficient funds fee, which is currently $15.00 per initial payment failure, or such lesser amount required by law, to cover our costs.

Cost of Services

Cost of Services expense is comprised primarily of credit bureau fees, collections expenses, referral fees and other expenses directly related to loan funding and servicing.  Cost of services expenses were $120.6 thousand for the three months ended March 31, 2009, a decrease of $135.6 thousand or 53% as compared to $256.2 thousand for the three months ended March 31, 2008.  The decrease is primarily related to the Company not originating any new loans during our quiet period which extended into the first quarter of 2009.  For the fiscal year ended December 31, 2008 cost of service expenses were $860.0 thousand, an increase of $182.0 thousand or 27% as compared to $678.0 thousand for the year ended December 31, 2007.  The increase is directly related to increased volume of listings and originated loans.

Loan repurchase Losses

Loan repurchase losses totaled $0.2 thousand for the three months ended March 31, 2009, down 99% or $26.7 thousand over the $26.9 thousand for the respective period in 2008.  Loan repurchase losses totaled $15.4 thousand for the year ended December 31, 2008, down 96% over the $390.3 thousand in 2007.  During 2008 and 2009, Prosper has devoted a significant amount of attention to fraud prevention and continues to implement additional fraud prevention and control procedures to maintain a low level of repurchase losses due to identity theft and operational errors.

Investment Income

At March 31, 2009 and December 31, 2008, we had approximately $7.4 million and $9.8 million, respectively, in unrestricted cash and cash equivalents.  In addition, Prosper had $1.4 million and $1.4 million of restricted funds as of March 31, 2009 and December 31, 2008, respectively.  Investment income decreased $182.1 thousand, or 88% to $25.4 thousand for the quarter ended March 31, 2009, as compared to $207.5 thousand for the corresponding quarter ended in 2008.  The decrease in investment income period over period is primarily due to market factors within the types of investments that we held, as well as an overall decrease in the asset base invested.  During 2008 and through 2009 we invested primarily in money market funds which were negatively impacted by decreasing interest rates.  For the year ended December 31, 2008 investment income decreased $388.9 thousand, or 43% to $519.3 thousand, as compared to $908.2 thousand for the year ended December 31, 2007.  The decrease in investment income year over year is primarily due to the change in the type of investments held in 2008 versus 2007.  Prior to 2008 the majority of the portfolio was invested in mutual funds which returned higher yields than the money market funds.  For the 2007 fiscal year, investment income was offset by realized losses on sale of investments in the amount of $621.6 thousand.

Operating Expenses

			Change from previous				Change from previous
	Three Months Ended March 31,		period		Years Ended December 31,		year
	2009	2008	$ Increase / (Decrease)%		2008	2007	$ Increase / (Decrease)%
	(unaudited)	(unaudited)			(audited)	(audited)
Operating expenses
Compensation and benefits	$1,429,630	$1,507,251	$(77,621)	(5)%	$6,227,735	$5,676,204	$551,531	10%
Marketing and advertising	31,326	1,081,757	(1,050,431)	(97)%	2,346,731	2,863,065	(516,334)	(18)%
Professional services	155,837	189,943	(34,106)	(18)%	2,009,485	1,629,854	379,631	23%
General and Administrative						—		n/a
Facilities and maintenance	917,083	282,388	634,695	225%	699,065	686,873	12,192	2%
Depreciation and amortization	173,176	159,878	13,298	8%	805,914	650,013	155,901	24%
Other	266,291	164,581	101,710	62%	572,881	836,197	(263,316)	(31)%
Total expenses	$2,973,343	$3,385,798	$(412,455)	(12)%	$12,661,811	$12,342,206	$319,605	3%

Compensation and benefits were $1.4 million for the three months ended March 31, 2009, a decrease of $77.6 thousand or 5% compared to $1.5 million for the three months ended March 31, 2008.  This decrease was primarily due to a $35.3 thousand increase in the amount of payroll expense capitalized to internal-use software as well as a $95.6 thousand decrease in payroll related expenses from quarter over quarter average headcount decrease in operations and development.  In addition, the overall decrease was offset by a $45 thousand quarter over quarter increase in vacation and other employee benefits as a result of giving employees an additional five days vacation upon 1 year of service and other benefits paid to employees during the period.  Compensation and benefits were $6.2 million for the year ended December 31, 2008, an increase of $551.5 thousand or 10% compared to $5.7 million for the year ended December 31, 2007.  This increase was primarily due to a $0.7 million increase in payroll related expenses from a year over year average headcount increase of 5 employees in the areas of finance, legal, and operations. The increase in payroll related expenses was offset by a $30.4 thousand decrease in stock based compensation and $142.7 thousand of payroll expense that was capitalized to internal-use software.

Marketing and advertising costs consist primarily of search engine marketing, online and offline marketing campaigns, public relations and tradeshows and events.  Marketing and advertising costs declined $1.05 million or 97% to $31.3 thousand for the three months ended March 31, 2009 as compared to the same period last year.  Marketing and advertising costs declined $516.3 thousand or 18% to $2.3 million for the year ended December 31, 2008 as compared to the same period for 2007.   The reduction in marketing and advertising expense resulted from a shift in marketing programs and management’s decision to reduce spending in this area due to the quiet period.

Professional services expenses are comprised of legal expenses and audit fees.  For the three months ended March 31, 2009, professional expenses were $917.0 thousand, an increase of 225% or $634.7 thousand as compared to the three months ended March 31, 2008.  For the year ended December 31, 2008, professional services expenses were $2.0 million, an increase of 23% or $379.6 thousand as compared to $1.6 million for the year ended December 31, 2007.  Overall, the increase is primarily due to fees paid for legal and auditing services pertaining to the filing of our Registration Statement in the fourth quarter of 2008 and first quarter of 2009.  We expect that these expenses will increase in absolute terms due to the additional expenses related to becoming an SEC reporting company, including the cost of compliance and increased audit fees required for SEC filings.

General and Administrative Expenses

Facilities and maintenance expenses consist primarily of rents paid for our corporate office lease and data co-location facility, office expenses and equipment and software costs that did not meet capitalization criteria. Facilities and maintenance expenses for the three months ended March 31, 2009 were $173.2 thousand an increase of $13.3 thousand or 8% as compared to $159.9 thousand for the three months ended March 31, 2008.  This increase was primarily due to the increase in data center rent for our hosting facility.  Facilities and maintenance expenses were virtually unchanged for the fiscal years ending December 31, 2008 and 2007.

Depreciation and amortization was $155.8 thousand for the three months ended March 31, 2009, an increase of 18% or $34.1 thousand as compared to $189.9 thousand for the three months ended March 31, 2008.    The decrease was primarily due to certain assets being fully depreciated during the period.  Depreciation and amortization was $805.9 thousand for the year ended December 31, 2008 an increase of 24% or $155.9 thousand as compared to $650.0 thousand for the year ended December 31, 2007.  The year over year increase was primarily due to the increased capitalization of internal use software and from additional purchases of computer equipment.

Other general and administrative expenses consist of bank service charges, travel and entertainment, taxes and licenses, communications costs and other miscellaneous expenses.  For the three months ended March 31, 2009, other general and administrative expenses were $266.3 thousand an increase of $101.7 thousand or 62% as compared to $164.6 for the three months ended March 31, 2008.  This increase was primarily due to the additional accrual of $88.9 thousand for the NASAA settlement agreement, as management revised prior estimates.  In addition the increase also consisted of $51.5 thousand related to SEC printing costs, partially offset by a decrease in recruiting expenses of $20.3 thousand and travel expenses of $16.2 thousand. Other general and administrative expenses for the year ended December 31, 2008 were $572.9 thousand, a decrease of $263.3 thousand or 31%, over other general and administrative expenses of $836.2 thousand for the year ended December 31, 2007. The decrease is primarily attributed to a charge of $425 thousand taken in the fourth quarter of 2007 related to potential penalties associated with state securities law compliance.  This decrease was offset by a year over year increase of $118 thousand in bank service charges.  In addition, there was a decrease of $60.2 thousand in license and permit fees due to Prosper’s original 2007 S-1 filing, which was partially offset by a $23.2 thousand increase in insurance expenses.  We expect that general and administrative expenses will increase in absolute terms due to the significant planned investment in infrastructure to support our growth and additional expense related to becoming a SEC reporting company, however we expect that these expenses, as a percentage of revenues, will decline.

Liquidity and Capital Resources

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses through 2010.  For the periods ended March 31, 2009 and 2008 we had negative cash flows from operations of $2.4 million and $2.7 million, respectively.  For the fiscal years ended December 31, 2008 and 2007, we had negative cash flows from operations of $9.9 million and $9.5 million, respectively.  Net cash used in operating activities from inception through March 31, 2009 consisted mostly of headcount costs, expenses for consultants and temporary personnel, marketing and advertising, and other professional service providers to the Company.  Additionally, since our inception through March 31, 2009, we have an accumulated deficit of $33.1 million.

To date, we have financed our operations with proceeds from the sale of equity securities.  At March 31, 2009, we had approximately $7.4 million in cash and cash equivalents, which we believe will be sufficient to fund our operations through 2009.  We are dependent upon raising additional capital or debt financing to fund our current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern.  Further, an unfavorable outcome of the class action lawsuit at the high end of the range could hinder Prosper’s ability to continue its operations, absent other extenuating circumstances. There can be no assurances as to the availability or terms upon which the required financing and capital might be available.

Net cash used in investing activities was $97.1 thousand for the three months ended March 31, 2009, which consisted of the purchase of office property and equipment and capitalized internal use software.  For the three months ending March 31, 2008, net cash of $103.6 thousand was used by investing activities.  These amounts were comprised solely of purchases of property and equipment.  Net cash used in investing activities was $529.7 thousand for the year ended December 31, 2008 which consisted of the purchase of office property and equipment and capitalized internal use software.  For the year ended December 31, 2007, net cash of $3.8 million was provided by investing activities.  This amount was comprised of $27 million proceeds received from the sale of marketable securities, partially offset by approximately $23 million used to purchase marketable securities and $549.0 thousand used to purchase office, property and equipment.

Net cash provided by financing activities was approximately $11.8 thousand for the three months ended March 31, 2009, which consisted solely of proceeds received from the exercise of stock options.  Cash provided by financing activities for the three months ended March 31, 2008 was $0.9 thousand which was consisted of proceeds received from the exercise of stock options.  Net cash provided by financing activities was approximately $5.8 thousand for the year ended December 31, 2008, which consisted of $20 thousand used to repay long-term debt, partially offset by $25.8 thousand of proceeds received from the issuance of common stock.  Cash provided by financing activities for the year ended December 31, 2007 consisted primarily of proceeds from the sale of 2,063,558 shares of our Series C convertible preferred stock in a private placement for net proceeds of $19.9 million.  Other financing activities in 2007 include $20.0 thousand used to repay long-term debt and proceeds of $35.9 thousand from the exercise of stock options.

Since our inception, inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Income Taxes

Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.

We incurred no tax provision for the three months ended March 31, 2009.  The fiscal 2008 and 2007 tax provisions vary from the expected provision or benefit at the U.S. federal statutory rate due to the recording of valuation allowances against our U.S. operating loss and deferred tax assets. Given our history of operating losses and inability to achieve profitable operations, it is difficult to accurately forecast how results will be affected by the realization of net operating loss carryforwards.  For the year ended December 31, 2008, the Company had federal and state net operating loss carry forwards of approximately $28 million and net capital losses of approximately $674,000.  The Company also has federal and California research and development tax credits of $278,000 and $293,000, respectively.  As of December 31, 2007, we had federal and state net operating loss carry forwards of approximately $17 million.  As of December 31, 2007, we also had federal and state research and development tax credit carry forwards of approximately $211,000 and $222,000 respectively.

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes provides for the recognition of deferred tax assets if realization of such assets is more likely than not.  Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets.  We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.

Off-Balance Sheet Arrangements

As of March 31, 2009, the Company has not engaged in any off-balance sheet financing activities.  We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Impact of New Lending Platform Structure

The historical information and accounting policies described in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in our financial statements included elsewhere in this prospectus, reflect the operations and structure of our platform prior to the date of this prospectus.  Following the date of this prospectus we will implement the new structure described in “About the Platform” and begin issuing the Notes.  The post registration operating structure as described therein will result in Prosper purchasing loans from WebBank, and holding the loans until maturity.  Prosper will issue new securities, the Notes, to the winning lenders.  Prosper’s obligation to repay the Notes will be conditioned upon the repayment of the associated borrower loan owned by Prosper.  As a result of these changes, under the new operating structure, Prosper expects that borrower loans and the Notes will be carried on its balance sheet as assets and liabilities, respectively.

The change in our operation of our platform, as well as our adoption of certain new accounting pronouncements described below, will have a significant impact on our financial statements and results of operations for periods following the date of this prospectus.  Summarized below are the material changes we presently expect from the changes to our operations on the platform.  Because further unanticipated changes may occur in the proposed operation structure and because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flow.

In conjunction with our new operating structure effective as of the date of this prospectus, we plan to adopt the provisions of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Measurements (SFAS No. 159).  SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.  We intend to apply the provisions of SFAS No. 159 to the Notes and borrower loans issued subsequent to the date of this prospectus on an instrument by instrument basis.  We did not apply the provisions of SFAS No. 159 to loans issued prior to the date of this prospectus.  In accordance with SFAS No. 159, we will disclose for each period for which an interim or annual income statement is presented the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributed to changes in instrument-specific credit risk were determined.  We will not record an allowance account related to borrower loans in which we have elected the fair value option.  The fair value of borrower loans is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default.

As the provisions of SFAS No. 159 were not applied to eligible items existing at the date SFAS No. 159 became effective, our adoption of SFAS No. 159 will not result in a cumulative-effect adjustment to our opening balance accumulated deficit.  In applying the provisions of SFAS No. 159, we will record assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute.  We will report the aggregate fair value of the Notes and borrower loans as separate line items in the assets and liabilities sections of the balance sheet using the methods described in SFAS No. 157, Fair Value Measurements (SFAS No. 157).

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Changes in fair value of the Notes and borrower loans subject to the provisions of SFAS No. 159 will be recognized in earnings, and fees and costs associated with the origination or acquisition of borrower loans will be recognized as incurred.

We will determine the fair value of the Notes and borrower loans in accordance with the fair value hierarchy established in SFAS No. 157, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  As observable market prices are not available for similar assets and liabilities, we believe the Notes and borrower loans should be considered Level 3 financial instruments under SFAS No. 157.  For borrower loans, the fair value is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the loans and the amount of loss in the event of default.  Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee.  As such, the fair value of the Note is approximately equal to the fair value of the borrower loans, adjusted for the 1.0% servicing fee.  Any unrealized gains or losses on the borrower loans and Notes for which the fair value option has been elected will be reported separately in earnings.  The effective interest rate associated with the Notes will be less than the interest rate earned on the borrower loans due to the 1.0% servicing fee.  Accordingly, as market interest rates fluctuate, the resulting change in fair value of the fixed rate borrower loans and fixed rate Notes will not be the same.

We will also disclose the difference between the aggregate fair value and the aggregate unpaid principal balance of borrower loans for which the fair value option has been adopted.  In addition, we will disclose the aggregate fair value of borrower loans past due by 121 days or more and the fair value of borrower loans in nonaccrual status as well as the difference between the aggregate fair value and aggregate unpaid principal balance for loans that are 121 days or more past due and/or in nonaccrual status.  For borrower loans, we will disclose the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributable to changes in instrument-specific credit risk were determined.  For Notes with fair values that have been significantly affected during the reporting period by changes in the instrument-specific credit risk, we will disclose the estimated amount of gains and losses from fair value changes included in earnings that are attributable to changes in the instrument-specific credit risk, the qualitative information about the reasons for those changes and how the gains and losses attributable to changes in instrument-specific credit risk were determined.

To the extent payments are received subsequent to the maturity of a borrower loan, they will first be used to reduce the borrower loan balance reported at fair value, if any.  To the extent the reported fair value of the borrower loan is zero, any payments received subsequent to maturity will be recognized in earnings as a gain in the period received.

In accordance with the fair value option of SFAS No. 159, a borrower loan for which there is an unpaid portion at maturity and for which collection is in doubt would presumably have a zero or minimal fair value.  Any change in fair value of that particular borrower loan since the last reporting period would be included in earnings in the current period with any remaining fair value balance recorded as an asset on the balance sheet.

In the footnotes to our financial statements, we will reflect all significant terms of the Notes including their lack of recourse to Prosper.  As we receive scheduled payments of principal and interest on the borrower loans we will in turn make principal and interest payments on the Notes.  These principal payments will reduce the carrying value of the borrower loans and Notes.  If we do not receive payments on the borrower loans, we are not obligated to and will not make payments on the Notes.  The fair value of the Note is approximately equal to the fair value of the borrower loan, less the 1.0% service fee.  If the fair value of the borrower loan decreases due to our expectation of both the rate of default of the loan and the amount of loss in the event of default, there will also be a corresponding decrease in the fair value of the Note (an unrealized gain related to the Note and an unrealized loss related to the borrower loan).

The origination of Notes and scheduled principal payments will be shown as financing activities on the statement of cash flow.  Consistent with the guidance of Emerging Issues Task Force (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we will record interest income on the borrower loans and interest expense on the Notes on the accrual method.

LEGAL MATTERS

The validity of the Notes offered by this prospectus has been passed upon by Morrison & Foerster LLP, Denver, Colorado.

EXPERTS

The financial statements as of March 31, 2009 are included in this prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prosper Marketplace, Inc.

Report of Independent Registered Public Accounting Firms

To the Board of Directors and the Stockholders of

Prosper Marketplace, Inc.

We have audited the accompanying consolidated balance sheets of Prosper Marketplace, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years ended December 31, 2008 and 2007.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prosper Marketplace, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the two years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2007, Prosper adopted Statement of Financial Accounting Standard No. 156, Accounting for Servicing of Financial Assets — an Amendment of FAS 140.

/s/ Ernst & Young LLP

March 30, 2009

Prosper Marketplace, Inc.

Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$9,839,758	$20,280,105
Restricted cash	1,429,011	866,986
Servicing rights	67,685	—
Loans receivable	—	355,567
Property and equipment, net of $1,570,848 and $885,665 accumulated depreciation and amortization as of December 31, 2008 and 2007, respectively	859,103	1,014,575
Prepaid and other assets	238,686	313,608
Intangible assets, net	291,769	412,500
Total assets	$12,726,012	$23,243,341

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$431,744	$515,892
Accrued liabilities	1,186,984	1,202,730
Servicing rights	—	14,086
Loan repurchase obligation	80,000	100,151
Long-term debt, net of discount of $55,368 and $77,132 as of December 31, 2008 and 2007, respectively	284,632	282,868

Total liabilities	1,983,360	2,115,727

Commitments and contingencies (see Note 13)

Stockholders’ Equity

Convertible preferred stock — Series A ($0.001 par value; 4,023,999 shares authorized, issued and outstanding in 2008 and 2007)	4,024	4,024

Convertible preferred stock — Series B ($0.001 par value; 3,310,382 shares authorized, issued and outstanding in 2008 and 2007)	3,310	3,310
Convertible preferred stock — Series C ($0.001 par value; 2,063,558 shares authorized; 2,063,558 issued and outstanding in 2008 and 2007)	2,064	2,064
Common stock ($0.001 par value; 16,000,000 shares authorized; 4,346,118 shares and 3,662,476 shares issued and outstanding in 2008 and 2007, respectively)	4,347	3,663
Additional paid-in capital	40,946,853	40,493,256
Accumulated deficit	(30,217,946)	(19,378,703)
Total stockholders’ equity	10,742,652	21,127,614

Total liabilities and stockholders’ equity	$12,726,012	$23,243,341

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007
Revenues
Agency fees	$1,399,744	$890,445
Loan servicing fees	744,040	360,003
	2,143,784	1,250,448
Cost of Revenues
Cost of services	(860,030)	(678,018)
Provision for loan repurchases	(15,360)	(390,326)
Total revenues, net	1,268,394	182,104

Operating expenses
Compensation and benefits	6,227,735	5,676,204
Marketing and advertising	2,346,731	2,863,065
Depreciation and amortization	805,914	650,013
General and administrative
Professional services	2,009,485	1,629,854
Facilities and maintenance	699,065	686,873
Other	572,881	836,197
Total expenses	12,661,811	12,342,206
Loss before other income (expense)	(11,393,417)	(12,160,102)

Other income
Investment income
Interest and dividends	519,347	908,232
Realized losses on marketable securities	—	(621,560)
Other income (expense)	34,827	(2,324)
Total other income	554,174	284,348
Loss before income taxes	(10,839,243)	(11,875,754)
Income taxes	—	—
Net Loss	$(10,839,243)	$(11,875,754)

Net loss per share — basic and diluted	$(2.65)	$(3.77)
Weighted Average shares - basic and diluted net loss per share	4,086,469	3,152,655

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2008 and 2007

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total
Balance as of December 31, 2005	4,023,999	$4,024	1,162,674	$1,163	$7,584,843	$(1,362,512)	$—	$6,227,518
Issuance of convertible preferred stock, Series B	3,310,382	3,310			12,496,692			12,500,002
Offering costs on preferred stock					(87,700)			(87,700)
Issuance of common stock			38,777	39	19,350			19,389
Exercise of stock options			48,125	48	11,983			12,031
Compensation expense					45,785			45,785
Net loss						(6,140,437)		(6,140,437)
Balance as of December 31, 2006	7,334,381	$7,334	1,249,576	$1,250	$20,070,953	$(7,502,949)	$—	$12,576,588
Issuance of convertible preferred stock, Series C	2,063,558	2,064			19,997,941			20,000,005
Offering costs on preferred stock					(80,996)			(80,996)
Issuance of common stock			2,330,500	2,331	238,765			241,096
Exercise of stock options			82,400	82	35,805			35,887
Compensation expense					230,788			230,788
Net loss						(11,875,754)		(11,875,754)
Change in unrealized loss on available-for-sale securities							(469,397)	(469,397)
Reclassification adjustment							469,397	469,397
Total comprehensive loss								(11,875,754)
Balance as of December 31, 2007	9,397,939	$9,398	3,662,476	$3,663	$40,493,256	$(19,378,703)	$—	$21,127,614
Issuance of common stock			605,500	606	71,330			71,936
Exercise of stock options			78,142	78	25,683			25,761
Compensation expense					356,584			356,584
Net loss						(10,839,243)		(10,839,243)
Balance as of December 31, 2008	9,397,939	$9,398	4,346,118	$4,347	$40,946,853	$(30,217,946)	$—	$10,742,652

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(10,839,243)	$(11,875,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	805,914	650,013
Realized loss on sale of marketable securities	—	621,560
Stock-based compensation expense	428,520	471,884
Provision for loan repurchase obligation	15,360	390,326
Change in fair value of servicing rights	(81,771)	(64,914)
Amortization of discount on long-term debt and marketable securities	21,764	(41,573)
Changes in operating assets and liabilities:
Restricted cash	(562,025)	(14,769)
Loans receivable	355,567	(238,153)
Prepaid and other assets	74,922	(42,869)
Accounts payable and accrued liabilities	(99,894)	1,134,889
Loan repurchases	(35,511)	(457,046)
Net cash used in operating activities	(9,916,397)	(9,466,406)

Cash flows from investing activities:
Proceeds from sale of available-for-sale marketable securities	—	26,924,288
Purchases of available-for-sale marketable securities	—	(22,533,038)
Purchases of property and equipment	(529,711)	(549,199)
Net cash (used in) provided by investing activities	(529,711)	3,842,051

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	—	20,000,005
Offering costs - convertible preferred stock	—	(80,996)
Proceeds from exercise of stock options	25,761	35,887
Principal repayment of long-term debt	(20,000)	(20,000)
Net cash provided by financing activities	5,761	19,934,896
Net (decrease) increase in cash and cash equivalents	(10,440,347)	14,310,541
Cash and cash equivalents at beginning of the year	20,280,105	5,969,564
Cash and cash equivalents at end of the year	$9,839,758	$20,280,105

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

1. Organization and Business

Prosper Marketplace, Inc. (Prosper, the Company, we, us, our) was incorporated in the state of Delaware on March 22, 2005. Prosper is an online marketplace for person-to-person lending. Prosper’s website provides an online auction where people list and bid on loans using Prosper’s online auction platform. Prosper’s lender members set the minimum yield percentage that they are willing to earn, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing, and bid in increments of $50 to $25,000. The highest yield percentage lender members may bid on a listing is the yield percentage that corresponds to the maximum interest rate set by the borrower.  The lowest yield percentage lender members may bid will be the minimum yield percentage set forth in the listing. The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the borrower loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans. For listings with AA Prosper Ratings, an estimated loss rate of 0.5%, which represents the middle of the estimated loss rate range, is added to the national average certificate of deposit rate to determine the minimum yield percentage. Borrowers create loan listings from $1,000 up to $25,000 and set the maximum rate they are willing to pay on a loan, up to a maximum interest rate of 36% and subject to a minimum interest rate based on the Prosper Rating assigned to the borrower’s listing. Prosper facilitates the lending and borrowing activities and acts as an agent to the lender by matching the lender and the borrower through its online auction platform. Prosper also handles all ongoing loan administration tasks, including loan servicing and collections on behalf of the lenders. Prosper generates revenue by collecting one-time fees from borrowers on funded loans and from loan servicing fees paid by lender members.

Due to the legal uncertainty regarding the sales of promissory notes offered through the Prosper platform under the Company’s prior operating structure (See Note 13 — Commitments and Contingencies — Securities Law Compliance), the Company decided to restructure its operations to resolve such uncertainty. The Company began its implementation of this decision on October 16, 2008, when it ceased offering lender members the opportunity to make purchases on the Prosper platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. Furthermore, pursuant to this decision, the Company updated its registration statement on Form S-1, with the SEC, in which the Company described the restructuring of its operations and its new operating structure. The Company will resume accepting new lender members and allowing transactions with lender members starting on the date such registration statement becomes effective.

In November of 2008, the Securities and Exchange Commission (SEC) instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), against Prosper. In anticipation of the institution of these proceedings, Prosper submitted an Offer of Settlement (the “Offer”) which was accepted by the SEC. Pursuant to the Offer, Prosper consented to the entry of an Order Instituting Cease and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Making Findings, and Imposing a Cease-and-Desist Order (“Order”).  The Order includes findings that Prosper violated Sections 5(a) and (c) of the Securities Act of 1933 (“Securities Act”), and requires that pursuant to Section 8A of the Securities Act, Prosper cease and desist from committing or causing any violations and any future violations of Sections 5(a) and (c) of the Securities Act. The Order was approved by the SEC on November 20, 2008.

On December 5, 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to the offering of $500,000,000 of Borrower Payment Dependent Notes ((the Notes). The proposed changes in the operation of the Company’s platform described in the registration statement are expected to have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of that registration statement. In conjunction with its new operating structure, Prosper expects that borrower loans and Borrower Payment Dependent Notes will be carried on its balance sheet as assets and liabilities, respectively.  Prosper also plans to adopt the provisions of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — an Amendment of FASB Statement No. 115 (SFAS No. 159) to the notes and borrower loans issued subsequent to effective date of the registration statement on an instrument by instrument basis.  We will continue to evaluate the impact that the proposed changes to our operating platform will have on our financial condition, results of operations and cash flow.

As reflected in the accompanying financial statements, Prosper has incurred net losses, negative cash flows from operations since inception, and has an accumulated deficit of approximately $30 million as of December 31, 2008.  Since its inception, Prosper has financed its operations primarily through equity financing from various sources. The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

objectives and continue as a going concern.  Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available.  If required financing and capital are not available or there are unanticipated delays in recommencing our operations, the Company will take appropriate actions to reduce its cost structure.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Prosper and its wholly-owned subsidiary, P2P Servicing, LLC, which was formed in October 2007 but has not had significant operations. On February 9th, 2009, the Company dissolved P2P Servicing LLC.

These consolidated financial statements have been prepared in accordance with U.S generally accepted accounting principles (GAAP). All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These include but are not limited to the following: valuation of marketable securities, valuation allowance on deferred tax assets, valuation and amortization periods of intangible assets, fair value of servicing liabilities, provision for loan repurchase obligation, stock-based compensation expense, and contingent liabilities. Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

Prosper invests its excess cash primarily in money market funds and in highly liquid debt instruments of U.S. municipalities, and the U.S. government and its agencies. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. Such deposits periodically exceed amounts insured by the FDIC.

Restricted Cash

At December 31, 2008 and 2007, restricted cash consists primarily of an irrevocable letter of credit held by a financial institution in connection with the Company’s office lease and cash deposits required to support the Company’s ACH activities and secured corporate credit cards.

Loans Receivable

Loans receivable primarily represent loans originated by Prosper on the last day of the year that are transferred to lenders on the next business day on a nonrecourse basis. Since April, 2008, borrower loans are originated by WebBank (See Note 13 — Commitments and Contingencies) and are transferred to lenders on the same day that such loans are originated. Accordingly, no loans receivable were held as of December 31, 2008.

Loan Repurchase Obligation

Prosper is obligated to indemnify lenders and repurchase certain loans sold to the lenders in the event of violation of applicable federal, state, or local lending laws, or verifiable identify theft. The loan repurchase obligation is estimated based on historical experience. Prosper accrues a provision for the repurchase obligation when the loans are funded. Repurchased loans associated with federal, state, or local lending laws, or verifiable identity thefts are written off at the time of repurchase.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

2. Significant Accounting Policies (continued)

Certain Risks and Concentrations

In the normal course of its business, Prosper encounters two significant types of risk: credit and regulatory. Financial instruments that potentially subject Prosper to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and loans receivable. Cash equivalents and marketable securities consist primarily of money market and mutual funds of highly liquid debt instruments of corporations and the U.S. government and its agencies. Prosper maintains cash and cash equivalents and its investments with high-quality financial institutions. Prosper performs periodic evaluations of the relative credit standing of these financial institutions and has not sustained any credit losses from instruments held at these financial institutions. Loans receivable are unsecured and are primarily comprised of loans originated the last day of the reporting period that are in the process of being transferred to lenders. As of December 31, 2007, no single borrower accounted for more than 10% of Prosper’s total loan receivables. For the years ended December 31, 2008 and 2007, no single lender or borrower represented more than 10% of Prosper’s total revenues.

Prosper is subject to various regulatory requirements. The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on Prosper’s financial position and results of operations (See Note 13 — Commitments and Contingencies — Securities Law Compliance).

Property and Equipment

Property and equipment consists of computer equipment, office furniture and equipment, and software purchased or developed for internal use. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets, which range from three to seven years. Prosper capitalizes expenditures for replacements and betterments and expenses amounts for maintenance and repairs as they are incurred.  Depreciation and amortization commences once the asset is placed in service.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No. 00-02, Accounting for Website Development Costs. In accordance with SOP No. 98-1 and EITF No. 00-02, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Capitalized costs are included in Property and Equipment (see Note 4) and amortized to expense using the straight-line method over their expected lives. The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.  No such impairment was present at December 31, 2008 and 2007, respectively.

Intangible Assets

Prosper records the purchase of intangible assets not purchased in a business combination in accordance with Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets. Prosper has an intangible asset resulting from the purchase of the “Prosper.com” domain name (see Note 5). The intangible asset is amortized on a straight-line basis over five years.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

2. Significant Accounting Policies (continued)

Impairment of Long-Lived Assets Including Acquired Intangible Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Prosper reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying value of the asset to future net undiscounted cash flows that the assets are expected to generate. If an asset is considered to be impaired, the impairment to be recognized equals the amount by which the asset’s carrying value exceeds its fair value. Fair value is estimated using discounted net cash flows. Long-lived assets that are to be disposed of by sale are reported at the lower of the carrying value or the fair value less the cost to sell. Prosper observed no impairment indicators and did not recognize impairment charges in 2008 and 2007, respectively.

Revenue Recognition

Prosper recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements.  Under SAB No. 104, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Agency fees are charged as a percentage of the amount borrowed ranging from 1% to 3% or $75, whichever is greater, and are recognized when the loan is funded to the borrower.

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (NSF) fees. Loan servicing fees are accrued daily based on the current outstanding loan principal balance held by third-party lenders but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments. Servicing fees for a loan vary based on the credit grade of the borrower.  Prosper charges a NSF fee to borrowers on the first failed payment of each billing period.  NSF fees are charged to the customer and collected and recognized immediately.

Servicing Rights

Prosper accounts for its servicing rights under the fair value measurement method of reporting in accordance with SFAS No. 156, Accounting for Servicing of Financial Assets — an Amendment of FAS 140. Under the fair value method, Prosper measures its servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses to value its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate. Prosper reviews these assumptions quarterly to ensure that they remain consistent with market conditions. Inaccurate assumptions in valuing servicing rights could affect Prosper’s results of operations.

Advertising and Promotional Expenses

Under the provisions of SOP 93-7, Reporting on Advertising Costs, the costs of advertising are expensed as incurred. Advertising costs were approximately $2,347,000 and $2,863,000 for the years ended December 31, 2008 and 2007, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with SFAS No. 123R, Share-Based Payment (SFAS No. 123R). SFAS No. 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation related to awards that is expected to vest is amortized using the straight line method over the vesting term of the stock-based award, which is generally four years. Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense. The forfeitures were estimated based on historical experience. The Company estimated its annual forfeiture rate to be 22.9% and 19.7% for the years ended December 31, 2008 and 2007, respectively.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

2. Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed. Prosper accounts for stock options and restricted stock issued to nonemployees in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services, which requires that equity awards be recorded at their fair value.  Under SFAS No. 123R and EITF No. 96-18, Prosper uses the Black-Scholes model to estimate the value of options granted to nonemployees at each vesting date to determine the appropriate charge to stock-based compensation. The volatility of common stock was based on comparative company volatility.

The fair value of stock option awards for 2008 and 2007 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	2008	2007

Volatility of common stock	62.0%	59.7%
Risk-free interest rate	2.5%	4.4%
Expected life*	5.8 years	6.1 years
Dividend yield	0%	0%
Weighted-average fair value of grants	$2.07	$1.93

*For nonemployee stock option awards, the expected life is the contractual term of the award, which is generally ten years.

The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Total stock-based compensation expense for employee and non-employee stock-based awards reflected in the Consolidated Statements of Operations for the years ended December 31, 2008 and 2007 is approximately $436,000 (including $7,500 related to a stock repurchase) and $472,000, respectively. As of December 31, 2008, the unamortized stock-based compensation expense related to unvested stock-based awards was approximately $493,000, which will be recognized over the remaining vesting period of approximately 2.4 years.

Net Loss Per Share

Prosper computes net loss per share in accordance with SFAS No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No.128, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. At December 31, 2008, there were outstanding convertible preferred stock and options convertible into 9,397,939 and 1,734,647 common shares, respectively, which may dilute future earnings per share. Due to the Company reporting a net loss for the years ended December 31, 2008 and 2007, there is no calculation of fully-diluted earnings per share as all common stock equivalents are anti-dilutive.

Income Taxes

Prosper uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

2. Significant Accounting Policies (continued)

Income Taxes (continued)

Effective January 1, 2007, Prosper adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change. The adoption of the provisions of FIN 48 did not have a material impact on our financial position and results of operations.

Fair Value Measurement

Prosper adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157) on January 1, 2008. SFAS No. 157 provides a framework for measuring the fair value of assets and liabilities. SFAS No. 157 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

SFAS No. 157 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The price used to measure the fair value is not adjusted for transaction costs while the cost basis of certain financial instruments may include initial transaction costs. Under SFAS No. 157, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability under SFAS No. 157, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market. In October 2008, the Financial Accounting Standards Board (FASB), issued FASB Staff Position (“FSP”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active. More specifically, FSP No. 157-3 states that significant judgment should be applied to determine if observable data in a dislocated market represents forced liquidations or distressed sales and are not representative of fair value in an orderly transaction. FSP No. 157-3 also provides further guidance that the use of a reporting entity’s own assumptions about future cash flows and appropriately risk-adjusted discount rates is acceptable when relevant observable inputs are not available. In addition, FSP No. 157-3 provides guidance on the level of reliance of broker quotes or pricing services when measuring fair value in a non active market stating that less reliance should be placed on a quote that does not reflect actual market transactions and a quote that is not a binding offer. The guidance in FSP No. 157-3 is effective upon issuance for all financial statements that have not been issued and any changes in valuation techniques as a result of applying FSP No. 157-3 are accounted for as a change in accounting estimate.

Under SFAS No. 157, assets and liabilities carried at fair value in the consolidated balance sheets are classified among three levels based on the observability of the inputs used to determine fair value:

Level 1 — The valuation is based on quoted prices in active markets for identical instruments.

Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

2. Significant Accounting Policies (continued)

Fair Value Measurement (continued)

Prosper determines the fair values of its financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation techniques are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash, loans receivable, servicing rights, accounts payable and accrued liabilities, and long-term debt.  The estimated fair values of cash and cash equivalents, restricted cash, loans receivable, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.

Servicing rights do not trade in an active open market with readily observable prices. Although sales of servicing assets do occur, the nature and character of the assets underlying those transactions are not similar to those held by the Company and, therefore, the precise terms and conditions typically seen in the marketplace would likely not be available to the Company. Accordingly, management determines the fair value of its servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses for valuing its servicing asset include prepayment speeds, default rates, cost to service, profit margin, and discount rate.

Prosper reviews these assumptions to ensure that they remain consistent with the market conditions. Inaccurate assumptions in valuing the servicing rights could affect Prosper’s results of operations. Due to the nature of the valuation inputs, servicing assets are classified as Level 3. Our estimate of the fair value of servicing rights resulted in an asset of $67,685 at December 31, 2008 and a liability of $14,086 at December 31, 2007. See Note 6 for a rollforward and further discussion of the significant assumptions used to value servicing rights.

The Company’s long-term debt is non-interest bearing and at inception was discounted at 8%.  The estimated fair value of the long-term debt is estimated to be $330,586 and $347,114 at December 31, 2008 and 2007, respectively, based on discounted cash flows and on the Company’s current incremental borrowing rate.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted. We intend to apply the provisions of SFAS No. 159 to the Notes and member loans issued on an instrument by instrument basis going forward.

3. Cash and Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities consist of the following:

	December 31,
	2008	2007
Cash and cash equivalents:
Cash	$356,557	$949,954
Money market mutual funds	9,483,201	19,330,151
Total cash and cash equivalents	$9,839,758	$20,280,105

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

3. Cash and Cash Equivalents and Marketable Securities (continued)

No marketable securities were held as of December 31, 2008 or 2007. Realized losses of approximately $622,000 for the year ended December 31, 2007, were reported in the Statement of Operations. Purchases of marketable securities in 2007 were approximately $22.5 million and proceeds from the sale of marketable securities during the same period were approximately $26.9 million.

4. Property and Equipment

Property and equipment consist of the following:

	December 31
	2008	2007
Property and equipment:
Computer equipment	$1,057,107	$904,373
Purchased software	317,052	144,607
Office equipment and furniture	45,436	36,710
Leasehold improvements	29,230	—
Internal-use software	981,126	814,550
	2,429,951	1,900,240
Less accumulated depreciation and amortization	(1,570,848)	(885,665)
Total property and equipment, net	$859,103	$1,014,575

Depreciation expense for 2008 and 2007 was $685,183 and $529,281, respectively. Prosper capitalized internal-use software costs in the amount of $166,576 and $103,351 for the years ended December 31, 2008 and 2007, respectively.

5. Intangible Assets and Promissory Note Payable

In 2006, Prosper paid a total of $603,659 to acquire the “Prosper.com” domain name. The purchase price consisted of $320,000 cash, 26,483 shares of Prosper’s common stock valued at $0.50 per share (or $13,242) and a non-interest bearing promissory note of $380,000. The note was discounted by $109,583 for a net payable of $270,417. The promissory note includes both principal and interest and is payable in annual installments of $20,000 due on the first, second, third, and fourth anniversary of the note and $300,000 due on the fifth anniversary of the note. Interest on the note was imputed based an 8% annual rate and is amortized to interest expense over the five year life of the loan. Amortized interest expense of $21,764 and $21,633 was recorded for the years ended 2008 and 2007, respectively.

	December 31,
	2008	2007
Intangible asset:
Domain name	$603,659	$603,659
Less accumulated amortization	(311,890)	(191,159)
Intangible asset, net	$291,769	$412,500

Amortization expense related to the intangible asset was approximately $121,000 for the years ended December 31, 2008 and 2007, respectively. Amortization expense related to this intangible asset is expected to be approximately $121,000 in fiscal 2009 and 2010. In fiscal 2011, amortization expense related to this intangible asset is expected to be approximately $50,000.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

6. Servicing Rights

At December 31, 2008 and 2007, key assumptions used in the valuation of servicing rights are as follows:

	December 31,
	2008	2007
Unpaid principal loan balance under service	$83,700,000	$74,362,000
Servicing fees	0.0% - 1.0%	0.5% - 1.0%
Projected prepayment speed	1.20%	1.36%
Discount rate	25%	25%

A rollforward of the servicing asset (liability) is summarized below:

	Year Ended December 31,
	2008	2007
Beginning of year balance:	$(14,086)	$(79,000)
Change in fair value of servicing rights	81,771	64,914
End of year balance:	$67,685	$(14,086)

In 2008, a servicing asset of approximately $68,000 was recorded since the fair value of fees charged exceeded the related costs. In 2007, the Company recorded a servicing liability of approximately $14,000 since the fair value of fees charged were not sufficient to offset the costs. No servicing rights were purchased or sold during the years ended December 31, 2008 and 2007.

7. Accrued Liabilities

As of December 31, 2008 and 2007, accrued liabilities consist of the following:

	December 31,
	2008	2007
Legal accruals and fees	$594,070	$526,720
Audit, tax and accounting	342,000	215,474
Payroll and benefits	108,094	184,543
Loan servicing costs	54,704	182,317
Deferred building lease incentive	51,155	55,061
Other	36,961	38,615
	$1,186,984	$1,202,730

8. Loan Repurchase Obligation

Changes in the loan repurchase obligation are summarized below:

	Year Ended December 31,
	2008	2007
Beginning of year balance:	$100,151	$166,871
Provision for loan repurchases	15,360	390,326
Loans repurchased and immediately charged off	(35,511)	(457,046)
End of year balance:	$80,000	$100,151

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

9. Net Loss Per Share

Basic and diluted loss per share was calculated as follows:

	Year Ended December 31,
	2008	2007
Numerator:
Net loss	$(10,839,243)	$(11,875,754)
Denominator:
Weighted average shares used in computing basic and diluted net loss per share	4,086,469	3,152,655
Basic and diluted net loss per share	$(2.65)	$(3.77)

Due to losses attributable to common shareholders for each of the periods below, the following potentially dilutive shares are excluded from the diluted net loss per share calculation because they were anti-dilutive under the treasury stock method, in accordance with SFAS No. 128:

	Year Ended December 31,
	2008	2007
Weighted-average convertible preferred stock issued and outstanding	9,397,939	8,459,444
Weighted-average stock options issued and outstanding	1,197,916	1,208,874
Total weighted average common stock equivalents excluded from diluted net loss per common share computation	10,595,855	9,668,318

10. Stockholders’ Equity

Preferred Stock

Under Prosper’s articles of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

In April 2005, Prosper sold 4,023,999 shares of Series A convertible preferred stock (Series A) in a private placement for $7,464,450, net of issuance costs of $80,550. In February 2006, Prosper sold 3,310,382 shares of Series B convertible preferred stock (Series B) in a private placement for $12,412,302, net of issuance costs of $87,700. In June 2007, Prosper sold 2,063,558 shares of Series C convertible preferred stock (Series C) in a private placement for $19,919,009, net of issuance costs of $80,996.

Dividends

The holders of the Series A, Series B and Series C preferred stock are entitled to receive dividends at an annual rate of 8% per share for the preferred stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors. To date, no dividends have been declared, and there are no dividends in arrears at December 31, 2008. No dividends will be paid on any common stock of Prosper until dividends on the Series A, Series B and Series C have been paid or declared and set apart during that fiscal year.

Conversion

Each share of Series A, Series B and Series C is automatically converted into shares of common stock at the Series A, Series B and Series C conversion price then in effect upon the earlier of (i) the date specified by vote or written consent or agreement of holders of 60% of the voting power of the shares of the Series A, Series B and Series C then outstanding, or (ii) immediately prior to the closing of the sale of Prosper’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the Securities Act), at a public offering price (before underwriters’ discounts and expenses) of at least two times the Original Series A, Series B and Series C Issue Price (as defined, per share as adjusted for any stock splits, stock dividends or other recapitalizations), and with gross proceeds to Prosper of at least $30,000,000.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

10. Stockholders’ Equity (continued)

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Prosper, whether voluntary or involuntary, the holders of the preferred stock are entitled to receive prior and in preference to any distribution of any of the proceeds of such Liquidation Event to holders of common stock, $1.875 for each share of Series A, $3.776 for each share of Series B, and $9.692 for each share of Series C (as adjusted for any stock dividends, combinations, or splits), plus all declared but unpaid dividends (if any) on each share of preferred stock. If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C are insufficient to pay the preferential amount, then the entire assets and funds of Prosper legally available for distribution will be distributed ratably among the holders of the Series A, Series B and Series C in proportion to the preferential amount each such holder is otherwise entitled to receive.

Voting

Each holder of shares of the preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Prosper. The holders of the preferred stock shall vote as one class with the holder of the common stock except with certain restrictions.

Each holder of common stock shall be entitled to one vote for each share of common stock held.

Common Stock

Prosper is authorized to issue up to 16,000,000 shares of common stock, $0.001 par value, of which 4,346,118 shares and 3,662,476 shares were issued and outstanding as of December 31, 2008 and 2007, respectively.

Common Stock Issued for Services

Employees

In March 2005, Prosper issued 4 million shares of common stock valued at $0.10 per share or $400,000 to the founders of the Company, of which 1 million shares were immediately vested and the remaining 3 million were to vest over 3.5 years for services rendered. The unvested shares are subject to a repurchase agreement if the founders leave the Company, whereby Prosper can choose to repurchase any unvested shares at the lesser price of $0.10 per share or the fair market value at the date service ceases.  A total of 600,000 and 2,325,000 shares vested during the years ended December 31, 2008 and 2007, respectively. Total compensation expense of $60,000 and $232,500, respectively was recognized in 2008 and 2007. In August 2008, the Company exercised its option to repurchase 75,000 shares from a founder who left the Company’s service in July 2008 at $.10 per share, or $7,500. As a result, as of December 31, 2008, all founder shares of stock have been fully vested or repurchased and retired.

During the years ended December 31, 2008 and 2007, the Company granted 4,000 and 3,000 fully vested common shares, respectively, to employees for services. All shares in 2008 and 1,000 of the shares issued in 2007 were granted at $2.17 per share and 2,000 shares at $.50 per share in 2007. Expense of approximately $8,700 and $3,100 was recognized in 2008 and 2007, respectively.

Nonemployees

The Company granted 1,500 and 2,500 immediately vested common shares at $2.17 per share to nonemployees for services during the years ended December 31, 2008 and 2007. Expense of approximately $3,300 and $5,400 was recognized in 2008 and 2007, respectively.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

10. Stockholders’ Equity (continued)

Common Stock Issued upon Exercise of Stock Options

For the years ended December 31, 2008 and 2007, the Company issued 78,142 and 82,400 shares of common stock, respectively, upon the exercise of options for cash proceeds of $25,761 and $35,887, respectively.

11. Stock Option Plan and Other Stock Compensation

In 2005, Prosper’s stockholders approved the adoption of the 2005 Stock Option Plan (the Plan). Under the Plan, options to purchase up to 1,879,468 shares of common stock were reserved and may be granted to employees, directors, and consultants by the Board of Directors to promote the success of Prosper’s business. On January 31, 2008, the Board of Directors increased the total number of options under the Plan by 500,000 for a total of 2,379,468 options available for grant.

Incentive stock options are granted to employees at an exercise price not less than 100% of the fair value of Prosper’s common stock on the date of grant. Nonstatutory stock options are granted to consultants and directors at an exercise price not less than 85% of the fair value of Prosper’s common stock on the date of grant. If options are granted to stockholders who hold 10% or more of Prosper’s common stock on the option grant date, then the exercise price shall not be less than 110% of the fair value of Prosper’s common stock on the date of grant. The fair value is based on a good faith estimate by the Board of Directors at the time of each grant. As there is no active trading market for these options, such estimate may ultimately differ from valuations completed by an independent party. The options generally vest over four years, which is the same as the performance period. In no event are options exercisable more than ten years after the date of grant.

In December 2008, the Company received Board approval to extend an offer to exchange a total of 397,500 options held by certain employees with an exercise price of $1.38 per share, which was below the then current fair market value of the Company’s common stock, for 454,405 new options with an exercise price of $1.94 per share.  With the exception of the exercise price, the new options have the same terms and conditions of the original grants.  This transaction resulted in no incremental stock compensation expense as the fair value of the replacement awards was equal to the fair value of the cancelled awards at the cancellation date.

Option activity under the Option Plan is summarized as follows for the years below:

	Options Issued and Outstanding	Weighted- Average Exercise Price

Balance as of January 1, 2007	1,353,980	$0.41
Options granted (weighted average fair value of $1.93)	820,500	$1.13
Options exercised	(82,400)	$0.44
Options canceled	(484,055)	$0.58
Balance as of December 31, 2007	1,608,025	$0.72
Options granted (weighted average fair value of $2.07)	869,405	$2.05
Options exercised	(78,142)	$0.33
Options canceled	(664,641)	$1.43
Balance as of December 31, 2008	1,734,647	$1.14

Options outstanding and exercisable at December 31, 2008	805,830	$0.70

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

11. Stock Option Plan and Other Stock Compensation (continued)

Other Information Regarding Stock Options

Additional information regarding common stock options outstanding as of December 31, 2008 is as follows:

Options Outstanding					Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Intrinsic Value	Number Exercisable	Weighted Avg. Exercise Price	Intrinsic Value
$0.5 - $0.5	568,137	7.91	$0.50	$818,117	308,261	$0.50	$443,896
$1.38 - $1.38	885	8.68	$1.38	$496	885	$1.38	$496
$0.25 - $0.25	383,720	6.59	$0.25	$648,487	328,216	$0.25	$554,685
$1.94 - $1.94	454,405	10.00	$1.94	$—	158,313	$1.94	$—
$2.17 - $2.17	327,500	9.24	$2.17	$—	10,155	$2.17	$
	1,734,647	8.42	$1.14	$1,391,775	805,830	$0.70	$996,741

The intrinsic value is calculated as the difference between the value of Prosper’s common stock at December 31, 2008, which was $1.94 per share, and the exercise price of the options.

No compensation expense is recognized for unvested shares that are forfeited upon termination of service, and the stock-based compensation expense for the years ended December 31, 2008 and 2007 reflect the expenses that Prosper expects to recognize after the consideration of estimated forfeitures.

12. Income Taxes

The Company did not have any current or deferred federal or state income tax expense for the years ended December 31, 2008 and 2007.  The income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

	Year Ended December 31,
	2008		2007
Federal tax at statutory rate	$(3,685,000)	34.0%	$(4,038,000)	34.0%
State tax at statutory rate (net of federal benefit)	(680,000)	6.3%	(743,000)	6.5%
Change in valuation allowance	4,303,000	(39.7)%	4,610,000	(38.8)%
Other	62,000	(0.6)%	171,000	(1.60)%
	$—		$—

Temporary items that give rise to significant portions of deferred tax assets and liabilities (tax- effected) at December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$11,057,000	$6,791,000
Research and development tax credits	495,000	374,000
Accrued liabilities and other	653,000	749,000
	12,205,000	7,914,000

Deferred tax liabilities:
Other	(52,000)	(64,000)
	$12,153,000	$7,850,000
Valuation allowance	(12,153,000)	(7,850,000)
Net deferred tax asset	$—	$—

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

12. Income Taxes (continued)

The net deferred tax asset of $12,153,000 at December 31, 2008 consists of a net current deferred tax asset of $562,000 and a net noncurrent deferred tax asset of $11,591,000. The net deferred tax asset of $7,850,000 at December 31, 2007 consists of a net current deferred tax asset of $677,000 and a net noncurrent deferred tax asset of $7,173,000.

Under SFAS No. 109, Accounting for Income Taxes, a valuation allowance must be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The amount of valuation allowance would be based upon management’s best estimate of Prosper’s ability to realize the net deferred tax assets. A valuation allowance can subsequently be reversed when management believes that the assets are realizable on a more-likely-than-not basis.

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset. Realization of the deferred tax assets is dependent upon future earnings, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance of $12,153,000 and $7,850,000 for the years ended December 31, 2008 and 2007, respectively.

We file income tax returns in the United States and California. Prosper has net operating loss carryforwards for both federal and California income tax purposes of approximately $28 million, available to reduce future income subject to income taxes. The federal net operating loss carryforwards will begin to expire in 2025. The California net operating loss carryforwards will begin to expire in 2017. The California net operating loss deduction is suspended in the years 2008 and 2009. Prosper also has federal and California research and development tax credits of about $278,000 and $293,000. The utilization of the California research credits is limited to 50% of the tax in the years 2008 and 2009. The federal research credits will begin to expire in the year 2025, and the California research credits have no expiration date. The Company has capital loss carryforwards of $674,000 for both federal and California which will expire in 2012.

The Company’s federal and California state income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service and Franchise Tax Board, respectively.  In addition, all of the net operating losses that may be used in future years are still subject to adjustment.

The Company has estimated that there are no unrecognized tax benefits related to their deferred tax assets, currently subject to valuation allowance. The company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2008, the Company has not accrued interest or penalties.

13. Commitments and Contingencies

Future minimum lease payments

Prosper leases its corporate office and co-location facility under noncancelable operating leases that expire in July 2011 and August 2011, respectively. Prosper’s corporate office lease has the option to renew for an additional three years. Future minimum rental payments under these leases as of December 31, 2008 are as follows:

Year ending December 31:
2009	422,702
2010	431,864
2011	265,513
Total future operating lease obligations	$1,120,079

Rental expense under premises-operating lease arrangements was approximately $373,000 and $345,000 for the years ended December 31, 2008 and 2007, respectively.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

13. Commitments and Contingencies (continued)

Future minimum lease payments (continued)

On April 14, 2008, the Company entered into an agreement with a Utah-chartered industrial bank whereby all loans originated through the Prosper marketplace resulting from listings posted on or after April 15, 2008 are made by WebBank under its bank charter. The arrangement allows for loans to be offered to borrowers at uniform nationwide terms. The Company is required to pay WebBank a minimum monthly fee of $20,000.

Securities Law Compliance

From inception through October 16, 2008, the Company sold approximately $178.6 million of loans to unaffiliated lender members through the Prosper platform whereby the Company assigned promissory notes directly to lender members. The Company did not register the offer and sale of the promissory notes offered and sold through the Prosper platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. The Company’s management believes that the question of whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state law and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective October 16, 2008 limited this contingent liability to the period from the launch of Prosper’s platform in February 2007 through October 16, 2008, the cessation of sales of promissory notes offered through the platform.

The Company has not recorded an accrued loss contingency in connection with the sale of promissory notes to lender members. Accounting for loss contingencies involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 to $178.6 million.

On November 25, 2008, the Company signed a settlement agreement with the North American Securities Administrators Association (“NASAA”) to pay penalties not to exceed $1.0 million to the States in order resolve matters relating to Prosper’s alleged unregistered offer and sale of securities. The $1.0 million penalty would be allocated among the states where Prosper conducts business, based on the loan sale transaction volume in each state. However, Prosper will not be required to pay any portion of the fine to those states which elect not to participate in the settlement. The Company has accrued approximately $417,000 to other general and administration expenses in connection with this contingent liability in accordance with SFAS No. 5. Penalties will be paid promptly after a state reviews and agrees to the language of the consent order. There is no deadline for the states to decide whether to enforce the consent order.

On November 26, 2008, a class action lawsuit was filed against the Company, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2007 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against Prosper and the other named defendants.  The lawsuit is in its preliminary stages and the probable outcome of this lawsuit can not presently be determined, nor can the amount of damages or other costs that might be borne by the Company be estimated.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(Audited)

14. Related Parties

Prosper’s executive officers, directors and certain affiliates participate on the Company’s lending platform by placing bids and purchasing loans originated from Prosper.  The aggregate amount of the loans purchased and the income earned by these related parties as of December 31, 2008 and 2007 are summarized below:

	Aggregate Amount of Loans Purchased		Income Earned on Loans
Related Party	2008	2007	2008	2007
Executive officers & management	$441,554	$379,275	$16,258	$16,070
Directors	412,076	332,224	24,658	13,326
Affiliate	167,259	165,659	7,421	11,193
	$1,020,889	$877,158	$48,337	$409,589

The loans were obtained on terms and conditions that were not more favorable than those obtained by other lenders. Prosper has earned approximately $5,600 and $3,100 in servicing fee revenue related to these loans for the years ended 2008 and 2007, respectively.

15. Postretirement Benefit Plans

Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service. Prosper’s contributions to the plan are discretionary. Prosper has not made any contributions to the plan to date.

Prosper Marketplace, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	Unaudited	Audited
ASSETS

Cash and cash equivalents	$7,350,840	$9,839,758
Restricted cash	1,429,011	1,429,011
Servicing rights	55,847	67,685
Property and equipment, net of $1,696,502 and $1,570,848 accumulated depreciation and amortization as of March 31, 2009 and December 31, 2008, respectively	790,003	859,103
Prepaid and other assets	193,806	238,686
Intangible assets, net	261,587	291,769

Total assets	$10,081,094	$12,726,012

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$736,607	$431,744
Accrued liabilities	1,001,405	1,186,984
Loan repurchase obligation	70,000	80,000
Long-term debt, net of discount of $49,892 and $55,368 as of March 31, 2009 and December 31, 2008, respectively	290,108	284,632

Total liabilities	2,098,120	1,983,360

Commitments and contingencies (see Note 13)

Stockholders’ Equity
Convertible preferred stock — Series A ($0.001 par value; 4,023,999 shares authorized, issued and outstanding as of March 31, 2009 and December 31, 2008)	4,024	4,024
Convertible preferred stock — Series B ($0.001 par value; 3,310,382 shares authorized, issued and outstanding as of March 31, 2009 and December 31, 2008)	3,310	3,310
Convertible preferred stock — Series C ($0.001 par value; 2,063,558 shares authorized; 2,063,558 issued and outstanding as of March 31, 2009 and December 31, 2008)	2,064	2,064
Common stock ($0.001 par value; 16,000,000 shares authorized; 4,395,284 shares and 4,346,118 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively)	4,395	4,347
Additional paid-in capital	41,078,129	40,946,853
Accumulated deficit	(33,108,948)	(30,217,946)
Total stockholders’ equity	7,982,974	10,742,652

Total liabilities and stockholders’ equity	$10,081,094	$12,726,012

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Operating income
Agency fees	$—	$373,342
Loan servicing fees	180,942	143,082
	180,942	516,424
Cost of Revenues
Cost of services	(120,610)	(256,179)
Provision for loan repurchases	(231)	(26,914)
Total revenues, net	60,101	233,331

Operating expenses
Compensation and benefits	1,429,630	1,507,251
Marketing and advertising	31,326	1,081,757
Depreciation and amortization	155,837	189,943
General and administrative
Professional services	917,083	282,388
Facilities and maintenance	173,176	159,878
Other	266,291	164,581
Total expenses	2,973,343	3,385,798
Loss before other income (expense)	(2,913,242)	(3,152,467)

Other income (expense)
Investment income
Interest and dividends	25,372	207,468
Loss on impairment of fixed assets	(40,515)	—
Other income	37,383	334
Total other income	22,240	207,802

Loss before income taxes	(2,891,002)	(2,944,665)
Income taxes	—	—
Net Loss	$(2,891,002)	$(2,944,665)

Net loss per share — basic and diluted	$(0.66)	$(0.78)

Weighted Average shares - basic and diluted net loss per share	4,390,340	3,763,494

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Stockholders’ Equity

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of January 1, 2008 (Audited)	9,397,939	$9,398	3,662,476	$3,663	$40,493,256	$(19,378,703)	$21,127,614

Issuance of common stock			226,000	226	24,444		24,670
							—
Exercise of stock options			3,750	4	934		937
							—
Compensation expense					71,876		71,876
							—
Net loss						(2,944,665)	(2,944,665)

Balance as of March, 31, 2008 (Unaudited)	9,397,939	$9,398	3,892,226	$3,893	$40,590,510	$(22,323,368)	$18,280,432

Balance as of January 1, 2009 (Audited)	9,397,939	$9,398	4,346,118	$4,347	$40,946,853	$(30,217,946)	$10,742,652

Issuance of common stock			4,500	4	8,725		8,729
							—
Exercise of stock options			44,666	44	11,773		11,817
							—
Compensation expense					110,778		110,778
							—
Net loss						(2,891,002)	(2,891,002)

Balance as of March 31, 2009 (Unaudited)	9,397,939	$9,398	4,395,284	$4,395	$41,078,129	$(33,108,948)	$7,982,974

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(2,891,002)	$(2,944,665)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	155,837	189,943
Loss on impairment of fixed assets	40,515	—
Stock-based compensation expense	119,507	96,546
Provision for loan repurchase obligation	231	26,914
Change in fair value of servicing rights	11,838	(7,465)
Amortization of discount on long-term debt	5,476	—
Changes in operating assets and liabilities:
Restricted cash	—	21,551
Loans receivable	—	(181,581)
Prepaid and other assets	44,880	28,155
Accounts payable and accrued liabilities	119,284	122,514
Loan repurchases	(10,231)	(27,064)
Net cash used in operating activities	(2,403,665)	(2,675,152)

Cash flows from investing activities:
Purchases of property and equipment	(97,070)	(103,617)
Net cash used in investing activities	(97,070)	(103,617)

Cash flows from financing activities:
Proceeds from issuance of common stock	11,817	938
Net cash provided by financing activities	11,817	938

Net decrease in cash and cash equivalents	(2,488,918)	(2,777,831)
Cash and cash equivalents at beginning of the year	9,839,758	20,280,105
Cash and cash equivalents at end of the period	$7,350,840	$17,502,274

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Notes to Consolidated Financial Statements
March 31, 2009
(Unaudited)

1. Operations and Business

Prosper Marketplace, Inc. (Prosper, the Company, we, us, our) was incorporated in the state of Delaware on March 22, 2005. Prosper is an online marketplace for person-to-person lending. Prosper’s website provides an online auction where people list and bid on loans using Prosper’s online auction platform. Prosper’s lender members set the minimum yield percentage that they are willing to earn, subject to the auction floor set by Prosper, and bid in increments of $50 to $25,000. The range of possible yield percentages for any listing will be based on the maximum interest rate set by the borrower, net of servicing fees, and the floor rate set by Prosper.  Floor rates for each listing will be based on the Prosper Rating of the listing and will be calculated by adding the national average certificate of deposit rate that matches the final maturity of the loan, as published by BankRate.com, to the minimum estimated loss rate assigned to that Prosper Rating, which estimated loss rate is based on the historical performance of similar Prosper loans. Borrowers create loan listings from $1,000 up to $25,000 and set the maximum rate they are willing to pay on a loan, up to the limit of 36% and down to the floor rate set by Prosper based on the Prosper Rating of the listing. Prosper facilitates the lending and borrowing activities and acts as an agent to the lender by matching the lender and the borrower through its online auction platform. Prosper also handles all ongoing loan administration tasks, including loan servicing and collections on behalf of the lenders. Prosper generates revenue by collecting one-time fees from borrowers on funded loans and from loan servicing fees paid by lender members.

Due to the legal uncertainty regarding the sales of promissory notes offered through the Prosper platform under the Company’s prior operating structure (See Note 13 — Commitments and Contingencies — Securities Law Compliance), the Company decided to restructure its operations to resolve such uncertainty. The Company began its implementation of this decision on October 16, 2008, when it ceased offering lender members the opportunity to make purchases on the Prosper platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. Furthermore, pursuant to this decision, the Company updated its registration statement on Form S-1, with the SEC, in which the Company described the restructuring of its operations and its new operating structure.

In November of 2008, the Securities and Exchange Commission (SEC) instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), against Prosper. In anticipation of the institution of these proceedings, Prosper submitted an Offer of Settlement (the “Offer”) which was accepted by the SEC. Pursuant to the Offer, Prosper consented to the entry of an Order Instituting Cease and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Making Findings, and Imposing a Cease-and-Desist Order (“Order”).  The Order includes findings that Prosper violated Sections 5(a) and (c) of the Securities Act of 1933 (“Securities Act”), and requires that pursuant to Section 8A of the Securities Act, Prosper cease and desist from committing or causing any violations and any future violations of Sections 5(a) and (c) of the Securities Act. The Order was approved by the SEC on November 20, 2008.

On December 5, 2008, the Company filed a registration statement with the Securities and Exchange Commission with respect to the offering of $500,000,000 of Borrower Payment Dependent Notes. The proposed changes in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, will have a significant impact on the Company’s financial statements and results of operations for periods following the effective date of the registration statement. We will continue to evaluate the impact the changes in our operations will have on our financial condition, results of operations and cash flows.

As reflected in the accompanying financial statements, Prosper has incurred net losses, negative cash flows from operations since inception, and has an accumulated deficit of approximately $33.1 million as of March 31, 2009.  For the three months ended March 31, 2009 the Company incurred a net loss of $2.9 million.  For the three months ended March 31, 2009 the Company had negative cash flow from operations of $2.4 million. Since its inception, Prosper has financed its operations primarily through equity financing from various sources. The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Prosper and its wholly-owned subsidiary, P2P Servicing, Inc., which was formed in October 2007 but has not had significant operations.  On February 9, 2009, the Company dissolved P2P Servicing LLC. All significant intercompany transactions and balances have been eliminated. These interim financial statements may not include all information and notes necessary to constitute a complete set of financial statements under GAAP applicable to annual periods and, accordingly, should be read in conjunction with the financial information contained elsewhere in this Prospectus. Management believes these unaudited consolidated financial statements reflect all adjustments, including those of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or any other interim period. On April 3, 2009, Prosper incorporated a wholly owned subsidiary, Prosper Loans Marketplace, Inc. in the state of California.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These include but are not limited to the following: valuation allowance on deferred tax assets, valuation and amortization periods of intangible assets, fair value of servicing liabilities, provision for loan repurchase obligation, stock-based compensation expense, and contingent liabilities. Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

Prosper invests its excess cash primarily in money market funds and in highly liquid debt instruments of U.S. municipalities, and the U.S. government and its agencies. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. Such deposits periodically exceed amounts insured by the FDIC.

Restricted Cash

Restricted cash consists primarily of an irrevocable letter of credit held by a financial institution in connection with the Company’s office lease and cash deposits required to support the Company’s ACH activities and secured corporate credit cards.

Loan Repurchase Obligation

Prosper is obligated to indemnify lenders and repurchase certain loans sold to the lenders in the event of violation of applicable federal, state, or local lending laws, or verifiable identify theft. The loan repurchase obligation is estimated based on historical experience. Prosper accrues a provision for the repurchase obligation when the loans are funded. Repurchased loans associated with federal, state, or local lending laws, or verifiable identity thefts are written off at the time of repurchase.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

2. Significant Accounting Policies (continued)

Certain Risks and Concentrations

In the normal course of its business, Prosper encounters two significant types of risk: credit and regulatory. Financial instruments that potentially subject Prosper to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company places cash, cash equivalents and restricted cash with high-quality financial institutions. Prosper is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds FDIC insured amounts. Prosper performs periodic evaluations of the relative credit standing of these financial institutions and has not sustained any credit losses from instruments held at these financial institutions. For the periods ended March 31, 2009 and 2008, no single lender or borrower represented more than 10% of Prosper’s total revenues.

Prosper is subject to various regulatory requirements. The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on Prosper’s financial position and results of operations (See Note 13 — Commitments and Contingencies — Securities Law Compliance).

Property and Equipment

Property and equipment consists of computer equipment, office furniture and equipment, and software purchased or developed for internal use. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets, which range from three to seven years. Prosper capitalizes expenditures for replacements and betterments and expenses amounts for maintenance and repairs as they are incurred.  Depreciation and amortization commences once the asset is placed in service.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No. 00-02, Accounting for Website Development Costs. In accordance with SOP No. 98-1 and EITF No. 00-02, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Capitalized costs are included in Property and Equipment and amortized to expense using the straight-line method over their expected lives. The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.

Intangible Assets

Prosper records the purchase of intangible assets not purchased in a business combination in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Prosper has an intangible asset resulting from the purchase of the “Prosper.com” domain name. The intangible asset is amortized on a straight-line basis over five years.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

2. Significant Accounting Policies (continued)

Impairment of Long-Lived Assets Including Acquired Intangible Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Prosper reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying value of the asset to future net undiscounted cash flows that the assets are expected to generate. If an asset is considered to be impaired, the impairment to be recognized equals the amount by which the asset’s carrying value exceeds its fair value. Fair value is estimated using discounted net cash flows.

During the first quarter of 2009, management made the decision to discontinue the development of one of its planned software development projects. The software asset previously capitalized in 2008 was deemed to be impaired in accordance with SFAS No. 144. An impairment charge of $40,515, encompassing the amount capitalized in 2008, is included as a component of other income (expense) in our Consolidated Statement of Operations for the three months ended March 31, 2009.

Revenue Recognition

Prosper recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements.  Under SAB No. 104, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Agency fees are charged as a percentage of the amount borrowed ranging from 1% to 3% or $75, whichever is greater, and are recognized when the loan is funded to the borrower.

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (NSF) fees. Loan servicing fees are accrued daily based on the current outstanding loan principal balance held by third-party lenders but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments. Servicing fees for a loan vary based on the credit grade of the borrower.  Prosper charges a NSF fee to borrowers on the first failed payment of each billing period.  NSF fees are charged to the customer and collected and recognized immediately.

Servicing Rights

Prosper accounts for its servicing rights under the fair value measurement method of reporting in accordance with SFAS No. 156, Accounting for Servicing of Financial Assets — an Amendment of FAS 140. Under the fair value method, Prosper measures its servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses to value its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate. Prosper reviews these assumptions quarterly to ensure that they remain consistent with market conditions. Inaccurate assumptions in valuing servicing rights could affect Prosper’s results of operations.

Advertising and Promotional Expenses

Under the provisions of SOP 93-7, Reporting on Advertising Costs, the costs of advertising are expensed as incurred. Advertising costs were approximately $31,000 and $1,082,000 for the three months ended March 31, 2009 and 2008, respectively.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

2. Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with SFAS No. 123R, Share-Based Payment (SFAS No. 123R). SFAS No. 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation related to awards that is expected to vest is amortized using the straight line method over the vesting term of the stock-based award, which is generally four years. Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense. The forfeitures were estimated based on historical experience. The Company estimated its annual forfeiture rate to be 22.9% and 21.3% for the three months ended March 31, 2009 and 2008, respectively.

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed. Prosper accounts for stock options and restricted stock issued to nonemployees in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services, which requires that equity awards be recorded at their fair value.  Under SFAS No. 123R and EITF No. 96-18, Prosper uses the Black-Scholes model to estimate the value of options granted to nonemployees at each vesting date to determine the appropriate charge to stock-based compensation. The volatility of common stock was based on comparative company volatility.

The fair value of stock option awards for the three months ended March 31, 2009 and 2008 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	Three Months Ended March 31,
	2009	2008
Volatility of common stock	64.9%	60.0%
Risk-free interest rate	1.74%	2.75%
Expected life*	5.8 years	6.1 years
Dividend yield	0%	0%
Weighted-average fair value of grants	$1.94	$2.26

*For nonemployee stock option awards, the expected life is the contractual term of the award, which is generally ten years.

The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Total stock-based compensation expense for employee and non-employee stock-based awards reflected in the Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008 is $119,507 and $96,546, respectively. As of March 31, 2009, the unamortized stock-based compensation expense related to unvested stock-based awards was approximately $477,000, which will be recognized over the remaining vesting period of approximately 2.2 years.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

2. Significant Accounting Policies (continued)

Net Loss Per Share

Prosper computes net loss per share in accordance with SFAS No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No.128, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. At March 31, 2009, there were outstanding convertible preferred stock and options convertible into 9,397,939 and 1,758,151 common shares, respectively, which may dilute future earnings per share. Due to the Company reporting a net loss for the three months ended March 31, 2009 and 2008, there is no calculation of fully-diluted earnings per share as all common stock equivalents are anti-dilutive.

In June 2008, FASB issued Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore need to be included in the earnings allocation in computing earnings per share under the two-class method. Management has evaluated the provisions under ETIF and has determined it has no impact on the Company based on its current capital structure.

Income Taxes

Prosper uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Prosper adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.

Fair Value Measurement

Prosper adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157) on January 1, 2008. SFAS No. 157 provides a framework for measuring the fair value of assets and liabilities. SFAS No. 157 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

SFAS No. 157 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The price used to measure the fair value is not adjusted for transaction costs while the cost basis of certain financial instruments may include initial transaction costs. Under SFAS No. 157, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability under SFAS No. 157, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

2. Significant Accounting Policies (continued)

Fair Value Measurement (continued)

Under SFAS No. 157, assets and liabilities carried at fair value in the consolidated balance sheets are classified among three levels based on the observability of the inputs used to determine fair value:

Level 1 — The valuation is based on quoted prices in active markets for identical instruments.

Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Prosper determines the fair values of its financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation techniques are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash, loans receivable, servicing rights, accounts payable and accrued liabilities, and long-term debt.  The estimated fair values of cash and cash equivalents, restricted cash, loans receivable, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.

Servicing rights do not trade in an active open market with readily observable prices. Although sales of servicing assets do occur, the nature and character of the assets underlying those transactions are not similar to those held by the Company and, therefore, the precise terms and conditions typically seen in the marketplace would likely not be available to the Company. Accordingly, management determines the fair value of its servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses for valuing its servicing asset include prepayment speeds, default rates, cost to service, profit margin, and discount rate. Prosper reviews these assumptions to ensure that they remain consistent with the market conditions. Inaccurate assumptions in valuing the servicing rights could affect Prosper’s results of operations. Due to the nature of the valuation inputs, servicing assets are classified as Level 3. Our estimate of the fair value of servicing rights resulted in an asset of $55,847 and $67,685 at March 31, 2009 and December 31, 2008, respectively. See Note 6 for a rollforward and further discussion of the significant assumptions used to value servicing rights.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 became effective for the Company in the first quarter of fiscal year 2009. Once our registration statement becomes effective, we intend to apply the provisions of SFAS No. 159 to the Notes and member loans issued on an instrument by instrument basis going forward.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

3. Servicing Rights

Prosper calculates the fair value of the servicing asset based on the following assumptions:

	March 31,	March 31,
	2009	2008
Unpaid principal loan balance under service	$ 66,809,000	$ 81,296,000
Servicing fees	0.0% - 1.0%	0.5% - 1.0%
Projected prepayment speed	1.20%	1.36%
Discount rate	25%	25%

A rollforward of the servicing asset (liability) is summarized below:

	Three Months Ended, Ended March 31,
	2009	2008
Beginning of period balance:	$67,685	$(14,086)
Change in fair value of servicing rights	(11,838)	7,465
End of period balance:	$55,847	$(6,621)

No servicing rights were purchased or sold during the three months ended March 31, 2009.

4. Accrued Liabilities

As of March 31, 2009, and December 31, 2008, accrued liabilities consist of the following:

	March 31,	December 31,
	2009	2008
Professional Fees	$700,291	$936,070
Other	301,114	250,914
	$1,001,405	$1,186,984

5. Loan Repurchase Obligation

Changes in the loan repurchase obligation are summarized below:

	Three Months Ended
	March 31,
	2009	2008
Beginning of period balance:	$80,000	$100,151
Provision for loan repurchases	231	26,914
Loans repurchased and immediately charged off (net of recoveries)	(10,231)	(27,064)
End of period balance:	$70,000	$100,001

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

6. Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No.128. Under SFAS No. 128, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

Basic and diluted loss per share was calculated as follows (unaudited):

	Three Months Ended
	March 31,
	2009	2008
Numerator:
Net loss	$(2,891,002)	$(2,944,665)
Denominator:

Weighted average shares used in computing basic and diluted net loss per share	4,390,340	3,763,494

Basic and diluted net loss per share	$(0.66)	$(0.78)

Due to losses attributable to common shareholders for each of the periods below, the following potentially dilutive shares are excluded from the diluted net loss per share calculation because they were anti-dilutive under the treasury stock method, in accordance with SFAS No. 128 (unaudited):

	Three Months Ended March 31,
Excluded Securities:	2009	2008

Weighted-average convertible preferred stock issued and outstanding	9,397,939	9,397,939

Weighted-average stock options issued and outstanding	1,655,910	1,601,078

Total weighted average common stock equivalents excluded from diluted net loss per common share computation	11,053,849	10,999,017

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

7. Stockholders’ Equity

Preferred Stock

Under Prosper’s articles of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

In April 2005, Prosper sold 4,023,999 shares of Series A convertible preferred stock (Series A) in a private placement for $7,464,450, net of issuance costs of $80,550. In February 2006, Prosper sold 3,310,382 shares of Series B convertible preferred stock (Series B) in a private placement for $12,412,302, net of issuance costs of $87,700. In June 2007, Prosper sold 2,063,558 shares of Series C convertible preferred stock (Series C) in a private placement for $19,919,009, net of issuance costs of $80,996.

Dividends

The holders of the Series A, Series B and Series C preferred stock are entitled to receive dividends at an annual rate of 8% per share for the preferred stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors. To date, no dividends have been declared, and there are no dividends in arrears at March 31, 2009. No dividends will be paid on any common stock of Prosper until dividends on the Series A, Series B and Series C have been paid or declared and set apart during that fiscal year.

Conversion

Each share of Series A, Series B and Series C is automatically converted into shares of common stock at the Series A, Series B and Series C conversion price then in effect upon the earlier of (i) the date specified by vote or written consent or agreement of holders of 60% of the voting power of the shares of the Series A, Series B and Series C then outstanding, or (ii) immediately prior to the closing of the sale of Prosper’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the Securities Act), at a public offering price (before underwriters’ discounts and expenses) of at least two times the Original Series A, Series B and Series C Issue Price (as defined, per share as adjusted for any stock splits, stock dividends or other recapitalizations), and with gross proceeds to Prosper of at least $30,000,000.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Prosper, whether voluntary or involuntary, the holders of the preferred stock are entitled to receive prior and in preference to any distribution of any of the proceeds of such Liquidation Event to holders of common stock, $1.875 for each share of Series A, $3.776 for each share of Series B, and $9.692 for each share of Series C (as adjusted for any stock dividends, combinations, or splits), plus all declared but unpaid dividends (if any) on each share of preferred stock. If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C are insufficient to pay the preferential amount, then the entire assets and funds of Prosper legally available for distribution will be distributed ratably among the holders of the Series A, Series B and Series C in proportion to the preferential amount each such holder is otherwise entitled to receive.

Voting

Each holder of shares of the preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Prosper. The holders of the preferred stock shall vote as one class with the holder of the common stock except with certain restrictions.

Each holder of common stock shall be entitled to one vote for each share of common stock held.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

7. Stockholders’ Equity (continued)

Common Stock

Prosper is authorized to issue up to 16,000,000 shares of common stock, $0.001 par value, of which 4,395,284 shares and 4,346,118 shares were issued and outstanding as of March 31, 2009, and December 31, 2008, respectively.

Common Stock Issued for Services

Employees

In March 2005, Prosper issued 4 million shares of common stock valued at $0.10 per share or $400,000 to the founders of the Company, of which 1 million shares were immediately vested and the remaining 3 million were to vest over 3.5 years for services rendered. The unvested shares are subject to a repurchase agreement if the founders leave the Company, whereby Prosper can choose to repurchase any unvested shares at the lesser price of $0.10 per share or the fair market value at the date service ceases.  A total of 0 and 225,000 shares vested during the three months ended March 31, 2009 and March 31, 2008, respectively. Total compensation expense of $0 and $22,500, respectively was recognized for the three months ended March 31, 2009 and 2008. As of December 31, 2008, all founder shares of stock have been fully vested or repurchased and retired, and no additional expense has been recognized by the company as it relates to founders vesting shares during the three months ended March 31, 2009.

During the three months ended March 31, 2009 and 2008, the Company granted 0 and 1,000 fully vested common shares, respectively, to employees for services.  The 1,000 shares granted during the period ended March 31, 2008 were granted at $2.17 per share.

Expense of approximately $0 and $2,200 was recognized for the three months ended March 31, 2009 and 2008, respectively.

Nonemployees

The Company granted 4,500 immediately vested common shares at $1.94 per share to nonemployees for services during the three months ended March 31, 2009.  There were no similar shares granted by the Company for the three months ended March 31, 2008.  Expense of approximately $8,700 and $0 was recognized for the three months ended March 31, 2009 and 2008, respectively.

Common Stock Issued upon Exercise of Stock Options

For the three months ended March 31, 2009 and 2008, the Company issued 44,666 and 3,750 shares of common stock, respectively, upon the exercise of options for cash proceeds of $11,818 and $938, respectively.

8. Stock Option Plan and Other Stock Compensation

In 2005, Prosper’s stockholders approved the adoption of the 2005 Stock Option Plan (the Plan). Under the Plan, options to purchase up to 1,879,468 shares of common stock were reserved and may be granted to employees, directors, and consultants by the Board of Directors to promote the success of Prosper’s business. On January 31, 2008, the Board of Directors increased the total number of options under the Plan by 500,000 for a total of 2,379,468 options available for grant.

Incentive stock options are granted to employees at an exercise price not less than 100% of the fair value of Prosper’s common stock on the date of grant. Nonstatutory stock options are granted to consultants and directors at an exercise price not less than 85% of the fair value of Prosper’s common stock on the date of grant. If options are granted to stockholders who hold 10% or more of Prosper’s common stock on the option grant date, then the exercise price shall not be less than 110% of the fair value of Prosper’s common stock on the date of grant. The fair value is based on a good faith estimate by the Board of Directors at the time of each grant. As there is no active trading market for these options, such estimate may ultimately differ from valuations completed by an independent party.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

8. Stock Option Plan and Other Stock Compensation (continued)

The options generally vest over four years, which is the same as the performance period. In no event are options exercisable more than ten years after the date of grant.

Option activity under the Option Plan is summarized as follows for the years below:

	Options Issued and Outstanding	Weighted- Average Exercise Price

Balance as of January 1, 2008 (audited)	1,608,025	$0.72
Options granted (weighted average fair value of $2.26)	210,000	$2.17
Options exercised	(3,750)	$0.25
Options canceled	(18,542)	$1.13
Balance as of March 31, 2008 (unaudited)	1,795,733	$0.89

Balance as of January 1, 2009 (audited)	1,734,647	$1.14
Options granted (weighted average fair value of $1.94)	131,000	$1.94
Options exercised	(44,666)	$0.26
Options canceled	(62,830)	$1.33
Balance as of March 31, 2009 (unaudited)	1,758,151	$1.21

Options outstanding and exercisable at March 31, 2009	886,061	$0.83

Other Information Regarding Stock Options

Additional information regarding common stock options outstanding as of March 31, 2009 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Intrinsic Value	Number Exercisable	Weighted Avg. Exercise Price	Intrinsic Value
$0.5 - $0.5	545,221	7.66	$0.50	$785,118	326,967	$0.50	$470,832
$0.25 - $0.25	336,449	6.36	$0.25	$568,599	309,121	$0.25	$522,415
$1.94 - $1.94	552,419	9.76	$1.94	$—	192,270	$1.94	$—
$2.17 - $2.17	324,062	9.00	$2.17	$—	57,703	$2.17	$
	1,758,151	8.32	$1.21	$1,353,717	886,061	$0.83	$993,247

The intrinsic value is calculated as the difference between the value of Prosper’s common stock at March 31, 2009, which was $1.94 per share, and the exercise price of the options.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

8. Stock Option Plan and Other Stock Compensation (continued)

No compensation expense is recognized for unvested shares that are forfeited upon termination of service, and the stock-based compensation expense for the three months ended March 31, 2009 and 2008 reflect the expenses that Prosper expects to recognize after the consideration of estimated forfeitures.

9. Income Taxes

As part of the process of preparing the Company’s financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves determining the Company’s income tax expense (benefit) together with calculating the deferred income tax expense (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the accompanying balance sheet. The Company must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income.

Due to the book and tax net losses incurred during the three months ended March 31, 2009 and 2008, Prosper has not incurred any income tax expense during those periods.  In addition, Prosper has maintained a valuation allowance for 100% of its net deferred tax assets because the realization of those deferred tax assets is dependent upon future earnings, and the amount and timing of those earnings, if any is uncertain.

10. Commitments and Contingencies

Future minimum lease payments

Prosper leases its corporate office and co-location facility under noncancelable operating leases that expire in July 2011 and August 2011, respectively. Prosper’s corporate office lease has the option to renew for an additional three years. Future minimum rental payments under these leases as of March 31, 2009 are as follows:

Remaining nine months ending December 31, 2009	$317,981
Years ending December 31:
2010	431,864
2011	265,513
Total future operating lease obligations	$1,015,358

Rental expense under premises-operating lease arrangements was approximately $104,721 and $88,807 for the three months ended March 31, 2009 and 2008, respectively.

On April 14, 2008, the Company entered into an agreement with a Utah-chartered industrial bank whereby all loans originated through the Prosper marketplace resulting from listings posted on or after April 15, 2008 are made by WebBank under its bank charter. The arrangement allows for loans to be offered to borrowers at uniform nationwide terms. The Company is required to pay WebBank a monthly fee of $20,000.

Securities Law Compliance

From inception through October 16, 2008, the Company sold approximately $178.6 million of loans to unaffiliated lender members through the Prosper platform whereby the Company assigned promissory notes directly to lender members. The Company did not register the offer and sale of the promissory notes offered and sold through the Prosper platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. The Company’s management believes that the question of

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

10. Commitments and Contingencies (continued)

whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state laws and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective October 16, 2008 limited this contingent liability to the period from the launch of Prosper’s platform in February 2007 through October 16, 2008, the cessation of sales of promissory notes offered through the platform.

The Company has not recorded an accrued loss contingency in connection with the sale of promissory notes to lender members. Accounting for loss contingencies involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the company prevails to a maximum of $97.2 million which represents the remaining outstanding principal amount of $66.8 million and loans charged off of  $30.4 million as of March 31, 2009.

On November 25, 2008, the Company signed a settlement agreement with the North American Securities Administrators Association (“NASAA”) to pay penalties not to exceed $1.0 million to the States in order resolve matters relating to Prosper’s alleged unregistered offer and sale of securities. The $1.0 million penalty would be allocated among the states where Prosper conducts business, based on the loan sale transaction volume in each state. However, Prosper will not be required to pay any portion of the fine to those states which elect not to participate in the settlement. As of March 31, 2009 and December 31, 2008, the Company had accrued approximately $506,000 and $417,000, respectively, in connection with this contingent liability in accordance with SFAS No. 5. The methodology applied to estimate the accrual was to divide the $1,000,000 maximum fee pro-rata by state using the Company’s originations since inception. A weighting was then applied by state to assign a likelihood that the penalty will be claimed. In estimating the probability of a claim being made, we considered factors such as the nature of the settlement agreement, whether the states had given any indication of their concern regarding the sale of the promissory notes, and the probability of states opting out of the settlement to pursue their own litigation against the Company, whether penalty is sufficient to compensate these states for the cost of processing the settlement and finally the impact that current economic conditions have had on state governments. The Company will continue to evaluate this accrual and related assumptions as new information becomes known. Penalties will be paid promptly after a state reviews and agrees to the language of the consent order. There is no deadline for the states to decide whether to enforce the consent order. On April 21, 2009, the Company and NASAA finalized a template consent order, which NASAA is recommending that the states adopt in settling any state initiated matters with the Company.

On November 26, 2008, a class action lawsuit was filed against the Company, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2007 through October 14, 2008. The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages, the right of rescission and the award of attorneys’ fees and costs against Prosper and the other named defendants.  Some of the individual defendants have filed a demurrer to the First Amended Complaint, which is scheduled to be heard on June 11, 2009. Prosper’s insurance carrier has denied coverage. The lawsuit is in its preliminary stages and the probable outcome of this lawsuit can not presently be determined, nor can the amount of damages or other costs that might be borne by the Company be estimated.

Prosper Marketplace, Inc.

Notes to Consolidated Financial Statements

March 31, 2009

(Unaudited)

11. Related Parties

Prosper’s executive officers, directors and certain affiliates participate on the Company’s lending platform by placing bids and purchasing loans originated from Prosper.  The aggregate amount of loans purchased and the income earned by these related parties as of March 31, 2009 and 2008 are summarized below:

	Aggregate Amount of Loans Purchased		Income Earned on Loans for the 3 months ended
	March 31,	March 31,	March 31,	March 31,
Related Party	2009	2008	2009	2008
Executive officers & management	$441,554	$397,505	$2,256	$4,926
Directors	412,076	372,558	4,120	6,823
Affiliate	167,259	167,259	862	2,424
	$1,020,889	$937,322	$7,238	$14,173

The loans were obtained on the same terms and conditions as those obtained by other lenders. Of the total aggregate amount of loans purchased since inception through March 31, 2009, approximately $99,100 or 10% of principal has been charged off. Prosper earned approximately $421 and $662 in servicing fee revenue related to these loans for the three months ended March 31, 2009 and 2008, respectively.

12. Postretirement Benefit Plans

Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service. Prosper’s contributions to the plan are discretionary. Prosper has not made any contributions to the plan to date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Prosper Marketplace, Inc. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$19,650
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Blue Sky fees and expenses	$	*
Miscellaneous	$	*

Total Expenses	$	*

*  To be filed by amendment

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of Prosper for monetary damages shall be eliminated to the fullest extent under applicable law.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation.  Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted under Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•                  any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission.  As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•                  we will indemnify our directors and officers to the fullest extent permitted by law;

•                  we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•                  we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and s bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors.  The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) actually and reasonably incurred by such person in connection with the investigation, defense or appeal of:

•                  any proceeding to which such person may be made a party by reason of,

•                  such person’s service as a director or officer of Prosper,

•                  any action taken by such person while acting as director, officer, employee or agent of Prosper, or

•                  such person’s actions while serving at the request of Prosper as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or

•                  establishing or enforcing a right to indemnification under the agreement.

Under the indemnification agreements, we are not obligated to provide indemnification on account of any proceeding unless such person acted in good faith and in a manner reasonably believed to be in the best interests of Prosper, and with respect to criminal proceedings, such person had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding by judgment, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, by itself, create the presumption that such person did not satisfy the above standards.  Moreover, with respect to third party proceedings, we are not obligated to provide indemnification if such person has been adjudged to be liable to Prosper, unless a court of competent jurisdiction determines such person is entitled to indemnification in view of all the circumstances of the case.  In addition, under the indemnification agreements, we are not obligated to provide indemnification:

•                  for any proceedings or claims initiated or brought voluntarily by such person and not by way of defense, other that a proceeding to establish such person’s right to indemnification;

•                  for any expenses incurred by such person with respect to any proceeding instituted by such person to enforce and interpret the terms of his indemnification agreement, unless a court of competent jurisdiction determines that each of the material assertions made by such person in that proceeding was not made in good faith or was frivolous;

•                  for any expenses and liabilities that have been paid directly to such person under a directors’ and officers’ liability insurance policy maintained by Prosper; and

•                  for expenses and payment of profits arising from the purchase and sale by such person of securities in violation of Section 16(b) of the Exchange Act.

The indemnification agreements also provide that we agree to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or our amended and restated certificate of incorporation or bylaws.  Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements and that, to the extent permitted by law, any future changes under Delaware law that would limit the ability of a Delaware corporation to indemnify its officers and directors shall have no effect on our indemnification obligations as set forth in such agreements.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common and preferred stock issued, warrants exercisable for common and preferred stock issued, convertible notes issued and options granted by us since our inception.  Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.  No underwriters were involved in the sale of any of the securities set forth below.

In February 2006, we issued and sold to investors an aggregate of 3,310,382 shares of our Series B convertible preferred stock (“Series B”) at a purchase price of $3.776 per share for an aggregate consideration of $12,412,301, net of issuance cost of $87,700.  In June 2007, we issued and sold to investors an aggregate of 2,063,558 shares of Series C convertible preferred stock (“Series C”) at a purchase price of $9.692 per share for an aggregate consideration of $19,916,945, net of issuance costs of $80,996.  These securities were sold in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering.

During the years ended December 31, 2008, 2007 and 2006, we granted 4,000, 3,000 and 1,000 fully vested common shares, respectively, to employees for services.  All shares in 2006 and 2,000 of the shares issued in 2007 were granted at $0.50 per share.  All shares in 2008 and 1,000 shares granted in 2007 were granted at $2.17.  In addition, we granted 1,500 and 2,500 immediately vested common shares at $2.17 per share to non-employees for services during the years ended December 31, 2008 and 2007, and 11,294 immediately vested shares at $0.50 per share in 2006.  In 2006, we also issued 26,483 shares of common stock valued at $0.50 per share as partial payment to acquire the Prosper.com domain name.  These securities were sold or granted in reliance on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) of the Securities Act relative to sales by an issuer not involving a public offering.

During the years ended December 31, 2008, 2007 and 2006, we granted stock options to purchase an aggregate of 2,737,227 shares of our common stock, of which options to purchase 1,355,571 shares were cancelled and options to purchase 208,667 shares were exercised.  The options were granted at various exercise prices as set forth in Note 11 to audited financial statements.  The options were granted to employees and consultants pursuant to our 2005 Plan or other written compensatory plans or arrangements.  The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.  The grants of stock options and the shares of common stock issuable upon the exercise of the options and the shares of restricted stock were issued pursuant to written compensatory plans or arrangements with our employees and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder.

In December 2008, the Company received Board approval to extend an offer to exchange a total of 397,500 options held by certain employees with an exercise price of $1.38 per share, which was below the then current fair market value of the Company’s common stock, for 454,405 new options with an exercise price of $1.94 per share.  With the exception of the exercise price, the new options have the same terms and conditions of the original grants.  The exchange offer was conducted pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

Item 16.  Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 29th day of May, 2009.

PROSPER MARKETPLACE, INC.

By	/s/ Christian A. Larsen
Christian A. Larsen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Christian A. Larsen	Chief Executive Officer (Principal Executive	May 29, 2009
	Christian A. Larsen	Officer); Director

	*	Chief Financial Officer (Principal Financial	May 29, 2009
	Kirk T. Inglis	and Accounting Officer)

	*	Director	May 29, 2009
James W. Breyer

	*	Director	May 29, 2009
Lawrence W. Cheng

	*	Director	May 29, 2009
Robert C. Kagle

*By:	/s/ Christian A. Larson
Christian A. Larson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1**	Amended and Restated Certificate of Incorporation of the Registrant

3.2**	Bylaws of the Registrant, dated March 22, 2005

4.1	Form of Prosper Borrower Payment Dependent Note (included as Exhibit A in Exhibit 4.2)

4.2	Form of Indenture between Prosper Marketplace, Inc. and to be named commercial bank

5.1*	Opinion of Morrison & Foerster LLP

8.1*	Opinion of Morrison & Foerster LLP

10.1	Form of Borrower Registration Agreement

10.2	Form of Lender Registration Agreement (Note Commitment, Purchase and Sale Agreement)

10.3	Loan Account Program Agreement, dated April 14, 2008, between WebBank and Prosper Marketplace, Inc.(1)

10.4	Loan Sale Agreement, dated April 14, 2008, between WebBank and Prosper Marketplace, Inc.(1)

10.5**	Hosting Services Agreement, dated March 3, 2009, between FOLIOfn Investments, Inc. and Prosper Marketplace, Inc.

10.6**	Prosper-Folio Services Agreement, dated March 3, 2009, between FOLIOfn Investments, Inc. and Prosper Marketplace, Inc.

10.7**	Prosper-Folio Software License Agreement, dated March 3, 2009, between FOLIOfn Investments, Inc. and Prosper Marketplace, Inc.

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (see page II- 6 of this registration statement)

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

*	To be filed by amendment
**	Previously filed
(1)	Certain portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act.